Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

(Mark One)

☐	Registration Statement Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

☒	Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Fiscal Year Ended December 31, 2015

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

☐	Shell Company Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission file number 001-37669

Nomad Foods Limited

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands

(Jurisdiction of Incorporation or Organization)

No. 5 New Square

Bedfont Lakes Business Park

Feltham, Middlesex TW14 8HA

(Address of Principal Executive Offices)

Paul Kenyon

Chief Financial Officer

No. 5 New Square

Bedfont Lakes Business Park

Feltham, Middlesex TW14 8HA

Telephone:+(44) 208 918 3200

Facsimile:+(44) 208 918 3491

(Name, Telephone, E-mail and/or Facsimile Number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which Registered
Ordinary Shares, no par value	New York Stock Exchange

Securities registered or to be registered pursuant to Section 12(g) of the Act:  None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:  Preferred Shares, no par value

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report. 178,444,900 Ordinary Shares and 1,500,000 Preferred Shares

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  ☐  Yes     ☒  No

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.  ☐  Yes     ☒  No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  ☒  Yes    ☐  No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  ☐  Yes    ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer        ☐            Accelerated filer      ☐          Non-accelerated filer☒

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP☐	International Financial Reporting Standards as Issued by the International Accounting Standards Board☒	Other☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow.  ☐  Item 17    ☐  Item 18

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  ☐  Yes    ☒  No

i

TERMS USED IN THIS REPORT

Unless the context otherwise requires, in this annual report, the term(s) (1) “we,” “us,” “our,” “Company,” “Nomad” and “our business” refer to Nomad Foods Limited (formerly known as Nomad Holdings Limited), (2) “Nomad Holdings” refers solely to Nomad Foods Limited, (3) “Iglo” and “the Iglo Group” refer solely to Iglo Foods Holdings Limited and its consolidated subsidiaries which we purchased on June 1, 2015 and (4) “Findus” and “the Findus Group” refers to Findus Sverige AB (and its consolidated subsidiaries) which we purchased from Lion/Gem Luxemborg 3 S.a.r.l. (the “Findus Parent”) on November 2, 2015 (the “Findus Acquisition”). All references in this annual report to the “Predecessor” refer to Iglo for all periods prior to its acquisition by Nomad Holdings (the “Iglo Acquisition”) and all references to the “Successor” refer to the Company for all periods after the Iglo Acquisition.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

In this annual report, references to “Euro” and “€” are to the single currency adopted by participating member states of the European Union relating to Economic and Monetary Union, references to “$”, “US$” and “U.S. Dollars” are to the lawful currency of the United States of America, and references to “Pound Sterling”, “Sterling” and “£” are to the lawful currency of the United Kingdom.

The historical financial information for the Company, Nomad Holdings and the Iglo Group has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS IASB”) and International Financial Reporting Standards as endorsed by the European Union (together “IFRS”) which can differ in certain significant respects from U.S. GAAP.

Unless otherwise noted, all financial information for the Company and Iglo provided in this annual report is denominated in Euros.

Historical Financial Information

This annual report includes our consolidated financial statements as of December 31, 2015 and March 31, 2015 in relation to the Company and December 31, 2014 in relation to Iglo and for the nine months ended December 31, 2015 (the “Fiscal 2015 Transition Period”), the year ended March 31, 2015 (the “Fiscal 2015 Period”), the five months ended May 31, 2015 (the “Fiscal 2015 Predecessor Stub Period”) and the years ended December 31, 2014 (the “Fiscal 2014 Predecessor Period”) and December 31, 2013 (the “Fiscal 2013 Predecessor Period”).

Non-IFRS Financial Measures

In this annual report, we present certain supplemental financial measures that are not recognized by IFRS. These financial measures are unaudited and have not been prepared in accordance with IFRS, SEC requirements or the accounting standards of any other jurisdiction. The non-IFRS financial measures used in this annual report are Adjusted EBITDA and Adjusted EBITDA margin. For additional information on why we present non-IFRS financial measures, the limitations associated with using non-IFRS financial measures and reconciliations of our non-IFRS financial measures to the most comparable applicable IFRS measure, see Item 3A: Key Information—Selected Financial Data and Item 5: Operating and Financial Review and Prospects.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data throughout this annual report from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by Euromonitor. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of the information contained in industry publications is not guaranteed. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source. Further, while we believe the market opportunity information included in this annual report is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in Item 3D: Key Information - Risk Factors. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. See Cautionary Note Regarding Forward-Looking Statements.

Market share data presented throughout this annual report is measured by retail sales value. The frozen food market data we refer to throughout this annual report includes the following categories: Frozen Processed Meat, Frozen Processed Seafood, Frozen Meat Substitutes, Frozen Pizza, Frozen Ready Meals, Frozen Noodles, Frozen Soup, Frozen Baked Goods and Processed Frozen Vegetables.

TRADEMARKS

We operate under a number of trademarks, including, among others, “Iglo,” “Birds Eye” and “Findus”, all of which are registered under applicable intellectual property laws. This annual report contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this annual report may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this annual report constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. Forward-looking statements included in this annual report include statements regarding:

•	our intent to profitably grow our business through our strategic initiatives;

•	our intent to seek additional acquisition opportunities in food products and our expectation regarding competition for acquisitions;

•	our beliefs regarding our competitive strengths and ability to successfully compete in the markets in which we participate;

•	our expectations concerning consumer demand for our products, our future growth opportunities, market share and sales channels;

•	our future operating and financial performance;

•	the anticipated benefits of the Iglo Acquisition and Findus Acquisition;

•	our intent to settle any Founder Preferred Shares Annual Dividend Amount with equity;

•	our belief that we have sufficient spare capacity to accommodate future growth in our main product categories and to accommodate the seasonal nature of some of our products;

•	our intent to rely on some of the available foreign private issuer exemptions to the New York Stock Exchange (the “NYSE”) corporate governance rules;

•	the accuracy of our estimates and key judgments regarding certain tax matters and accounting valuations; and

•	our belief regarding our ability to comply with environmental, health and other applicable regulatory matters.

The forward-looking statements contained in this annual report are based on assumptions that we have made in light of our management’s experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider this annual report, you should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors include but are not limited to:

•	the anticipated benefits from the Iglo Acquisition and Findus Acquisition may take longer to realize and may cost more to achieve than expected;

•	the loss of any of our executive officers or members of our senior management team or other key employees;

•	the loss of any of our major customers or a decrease in demand for our products;

•	our ability to effectively compete in our markets;

•	changes in consumer preferences and our failure to anticipate and respond to such changes or to successfully develop and renovate products;

•	our ability to protect our brand names and trademarks;

•	economic conditions that may affect our future performance including exchange rate fluctuations;

•	fluctuations in the availability of food ingredients and packaging materials that we use in our products;

•	disruptions in our information technology systems, supply network, manufacturing and distribution facilities or our workforce or the workforce of our suppliers;

•	increases in operating costs, including labor costs, and our ability to manage our cost structure;

•	the incurrence of liabilities not covered by our insurance;

•	the loss of our foreign private issuer status;

•	the effects of reputational damage from unsafe or poor quality food products, particularly if such issues involve products we manufactured or distributed;

•	our failure to comply with, and liabilities related to, environmental, health and safety laws and regulations; and

•	changes in applicable laws or regulations.

These and other factors are more fully discussed in Item 3D: Key Information - Risk Factors and elsewhere in this annual report. These risks could cause actual results to differ materially from those implied by forward-looking statements in this annual report.

All information contained in this annual report is materially accurate and complete as of the date of this annual report. You should keep in mind, however, that any forward-looking statement made by us in this annual report, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not undertake any obligation to update or revise any forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this annual report or elsewhere might not occur.

PART I

Item 1:         Identity of Directors, Senior Management and Advisors

A.	Directors and Senior Management

Not applicable.

B.	Advisers

Not applicable.

C.	Auditors

Not applicable.

Item 2:         Offer Statistics and Expected Timetable

A.	Offer Statistics

Not applicable.

B.	Method and Expected Timetable

Not applicable.

Item 3:         Key Information

A.    Selected Financial Data

The following table sets forth selected historical consolidated financial and other data for the Company and Iglo for the periods presented. The selected historical consolidated financial data below should be read in conjunction with our Audited Consolidated Financial Statements and related notes (Item 18), as well as Item 4: Information on the Company and Item 5: Operating and Financial Review and Prospects of this annual report.

Following the Iglo Acquisition, Iglo is considered to be our Predecessor under applicable SEC rules and regulations.

In June 2015, the Board of Directors approved a change in Nomad’s fiscal year end from March 31 to December 31 in order to align Nomad’s fiscal year with the Iglo Group’s historical reporting calendar. As a result of this change, the consolidated statements include presentation of the Successor nine month period from April 1, 2015 to December 31, 2015.

The statement of income data for the Fiscal 2015 Transition Period, Fiscal 2015 Period, Fiscal 2015 Predecessor Stub Period, Fiscal 2014 Predecessor Period and Fiscal 2013 Predecessor Period and the balance sheet data as of December 31, 2015, March 31, 2015 and December 31, 2014 have been derived from our audited consolidated financial statements included elsewhere in this annual report. Financial information for Iglo as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2012 and December 31, 2011, have been derived from audited financial statements not included elsewhere in this annual report.

Neither the Successor nor the Predecessor declared or paid cash dividends in the periods presented. All results are continuing.

	Successor 9 months ended Dec 31 2015 €m	Successor Year ended Mar 31 2015 €m	Predecessor 5 months ended May 31 2015 €m	Predecessor Year ended Dec 31 2014 €m	Predecessor Year ended Dec 31 2013 €m	Predecessor Year ended Dec 31 2012 €m	Predecessor Year ended Dec 31 2011 €m
Statement of Income data:
Revenue	894.2	-	640.3	1,500.9	1,505.8	1,572.7	1,566.3
Cost of sales	(663.0)	-	(417.9)	(970.9)	(1,001.8)	(1,028.9)	(1,028.2)
Gross profit	231.2	-	222.4	530.0	504.0	543.8	538.1
Other operating expenses	(138.6)	(0.7)	(109.5)	(254.2)	(231.8)	(222.4)	(244.8)
Exceptional items	(58.1)	(0.7)	(84.3)	(52.9)	(83.8)	(53.6)	(46.4)
Charge related to Founder Preferred Shares Annual Dividend Amount	(349.0)	(165.8)	-	-	-	-	-
Charge related to Warrant redemption liability	0.4	(0.4)	-	-	-	-	-
Operating (loss)/profit	(314.1)	(167.6)	28.6	222.9	188.4	267.8	246.9
Net finance costs	(35.5)	0.1	(115.7)	(290.2)	(227.6)	(302.4)	(322.9)
Loss before tax	(349.6)	(167.5)	(87.1)	(67.3)	(39.2)	(34.6)	(76.0)
Taxation	12.3	-	(40.9)	(41.8)	(2.0)	(43.5)	(6.1)
Loss for the period	(337.3)	(167.5)	(128.0)	(109.1)	(41.2)	(78.1)	(82.1)
Basic and diluted weighted number of shares	145,590,810	50,025,000	n.p.	n.p.	n.p.	n.p.	n.p.
Basic and diluted loss per share	(2.32)	(3.35)	n.p.	n.p.	n.p.	n.p.	n.p.
Balance Sheet data:
Total assets	4,929.7	447.4	n.p.	3,543.4	3,461.2	3,497.3	3,627.1
Total equity	1,888.1	274.9	n.p.	(657.5)	(550.4)	(506.5)	(413.1)
Share capital	-	-	n.p.	0.1	0.1	0.1	7.0

n.p. not presented

Currency and Exchange Rates. Our reporting currency is the Euro. The following table sets forth, for the periods and dates indicated, the period end, average, high and low exchange rates in U.S. Dollars per €1.00.

Average
Year ended December 31, 2015	$1.1127
Year ended December 31, 2014	$1.2098
Year ended December 31, 2013	$1.3743
Year ended December 31, 2012	$1.3193
Year ended December 31, 2011	$1.2961

	High	Low
March 2016 (as of March 28, 2016)	$1.1318	$1.0868
February 2016	$1.1323	$1.0873
January 2016	$1.0985	$1.0711
December 2015	$1.1060	$1.0524
November 2015	$1.1053	$1.0556
October 2015	$1.1474	$1.0923
September 2015	$1.1435	$1.1120

Our inclusion of these exchange rates and other exchange rates specified elsewhere in this annual report should not be construed as representations that the Euro amounts actually represent such U.S. Dollar amounts or could have been or could be converted into U.S. Dollars at any particular rate, if at all. The Euro foreign exchange reference rate used in this annual report is the current noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. On March 28, 2016, this rate was $1.1196 per €1.00. These exchange rates may differ from the exchange rate in effect on and as of the date of this annual report.

B.    Capitalization and Indebtedness

Not applicable.

C.    Reasons for the Offer and Use of Proceeds

Not applicable.

D.    Risk Factors

An investment in our ordinary shares carries a significant degree of risk. You should carefully consider the following risks and other information in this annual report, including our consolidated financial statements and related notes included elsewhere in this annual report, before you decide to purchase our ordinary shares. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading price of our ordinary shares could decline and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We operate in a highly competitive market and our failure to compete effectively could adversely affect our results of operations.

The market for frozen food is highly competitive. Our competitors include retailers who promote private label products and well-established branded producers that operate on both a national and an international basis across single or multiple frozen food categories. We also face competition more generally from chilled food, distributors and retailers of fresh products, baked goods and ready-made meals. Our competitors generally compete with us on the basis of price, actual or perceived quality of products, brand recognition, consumer loyalty, product variety, new product development and improvements to existing products. We may not successfully compete with our existing competitors and new competitors may enter the market. Over the last few years, the discounter channel has been growing at a faster rate than the traditional retailer channel. Discounters are supermarket retailers which offer food and grocery products at discounted prices and which typically focus on non-branded rather than branded products. The increase in discounter sales may adversely affect the sales of our branded products.

In addition, we cannot predict the pricing or promotional actions of our competitors or their effect on consumer perceptions or the success of our own advertising and promotional efforts. Our competitors have developed and launched products targeted to compete directly with our products. Our retail customers, most of which promote their own private label products, control the shelf space allocations within their stores. As a result, they may allocate more shelf space to private label products or to our branded competitors’ products in accordance with their respective promotional strategies. Decreases in shelf space allocated to our products, increases in competitor promotional activity, aggressive marketing strategies by competitors or other factors may require us to reduce our prices or invest greater amounts in advertising and promotion of our products to ensure our products remain competitive.

Furthermore, some of our competitors may have substantially greater financial, marketing and other resources than we have. This creates competitive pressures that could cause us to lose market share or require us to lower prices, increase advertising expenditures or increase the use of discounting or promotional campaigns. These competitive factors may also restrict our ability to increase prices, including in response to commodity and other cost increases. If we are unable to continue to respond effectively to these and other competitive pressures, our customers may reduce orders of our products, may insist on prices that erode our margins or may allocate less shelf space and fewer displays for our products. These or other developments could materially and adversely affect our sales volumes and margins and result in a decrease in our operating results, which could have a material adverse effect on our business, financial condition and results of operations.

Sales of our products are subject to changing consumer preferences; if we do not correctly anticipate such changes, our sales and profitability may decline.

There are a number of trends in consumer preferences which have an impact on us and the frozen food industry as a whole. These include, among others, preferences for convenient, natural, better value, healthy and sustainable products. Concerns as to the health impacts and nutritional value of certain foods may increasingly result in food producers being encouraged or required to produce products with reduced levels of salt, sugar and fat and to eliminate trans-fatty acids and certain other ingredients. Consumer preferences are also shaped by concern over the environmental impact of products. The success of our business depends on both the continued appeal of our products and, given the varied backgrounds and tastes of our customer base, our ability to offer a sufficient range of products to satisfy a broad spectrum of preferences. Any shift in consumer preferences in the United Kingdom, Germany, France, Italy, Scandinavia or any other material market in which we operate could have a material adverse effect on our business. Consumer tastes are also susceptible to change. Our competitiveness therefore depends on our ability to predict and quickly adapt to consumer trends, exploiting profitable opportunities for product development without alienating our existing consumer base or focusing excessive resources or attention on unprofitable or short-lived trends. If we are unable to respond on a timely and appropriate basis to changes in demand or consumer preferences, our sales volumes and margins could be adversely affected.

Our future results and competitive position are dependent on the successful development of new products and improvement of existing products, which is subject to a number of difficulties and uncertainties.

Our future results and ability to maintain or improve our competitive position depend on our capacity to anticipate changes in our key markets and to identify, develop, manufacture, market and sell new or improved products in these changing markets successfully. We aim to introduce new products and re-launch and extend existing product lines on a timely basis in order to counteract obsolescence and decreases in sales of existing products as well as to increase overall sales of our products. In addition, we seek to leverage the success of certain of our products in one market by rolling out “local” versions of such products in other markets. The launch and success of new or modified products are inherently uncertain, especially as to the products’ appeal to consumers, and there can be no assurance as to our continuing ability to develop and launch successful new products or variations of existing products. The failure to launch a product successfully can give rise to inventory write-offs and other costs and can affect consumer perception of our other products. Market factors and the need to develop and provide modified or alternative products may also increase costs. In addition, launching new or modified products can result in cannibalization of sales of our existing products if consumers purchase the new product in place of our existing products. If we are unsuccessful in developing new products in response to changing consumer demands or preferences in an efficient and economical manner, or if our competitors respond more effectively than we do, demand for our products may decrease, which could materially and adversely affect our business, financial condition and results of operations.

We are exposed to economic and other trends that could adversely impact our operations in the United Kingdom, Germany, France, Italy, Sweden and Norway.

We conduct operations in our key markets of the United Kingdom, Germany, France, Italy, Sweden and Norway, from which approximately 83% of our revenue was generated during the last fiscal period. We are particularly influenced by economic developments and changes in consumer habits in those countries.

The European food retail industry as a whole has been affected by the recent economic downturn, tighter credit conditions and slow or declining growth. The geographic markets in which we compete have been affected by negative macroeconomic trends which have affected consumer confidence. This can result in consumers purchasing cheaper private label products instead of equivalent branded products. Such macroeconomic trends could, among other things, negatively impact global demand for branded and premium food products, which could result in a reduction of sales or pressure on margins of our branded products or cause an increasing transfer to lower priced product categories. For example, in 2013, our Predecessor recorded an impairment charge with respect to our Belgian operation because of the impact of the then-current economic circumstances in the Belgian frozen food market, where market conditions had been challenging for an extended period of time, and in Italy, we experienced particularly weak economic conditions, which caused customers to purchase more private label goods, which negatively impacted both our net sales and gross margin.

Our inability to source raw materials or other inputs of an acceptable type or quality, could adversely affect our results of operations.

We use significant quantities of food ingredients and packaging materials and are therefore vulnerable to fluctuations in the availability and price of food ingredients, packaging materials, energy costs and other supplies. In particular, raw materials such as fish, livestock and crops have historically represented a significant portion of our cost of sales, and accordingly, adverse changes in raw material prices can impact our results of operations.

Specifically, the availability and the price of fish, vegetables and other agricultural commodities, including poultry and meat, can be volatile. We are also affected by the availability of quality raw materials, most notably fish, which can be impacted by the fishing and agricultural policies of the European Union including national or international quotas that can limit volume of raw materials. General economic conditions, unanticipated demand, problems in manufacturing or distribution, natural disasters, weather conditions during the growing and harvesting seasons, plant, fish and livestock diseases and local, national or international quarantines can also adversely affect availability and prices of commodities in the long and short term.

While we attempt to negotiate fixed prices for certain materials with our suppliers for periods ranging from one month to a full year, we cannot guarantee that our strategy will be successful in managing input costs if prices increase for extended periods of time. Moreover, there is no market for hedging against price volatility for certain raw materials and accordingly such materials are bought at the spot rate in the market.

Our ability to avoid the adverse effects of a pronounced, sustained price increase in raw materials is limited. Any increases in prices or scarcity of ingredients or packaging materials required for our products could increase our costs and disrupt our operations. If the availability of any of our inputs is constrained for any reason, we may not be able to obtain sufficient supplies or supplies of a suitable quality on favorable terms or at all. Such shortages could materially adversely affect our market share, business, financial condition and results of operations.

Our inability to pass on price increases for materials or other inputs to our customers could adversely affect our results of operations.

Our ability to pass through increases in the prices of raw materials to our customers depends, among others, on prevailing competitive conditions and pricing methods in the markets in which we operate, and we may not be able to pass through such price increases to our customers. Even if we are able to pass through increases in prices, there is typically a time lag between cost increases impacting our business and implementation of product price increases during which time our gross margin may be negatively impacted. Recovery of cost inflation can also lead to disparities in retailers’ shelf-prices between different brands which can result in a competitive disadvantage and volume decline. During our negotiations to increase our prices to recover cost increases, customers may take actions which exacerbate the impact of such cost increases, for example by ceasing to offer our products or deferring orders until negotiations have ended. Our inability to pass through price increases in raw materials and preserve our profit margins in the future could materially adversely affect our business, financial condition and results of operations.

We rely on sales to a limited number of large food retailers and should they perform poorly or give higher priority to private label or other brands or products or if the concentration and buying power of these large retailers increase, our business could be adversely affected.

Our customers include supermarkets and large chain food retailers in the United Kingdom, Germany, France, Italy and Scandinavia. Throughout our markets, the food retail segments are highly concentrated. In recent years, the major multiple retailers in those countries have increased their share of the grocery market and price competition between those retailers has intensified. This price competition has led the major multiple retailers to seek lower prices from their suppliers, including us. The strength of the major multiple retailers’ bargaining position gives them significant leverage over their suppliers in negotiating pricing, product specification and the level of supplier participation in promotional campaigns and offers, which can reduce our margins. Further consolidation among the major multiple retailers or disproportionate customer grow in relation to their competitors could increase their relative negotiating power and allow them to force a negative shift in our trade terms. Our results of operations could also be adversely affected if these retailers suffer a significant deterioration in sales performance, if we are required to reduce our prices or increase our promotional spending activity as a consequence of an increase in the strength of the major multiple retailers’ bargaining position, if we are unable to collect accounts receivable from our major customers, if we lose business from a major retail customer or if our relationship with a major customer deteriorates.

Our retail customers also offer private label products that compete directly with our products for retail shelf space and consumer purchases. Private label products typically have higher margins for retailers than other branded products. Accordingly, there is a risk that our customers may give higher priority to private label products or the branded products of our competitors, which would adversely affect sales of our products. Our major multiple retail customers are also expanding into non-food product lines in their stores, thereby exerting pressure on shelf space for other categories such as food products. We may be unable to adequately respond to these trends and, as a result, the volume of our sales may decrease or we may need to lower the prices of our products, either of which could adversely affect our business, financial condition and results of operations.

We do not have long-term contractual agreements with our key customers, which exposes us to increased risks with respect to such customers.

As is typical in the food industry, sales to our key customers in our major markets are made on a daily demand basis. We generally do not have long-term contractual commitments to supply such customers and must renegotiate supply and pricing terms of our products on a regular basis. Customarily, trade terms are renegotiated annually; however, ad-hoc changes are often made on an informal basis, such as by email, to reflect discounts and promotional arrangements. Amounts paid are subject to end of period reconciliations to reflect these informal arrangements. In some cases, our customers have claimed reimbursement for informal discount arrangements going back multiple periods. In addition, we do not have written contractual arrangements with a number of our other customers. Most of our customer relationships or arrangements could be terminated or renegotiated at any time and, in some cases, without reasonable notice.

Our customers may not be creditworthy.

Our business is subject to the risks of nonpayment and nonperformance by our customers. We manage our exposure to credit risk through credit analysis and monitoring procedures, and sometimes use letters of credit, prepayments and guarantees. However, these procedures and policies cannot fully eliminate customer credit risk, and to the extent our policies and procedures prove to be inadequate, it could negatively affect our financial condition and results of operations. In addition, some of our customers may be highly leveraged and subject to their own operating and regulatory risks and, even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with such parties. We do not maintain credit insurance to insure against customer credit risk. If our customers fail to fulfill their contractual obligations, it may have an adverse effect on our business, financial condition and results of operation.

Failure to protect our brand names and trademarks could materially affect our business.

Our principal brand names and trademarks (such as Birds Eye, Iglo and Findus) are key assets of our business and our success depends upon our ability to protect our intellectual property rights. We rely upon trademark laws to establish and protect our intellectual property rights, but cannot be certain that the actions we have taken or will take in the future will be adequate to prevent violation of our proprietary rights. Litigation may be necessary to enforce our trademark or proprietary rights or to defend us against claimed infringement of the rights of third parties. In addition, the Birds Eye brand, which we use in the United Kingdom, is used by other producers in the United States and Australia. Even though the brands have different logos, adverse publicity from such other markets may negatively impact the perception of our brands in our respective markets. Adverse publicity, legal action or other factors could lead to substantial erosion in the value of our brands, which could lead to decreased consumer demand and could have a material adverse effect on our business, financial condition and results of operations.

Health concerns or adverse developments with respect to the safety or quality of products of the food industry in general or our own products specifically may damage our reputation, increase our costs of operations and decrease demand for our products.

Food safety and the public’s perception that our products are safe and healthy are essential to our image and business. We sell food products for human consumption, which subjects us to safety risks such as product contamination, spoilage, misbranding or product tampering. Product contamination, including the presence of a foreign object, substance, chemical or other agent or residue or the introduction of a genetically modified organism, could require product withdrawals or recalls or the destruction of inventory, and could result in negative publicity, temporary plant closures and substantial costs of compliance or remediation. For example, while it did not significantly impact our Predecessor’s business, many food companies had to deal with the reputational impact of the industry-wide horsemeat contamination issue that arose across most European food markets in January 2013. In addition, food producers, including us, have been targeted by extortion attempts that threatened to contaminate products displayed in supermarkets. Such attempts can result in the temporary removal of products from shelf displays as a precautionary measure and result in lost revenue. We may also be impacted by publicity concerning any assertion that our products caused illness or injury. In addition, we could be subject to claims or lawsuits relating to an actual or alleged illness stemming from product contamination or any other incidents that compromise the safety and quality of our products. Any significant lawsuit or widespread product recall or other events leading to the loss of consumer confidence in the safety and quality of our products could damage our brand, reputation and image and negatively impact our sales, profitability and prospects for growth. In addition, product recalls are difficult to foresee and prepare for and, in the event we are required to recall one or more of our products, such recall may result in loss of sales due to unavailability of our products and may take up a significant amount of our management’s time and attention. We maintain systems designed to monitor food safety risks and require our suppliers to do so as well. However, we cannot guarantee that our efforts will be successful or that such risks will not materialize. In addition, although we attempt, through contractual relationships and regular inspections, to control the risk of contamination caused by third parties in relation to the several manufacturing and distribution processes we outsource, we cannot guarantee that our efforts will be successful or that contamination of our products by third parties will not materialize.

We are also subject to further risks affecting the food industry generally, including risks posed by widespread contamination and evolving nutritional and health-related concerns. Regulatory authorities may limit the supply of certain types of food products in response to public health concerns and consumers may perceive certain products to be unsafe or unhealthy. For example, due to avian flu, we or our suppliers could be required to find alternative supplies or ingredients that may or may not be available at commercially reasonable prices and within the required time. In addition, governmental regulations may require us to identify replacement products to offer to our customers or, alternatively, to discontinue certain offerings or limit the range of products we offer. We may be unable to find substitutes that are as appealing to our customer base, or such substitutes may not be widely available or may be available only at increased costs. Such substitutions or limitations could also reduce demand for our products.

We could also be subject to claims or lawsuits relating to an actual or alleged illness or injury or death stemming from the consumption of a misbranded, altered, contaminated or spoiled product, which could negatively affect our business. Awards of damages, settlement amounts and fees and expenses resulting from such claims and the public relations implications of any such claims could have an adverse effect on our business. The availability and price of insurance to cover claims for damages are subject to market forces that we do not control, and such insurance may not cover all the costs of such claims and would not cover damage to our reputation. Even if product liability claims against us are not successful or fully pursued, these claims could be costly and time consuming, increase our insurance premiums and divert our management’s time and resources towards defending them rather than operating our business. In addition, any adverse publicity concerning such claims, even if unfounded, could cause customers to lose confidence in the safety and quality of our products and damage our reputation and brand image.

We are exposed to local business and tax risks in many different countries.

We operate in various countries in Europe, predominantly in the United Kingdom, Germany, France, Italy, Sweden and Norway. As a result, our business is subject to risks resulting from differing legal, political, social and regulatory requirements, economic conditions and unforeseeable developments in these markets, all or any of which could result in disruption of our activities. These risks include, among others, political instability, differing economic cycles and adverse economic conditions, unexpected changes in regulatory environments, currency exchange rate fluctuations, inability to collect payments or seek recourse under or comply with ambiguous or vague commercial or other laws, changes in distribution and supply channels, foreign exchange controls and restrictions on repatriation of funds, and difficulties in attracting and retaining qualified management and employees. Our overall success in the markets in which we operate depends, to a considerable extent, on our ability to effectively manage differing legal, political, social and regulatory requirements, economic conditions and unforeseeable developments. We cannot guarantee that we will succeed in developing and implementing policies and strategies which will be effective in each location where we do business.

We currently have limited operations in certain Central and Eastern European countries which may be subject to a higher degree of political and economic risk and additional risks such as significant uncertainties regarding the interpretation, application and enforceability of laws and regulations and the enforceability of contract and intellectual property rights.

We must comply with complex and evolving tax regulations in the various jurisdictions in which we operate, which subjects us to international tax compliance risks. Some tax jurisdictions in which we operate have complex and subjective rules regarding income tax, value-added tax, sales or excise tax and transfer tax. From time to time, our foreign subsidiaries are subject to tax audits and may be required to pay additional taxes, interest or penalties should the taxing authority assert different interpretations, or different allocations or valuations of our services which could be material and could reduce our income and cash flow from our international subsidiaries. We currently have several pending tax assessments and audits in various jurisdictions including Germany, France and Italy. The agreement by which we acquired the Iglo Group provides for a post-closing adjustment to the purchase price for these German tax matters which we believe is sufficient to address those specific tax matters. The agreement by which we acquired the Findus Group provides for certain indemnifications of tax liabilities which may arise in certain jurisdictions which we believe are sufficient to address these specific tax matters. We have also established, where appropriate, reserves and provisions for tax assessments which we believe to be adequate to address potential tax liabilities.

Our business is dependent on third-party suppliers and changes or difficulties in our relationships with our suppliers may harm our business and financial results.

We outsource some of our business functions to third-party suppliers, such as the processing of certain vegetables and other products, the manufacturing of packaging materials and distribution of our products. Our suppliers may fail to meet timelines or contractual obligations or provide us with sufficient products, which may adversely affect our business. Certain of our contracts with key suppliers, such as for the raw materials we use in our products, are short term, can be terminated by the supplier upon giving notice within a certain period and restrict us from using other suppliers. Also, a number of our supply contracts, including for fish and vegetables, may be terminated by the supplier upon a change in our ownership. Failure to appropriately structure or adequately manage our agreements with third parties may adversely affect our supply of products. We are also subject to credit risk with respect to our third-party suppliers. If any such suppliers become insolvent, an appointed trustee could potentially ignore the service contracts we have in place with such party, resulting in increased charges or the termination of the service contracts. We may not be able to replace a service provider within a reasonable period of time, on as favorable terms or without disruption to our operations. Any adverse changes to our relationships with third-party suppliers could have a material adverse effect on our image, brand and reputation, as well as on our business, financial condition and results of operations.

In addition, to the extent that our creditworthiness is impaired, or general economic conditions decline, certain of our key suppliers may demand onerous payment terms that could materially adversely affect our working capital position, or such suppliers may refuse to continue to supply to us. A number of our key suppliers have taken out trade credit insurance on our ability to pay them. To the extent that such trade credit insurance becomes unobtainable or more expensive due to market conditions, we may face adverse changes to payment terms by our key suppliers or they may refuse to continue to supply us.

A vote by the U.K. electorate in favor of a U.K. exit from the E.U. in a forthcoming in-or-out referendum could adversely impact our business, results of operations and financial condition.

The U.K. Government has announced a referendum regarding the U.K.’s continued membership of the European Union, which will take place on June 23, 2016. Should the U.K. electorate vote in favor of leaving the European Union, the Company may experience increased volatility in the value of the U.K. currency, consumer demand in the U.K. and other markets, and general uncertainty in the overall business environment in which it operates. In addition, changes may occur in regulations that the Company is required to comply with as well as amendments to treaties governing tax, duties, tariffs, etc. which could adversely impact our operations and require us to modify our financial and supply arrangements.

The price of energy we consume in the manufacture, storage and distribution of our products is subject to volatile market conditions.

The price of electricity and other energy resources required in the manufacture, storage and distribution of our products is subject to volatile market conditions. These market conditions are often affected by political and economic factors beyond our control, including, for instance, the energy policies of the countries in which we operate. For example, the German government’s decision to phase out nuclear power generation by 2022 could cause electricity prices and price volatility in Germany to increase. Any sustained increases in energy costs could have an adverse effect on the attractiveness of frozen food products for our customers and consumers and could affect our competitive position if our competitors’ energy costs do not increase at the same rate as ours. In addition, disruptions in the supply of energy resources could temporarily impair our ability to manufacture products for our customers. Such disruptions may also occur as a result of the loss of energy supply contracts or the inability to enter into new energy supply contracts on commercially attractive terms. Furthermore, natural catastrophes or similar events could affect the electricity grid. Any such disruptions, or increases in energy costs as a result of the aforementioned factors or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

Increased distribution costs or disruption of transportation services could adversely affect our business and financial results.

Distribution costs have historically fluctuated significantly over time, particularly in connection with oil prices, and increases in such costs could result in reduced profits. In addition, certain factors affecting distribution costs are controlled by our third party carriers. To the extent that the market price for fuel or freight or the number or availability of carriers fluctuates, our distribution costs could be affected. Furthermore, temporary or long-term disruption of transportation services due to weather-related problems, strikes, lockouts or other events could impair our ability to supply products affordably and in a timely manner or at all. Failure to deliver our perishable food products promptly could also result in inventory spoilage. These factors could impact our commercial reputation and result in our customers reducing their orders or ceasing to order our products. Any increases in the cost of transportation, and any disruption in transportation, could have a material adverse effect on our business, financial condition and results of operations. We require the use of refrigerated vehicles to ship our products and such distribution costs represent an important element of our cost structure. We are dependent on third parties for almost all of our transportation requirements. In Italy, our distribution network is shared with Unilever’s ice cream business, which provides us with an advantage over smaller market participants. Our arrangement with Unilever is governed by a distribution agreement which expires on December 31, 2018.

Any disruptions in our information technology systems could harm our business and reduce our profitability.

We rely on our information technology systems for communication among our suppliers, manufacturing plants, distribution functions, headquarters and customers. Our performance depends on the availability of accurate and timely data and other information from key software applications to aid day-to-day business and decision-making processes. We may be adversely affected if our controls designed to manage information technology operational risks fail to contain such risks. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure and to maintain the related automated and manual control processes, we could be subject to adverse effects including billing and collection errors, business disruptions, in particular concerning our manufacturing and logistics functions, and security breaches. Any disruption caused by failings in our information technology infrastructure equipment or of communication networks, could delay or otherwise impact our day-to-day business and decision-making processes and negatively impact our performance. In addition, we are reliant on third parties to service parts of our IT infrastructure. Failure on their part to provide good and timely service may have an adverse impact on our information technology network. Furthermore, we do not control the facilities or operations of our suppliers. An interruption of operations at any of their or our facilities or any failure by them to deliver on their contractual commitments may have an adverse effect on our business, financial condition and results of operations.

Our supply network and manufacturing and distribution facilities could be disrupted by factors beyond our control such as extreme weather, fire and other natural disasters.

Severe weather conditions and natural disasters, such as storms, floods, droughts, frosts, earthquakes or pestilence, may affect the supply of the raw materials that we use for the manufacturing of our products. For example, changing climate may cause flooding and drought in crop growing areas or changes in sea temperatures affecting marine biomass, fishing catch rates and overall fishing conditions. In addition, drought or floods may affect the feed supply for red meat and poultry, which in turn may affect the quality and availability of protein sources for our products. Competing food producers can be affected differently by weather conditions and natural disasters depending on the location of their supply sources. If our supplies of raw materials are reduced, we may not be able to find adequate supplemental supply sources, if at all, on favorable terms, which could have a material adverse effect on our business, financial condition and results of operation.

In addition, our manufacturing facilities may be subject to damage. For example, our Lowestoft and Bremerhaven manufacturing facilities are situated in regions which have historically been prone to flooding. Extensive damage to any of our ten major manufacturing facilities, whether as a result of floods, fire or other natural disasters, could, to the extent that lost production could not be compensated for by unaffected facilities, severely affect our ability to conduct our business operations and, as a result, adversely affect our business, financial condition and results of operations.

Furthermore, as we lease parts of our Boulogne, Bremerhaven, Lowestoft, Tonsberg and Valladolid sites, the use of these properties is subject to certain terms and conditions, the breach of which could affect our ability to continue use of these properties which in turn may disrupt our operations and may materially adversely affect our results of operations.

We may be unable to realize the expected benefits of actions taken to align our resources, operate more efficiently and control costs.

We periodically take actions, such as workforce reductions, plant closures and consolidations, and other cost reduction initiatives, to align our resources with our growth strategies, operate more efficiently and control costs. As these plans and actions are complex, unforeseen factors could result in expected savings and benefits to be delayed or not realized to the full extent planned, could negatively impact labor relations, including causing work stoppages, and could lead to disruptions in our business and operations and higher short-term costs related to severance and related capital expenditures. On March 31, 2016, we announced the decision to request negotiations with the relevant trade unions about a potential closure of our factory and pea processing operations in Bjuv, Sweden by the end of 2016 with production expected to move to our Reken and Bremerhaven factories in Germany. We may be unable to realize the expected benefits of these actions which could potentially adversely affect our profitability and operations.

Significant disruption in our workforce or the workforce of our suppliers could adversely affect our business, financial condition and results of operations.

As of December 31, 2015, we employed approximately 4,395 employees, of which approximately 1,258 were located in Germany, 876 were located in the United Kingdom, 371 were located in France, 476 were located in Italy and 987 were located in Scandinavia. Approximately 54.3% of our employees work in our manufacturing operations. We have in the past, and may in the future, experience labor disputes and work stoppages at one or more of our manufacturing sites due to localized strikes or strikes in the larger retail food industry sector. In mid-2013, at our Predecessor’s Cisterna, Italy facility, we experienced a three-week strike following two years of restructuring which had seen a reduction in the workforce by almost 200 employees in three successive phases. The strike temporarily adversely affected the efficiency of the operations at that manufacturing plant. We have also been involved in negotiations on collective bargaining agreements. A labor stoppage or other interruption at one of our ten manufacturing sites would impact our ability to supply our customers and could have a pronounced effect on our operations. Future labor disturbance or work stoppage at any of our or our suppliers’ facilities in Germany, the United Kingdom, Italy or elsewhere may have an adverse effect on such facility’s operations and, potentially, on our business, financial condition and results of operations.

Higher labor costs could adversely affect our business and financial results.

We compete with other producers for good and dependable employees. The supply of such employees is limited and competition to hire and retain them may result in higher labor costs. Furthermore, a substantial majority of our employees are subject to national minimum wage requirements. If legislation is enacted in these countries that has the effect of raising the national minimum wage requirements, requires additional mandatory employee benefits or affects our ability to hire or dismiss employees, we could face substantially higher labor costs. High labor costs could adversely affect our profitability if we are not able to pass them on to our customers.

We are dependent upon key executives and highly qualified managers and we cannot assure their retention.

Our success depends, in part, upon the continued services of key members of our management. Our executives’ and managers’ knowledge of the market, our business and our company represents a key strength of our business, which cannot be easily replicated. The success of our business strategy and our future growth also depend on our ability to attract, train, retain and motivate skilled managerial, sales, administration, development and operating personnel.

There can be no assurance that our existing personnel will be adequate or qualified to carry out our strategy, or that we will be able to hire or retain experienced, qualified employees to carry out our strategy. The loss of one or more of our key management or operating personnel, or the failure to attract and retain additional key personnel, could have a material adverse effect on our business, financial condition and results of operations.

Costs or liabilities relating to compliance with applicable directives, regulations and laws could have a material adverse effect on our business, financial condition and results of operations.

As a producer of food products for human consumption, we are subject to extensive regulation in the United Kingdom, Germany, France, Italy, Sweden, Norway and other countries in which we operate, as well as the European Union, that governs production, composition, manufacturing, storage, transport, advertising, packaging, health, quality, labeling, safety and distribution standards. In addition, national regulations that have implemented European directives applicable to frozen products establish highly technical requirements regarding labeling, manufacturing, transportation and storage of frozen food products. For example, regulations of the European Parliament and Council published in October 2011 changed rules relating to the presentation of nutritional information on packaging and other rules on labeling. Local governmental authorities also set out health and safety related conditions and restrictions. Any failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, product recalls or asset seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, our facilities and our suppliers’ facilities are subject to licensing, reporting requirements and official quality controls by numerous governmental authorities. These governmental authorities include European, national and local health, environmental, labor relations, sanitation, building, zoning, and fire and safety departments. Difficulties in obtaining or failure to obtain the necessary licenses or approval could delay or prevent the development, expansion or operation of a given production or warehouse facility. Any changes in those regulations may require us to implement new quality controls and possibly invest in new equipment, which could delay the development of new products and increase our operating costs.

All of our products must comply with strict national and international hygiene regulations. Our facilities and our suppliers’ facilities are subject to regular inspection by authorities for compliance with hygiene regulations applicable to the sale, storage and manufacturing of foodstuffs and the traceability of genetically modified organisms, meats and other raw materials. Additionally, in certain jurisdictions, food business operators, including those in the food storage, processing and distribution sectors, are required to trace all food, animal feed, and food-producing animals under their control using registration systems that track the source of the products through the supply chain. Despite the precautions we undertake, should any non-compliance with such regulations be discovered during an inspection or otherwise, authorities may temporarily shut down any of our facilities and levy a fine for such non-compliance, which could have a material adverse effect on our business, financial condition and results of operations.

We could incur material costs to address violations of, or liabilities under, health, safety and environmental regulations.

Our facilities and operations are subject to numerous health, safety and environmental regulations, including local and national laws, and European directives and regulations governing, among other things, water supply and use, water discharges, air emissions, chemical safety, solid and hazardous waste management and disposal, clean-up of contamination, energy use, noise pollution, and workplace health and safety. Health, safety and environmental legislation in Europe and elsewhere have generally become more comprehensive and restrictive and more rigid over time and enforcement has become more stringent. Failure to comply with applicable requirements, or the terms of required permits, can result in penalties or fines, clean-up costs, third party property damage and personal injury claims, which could have a material adverse effect on our brand, business, financial condition and results of operations. In addition, if health, safety and environmental laws and regulations in the United Kingdom, Germany, France, Italy, Sweden, Norway and the other countries in which we operate or from which we source raw materials and ingredients become more stringent in the future, the extent and timing of investments required to maintain compliance may exceed our budgets or estimates and may limit the availability of funding for other investments.

Furthermore, under some environmental laws, we could be liable for costs incurred in investigating or remediating contamination at properties we own or occupy, even if the contamination was caused by a party unrelated to us or was not caused by us, and even if the activity which caused the contamination was legal at the time it occurred. The discovery of previously unknown contamination, or the imposition of new or more burdensome obligations to investigate or remediate contamination at our properties or at third-party sites, could result in substantial unanticipated costs which could have a material adverse effect on our business, financial condition and results of operations.

In certain jurisdictions, we are also subject to legislation designed to significantly reduce industrial energy use, carbon dioxide emissions and the emission of ozone depleting compounds more generally. If we fail to meet applicable standards for energy use reduction or are unable to decrease, and in some cases eliminate, certain emissions within the applicable period required by relevant laws and regulations, we could be subject to significant penalties or fines and temporary or long-term disruptions to production at our facilities, all of which could have a material adverse effect on our business, financial condition and results of operations.

A failure in our cold chain could lead to unsafe food conditions and increased costs.

“Cold chain” requirements setting out the temperatures at which our ingredients and products are stored are established both by statute and by us to help guarantee the safety of our food products. Our cold chain is maintained from the moment the ingredients arrive at, or are frozen by, our suppliers, through our manufacturing and transportation of products and ultimately to the time of sale in retail stores. These standards ensure the quality, freshness and safety of our products. A failure in the cold chain could lead to food contamination, risks to the health of consumers, fines and damage to our brands and reputation, each of which could have an adverse effect on our business, financial condition and results of operations.

Due to the seasonality of our business, our revenue and working capital levels may vary quarter to quarter.

Our sales and working capital levels have historically been affected to a limited extent by seasonality. In general, sales volumes for frozen food are slightly higher in cold or winter months, partly because there are fewer fresh alternatives available for vegetables and because our customers typically allocate more freezer space to the ice cream segment in summer or hotter months. In addition, variable production costs, including costs for seasonal staff, and working capital requirements associated with the keeping of inventories, vary depending on the harvesting and buying periods of seasonal raw materials, in particular vegetable crops. For example, stock (and therefore net working capital) levels typically peak in August to September just after the pea harvest. If seasonal fluctuations are greater than anticipated, our business, financial condition and results of operations could be adversely affected.

We have indebtedness which may reduce our capability to withstand adverse developments or business conditions.

We have indebtedness and may continue to incur additional debt in the future to fund operations, growth or acquisitions. This leverage exposes us to risk in the event of downturns in our businesses (whether through competitive pressures or otherwise), in our industries or in the economy generally.

In addition, a significant part of our indebtedness includes provisions with respect to maintaining and complying with certain financial and operational covenants. Our ability to comply with these covenants may be affected by events beyond our control. A breach of one or more of these covenants could result in an event of default and may give rise to an acceleration of the debt. In the longer term, such breach of covenants could have a material adverse effect on our operations and cash flows.

We are exposed to exchange rate risks and such rates may adversely affect our results of operations.

We are exposed to exchange rate risk. Our reporting currency is the Euro and yet a significant proportion of our sales and EBITDA are in Pound Sterling through our United Kingdom based business and Norwegian Krone and Swedish Krona through our Scandinavian based business. We are exposed to foreign exchange impacts as we convert the Pound Sterling results of our United Kingdom business and the Norwegian Krone and Swedish Krona results of our Scandinavian business into our reporting currency of Euro. We denominate part of our debt in Pound Sterling to act as a natural hedge for our United Kingdom business. We are also exposed to exchange rate risk due to the fact that a significant portion of our raw material purchases, mainly fish, are denominated in U.S. Dollars and our Scandinavian business also has a significant exposure on purchases denominated in Euro. The Group’s policy is to reduce this risk by using foreign exchange forward contracts with a maturity of less than one year which are designated as cash flow hedges. However, such hedging arrangements may not fully protect us against currency fluctuations. Fluctuations and sustained strengthening of the U.S. Dollar exchange rate against our operating currencies may materially adversely affect our business, financial condition and results of operations.

Changes to our payment terms with both customers and suppliers may materially adversely affect our operating cash flows.

We may experience significant pressure from both our competitors and our key suppliers to reduce the number of days of our accounts payable. At the same time, we may experience pressure from our customers to extend the number of days before paying our accounts receivable. Any failure to manage our accounts payable and accounts receivable may have a material adverse effect on our business, financial condition and results of operations.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to revenue recognition, leases, estimating valuation allowances and accrued liabilities (including allowances for returns, doubtful accounts and obsolete and damaged inventory), accounting for income taxes, valuation of long-lived and intangible assets and goodwill, stock-based compensation and loss contingencies, are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported or expected financial performance, and could have a material adverse effect on our business.

We may incur liabilities that are not covered by insurance.

While we seek to maintain appropriate levels of insurance, not all claims are insurable and we may experience major incidents of a nature that are not covered by insurance. Our insurance policies cover, among other things, employee-related accidents and injuries, property damage and liability deriving from our activities. In particular, our Lowestoft and Bremerhaven manufacturing facilities are situated in regions that have historically been affected by flooding. We may not be able to obtain flood insurance on reasonable terms or at all with respect to those facilities. We maintain an amount of insurance protection that we believe is adequate, but there can be no assurance that such insurance will continue to be available on acceptable terms or that our insurance coverage will be sufficient or effective under all circumstances and against all liabilities to which we may be subject. We could, for example, be subject to substantial claims for damages upon the occurrence of several events within one calendar year. In addition, our insurance costs may increase over time in response to any negative development in our claims history or due to material price increases in the insurance market in general.

Risks Related to Our Structure and Acquisition Strategy

We may not be able to consummate future acquisitions or successfully integrate acquisitions into our business, which could result in unanticipated expenses and losses.

Our strategy is largely based on our ability to grow through acquisitions of additional businesses to build an integrated group. Consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in unanticipated expenses and losses. Furthermore, we may not be able to realize any of the anticipated benefits from acquisitions, including the Findus Acquisition.

We anticipate that any future acquisitions we may pursue as part of our business strategy may be partially financed through additional debt or equity. If new debt is added to current debt levels, or if we incur other liabilities, including contingent liabilities, in connection with an acquisition, the debt or liabilities could impose additional constraints and requirements on our business and operations, which could materially adversely affect our financial condition and results of operation. In addition, to the extent our ordinary shares are used for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing shareholders.

In connection with our completed and future acquisitions, the process of integrating acquired operations into our existing group operations, including the Findus Acquisition, may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with acquisitions include:

•	unexpected losses of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel;

•	negotiating with labor unions; and

•	increasing the scope, geographic diversity and complexity of our current operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of businesses that we may acquire, including in connection with the Iglo Acquisition or the Findus Acquisition. In addition, general economic and market conditions or other factors outside of our control could make our operating strategies difficult or impossible to implement. Any failure to implement these operational improvements successfully and/or the failure of these operational improvements to deliver the anticipated benefits could have a material adverse effect on our results of operations and financial condition.

We may be subject to antitrust regulations with respect to future acquisition opportunities.

Many jurisdictions in which we operate have antitrust regulations which involve governmental filings for certain acquisitions, impose waiting periods and require approvals by government regulators. Governmental authorities may seek to challenge potential acquisitions or impose conditions, terms, obligations or restrictions that may delay completion of the acquisition or materially reduce the anticipated benefits (financial or otherwise). Our inability to consummate potential future acquisitions or to receive the full benefits of such acquisitions because of antitrust regulations could limit our ability to execute on our acquisition strategy which could have a material adverse effect on our financial condition and results of operations.

We may face significant competition for acquisition opportunities.

There may be significant competition in some or all of the acquisition opportunities that we may explore. Such competition may for example come from strategic buyers, sovereign wealth funds, special purpose acquisition companies and public and private investment funds, many of which are well established and have extensive experience in identifying and completing acquisitions. A number of these competitors may possess greater technical, financial, human and other resources than us. We cannot assure investors that we will be successful against such competition. Such competition may cause us to be unsuccessful in executing any acquisition or may result in a successful acquisition being made at a significantly higher price than would otherwise have been the case.

Any due diligence by us in connection with potential future acquisition may not reveal all relevant considerations or liabilities of the target business, which could have a material adverse effect on our financial condition or results of operations.

We intend to conduct such due diligence as we deem reasonably practicable and appropriate based on the facts and circumstances applicable to any potential acquisition. The objective of the due diligence process will be to identify material issues which may affect the decision to proceed with any one particular acquisition target or the consideration payable for an acquisition. We also intend to use information revealed during the due diligence process to formulate our business and operational planning for, and our valuation of, any target company or business. While conducting due diligence and assessing a potential acquisition, we may rely on publicly available information, if any, information provided by the relevant target company to the extent such company is willing or able to provide such information and, in some circumstances, third party investigations.

There can be no assurance that the due diligence undertaken with respect to an acquisition, including the Iglo Acquisition and the Findus Acquisition, will reveal all relevant facts that may be necessary to evaluate such acquisition including the determination of the price we may pay for an acquisition target or to formulate a business strategy. Furthermore, the information provided during due diligence may be incomplete, inadequate or inaccurate. As part of the due diligence process, we will also make subjective judgments regarding the results of operations, financial condition and prospects of a potential target. For example, the due diligence we conducted in connection with the Iglo Acquisition may not have been complete, adequate or accurate and may not have uncovered all material issues and liabilities to which we are now subject. Given that none of the representations and warranties included in the Iglo Acquisition agreement survived the closing of the transaction, except for representations and warranties with respect to ownership of equity and authority to enter into the agreement and consummate the transaction, we will have limited recourse against the seller of the Iglo Group and as a consequence may not be able to recover any loss suffered as a result of entering into the transaction. If the due diligence investigation fails to correctly identify material issues and liabilities that may be present in a target company or business, or if we consider such material risks to be commercially acceptable relative to the opportunity, and we proceed with an acquisition, we may subsequently incur substantial impairment charges or other losses.

In addition, following an acquisition, including the Iglo Acquisition and the Findus Acquisition, we may be subject to significant, previously undisclosed liabilities of the acquired business that were not identified during due diligence and which could contribute to poor operational performance, undermine any attempt to restructure the acquired company or business in line with our business plan and have a material adverse effect on our financial condition and results of operations.

We are a holding company whose principal source of operating cash is the income received from our subsidiaries.

We are dependent on the income generated by our subsidiaries in order to make distributions and dividends on the ordinary shares. The amount of distributions and dividends, if any, which may be paid to us from any operating subsidiary will depend on many factors, including such subsidiary’s results of operations and financial condition, limits on dividends under applicable law, its constitutional documents, documents governing any indebtedness, and other factors which may be outside our control. For example, Iglo’s debt facility contains certain negative operating covenants, including covenants restricting Iglo’s ability to declare or pay any distributions or dividends within the Iglo Group and/or to us. If our operating subsidiaries do not generate sufficient cash flow, we may be unable to make distributions and dividends on the ordinary shares.

The Founders and/or the Founder Entities may in the future enter into related party transactions with us, which may give rise to conflicts of interest between us and some or all of the Founders and/or the Directors.

Our founders, Martin Franklin and Noam Gottesman (the “Founders”) and/or one or more of their affiliates, including Mariposa Acquisition II, LLC and TOMS Acquisition I LLC (the “Founder Entities”) may in the future enter into agreements with us that are not currently under contemplation. While we will not enter into any related party transaction without the approval of our Audit Committee, it is possible that the entering into of such an agreement might raise conflicts of interest between us and some or all of the Founders and/or the directors.

Risks Related to our Ordinary Shares

We have various equity instruments outstanding that would require us to issue additional ordinary shares. Therefore, you may experience significant dilution of your ownership interests and the future issuance of additional ordinary shares, or the anticipation of such issuances, could have an adverse effect on our share price.

We currently have various equity instruments outstanding that would require us to issue additional ordinary shares for no or a fixed amount of additional consideration. Specifically, as of March 31, 2016, we had outstanding the following:

•	1,500,000 Founder Preferred Shares held by the Founder Entities, which are controlled by the Founders. The preferred shares held by the Founder Entities (the “Founder Preferred Shares”) will automatically convert into ordinary shares on a one for one basis (subject to adjustment in accordance with our Memorandum and Articles of Association) on the last day of the seventh full financial year following completion of the Iglo Acquisition and some or all of them may be converted following written request from the holder;

•	125,000 options held by certain current and former of our Directors which are exercisable to purchase ordinary shares, on a one-for-one basis, at any time at the option of the holder; and

•	4,984,780 equity awards issued under the LTIP, which may be converted into ordinary shares subject, in most cases, to meeting certain performance conditions.

We also have 13,221,761 ordinary shares currently available for issuance under our LTIP.

In addition, because the average price per ordinary share was at least $11.50 for ten consecutive trading days following our admission on the London Stock Exchange, the holders of the Founder Preferred Shares are entitled to receive an Annual Dividend Amount (as defined herein), payable in ordinary shares or cash, at our sole option (which we intend to settle in ordinary shares). The precise number of ordinary shares that may be required to be issued by us pursuant to the terms of the Founder Preferred Shares cannot be ascertained at the date of this annual report. On January 12, 2016, we approved the 2015 Founder Preferred Share Dividend in an aggregate of 3,620,510 ordinary shares. The dividend price used to calculate the 2015 Founder Preferred Shares Annual Dividend Amount was $11.4824 (calculated based upon the volume weighted average price for the last ten trading days of 2015) and the Ordinary Shares were issued on January 12, 2016. In subsequent years, the Annual Dividend Amount will be calculated based on the appreciated share price compared to the highest price previously used in calculating the Annual Dividend Amount. The issuance of ordinary shares pursuant to the terms of the Founder Preferred Shares will reduce (by the applicable proportion) the percentage shareholdings of those shareholders holding ordinary shares prior to such issuance which may reduce your net return on your investment in our ordinary shares. See Item 10A: Additional Information—Share Capital.

Our ordinary share price may be volatile after the offering and, as a result, you could lose a significant portion or all of your investment.

The market price of the ordinary shares on the NYSE may fluctuate after listing as a result of several factors, including the following:

•	variations in our quarterly operating results;

•	volatility in our industry, the industries of our customers and suppliers and the global securities markets;

•	risks relating to our business and industry, including those discussed above;

•	strategic actions by us or our competitors;

•	reputational damage from unsafe or poor quality food products;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	investor perception of us, the industry in which we operate, the investment opportunity associated with the ordinary shares and our future performance;

•	addition or departure of our executive officers;

•	changes in financial estimates or publication of research reports by analysts regarding our ordinary shares, other comparable companies or our industry generally;

•	trading volume of our ordinary shares;

•	future sales of our ordinary shares by us or our shareholders;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; or

•	the release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares.

Furthermore, the stock markets often experience significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes may cause the market price of ordinary shares to decline.

If securities or industry analysts do not publish or cease publishing research reports about us, if they adversely change their recommendations regarding our ordinary shares or if our operating results do not meet their expectations, the price of our ordinary shares could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Securities and industry analysts currently publish limited research on us. If there is limited or no securities or industry analyst coverage of our company, the market price and trading volume of our ordinary shares would likely be negatively impacted. Moreover, if any of the analysts who may cover us downgrade our ordinary shares, provide more favorable relative recommendations about our competitors or if our operating results or prospects do not meet their expectations, the market price of our ordinary shares could decline. If any of the analysts who may cover us were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

As a foreign private issuer, we are subject to different U.S. securities laws and NYSE governance standards than domestic U.S. issuers. This may afford less protection to holders of our ordinary shares, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.

As a foreign private issuer, the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Exchange Act. Although we intend to report quarterly financial results and report certain material events, we are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence and our quarterly or current reports may contain less information than required for domestic issuers. In addition, we are exempt from the SEC’s proxy rules, and proxy statements that we distribute will not be subject to review by the SEC. Our exemption from Section 16 rules regarding sales of ordinary shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. As a result, you may not have all the data that you are accustomed to having when making investment decisions with respect to U.S. public companies.

As a foreign private issuer, we will be exempt from complying with certain corporate governance requirements of the NYSE applicable to a U.S. issuer, including the requirement that a majority of our board of directors consist of independent directors. As the corporate governance standards applicable to us are different than those applicable to domestic U.S. issuers, you may not have the same protections afforded under U.S. law and the NYSE rules as shareholders of companies that do not have such exemptions. See Item 16G: Corporate Governance.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We could cease to be a foreign private issuer if a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher than costs we incur as a foreign private issuer, which could have a material adverse effect on our business and financial results.

We will incur increased costs as a result of becoming a public company in the United States.

As a public company in the United States, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a public company in the United Kingdom, including costs associated with U.S. public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act and related rules implemented by the SEC and the NYSE.

As the rights of shareholders under British Virgin Islands law differ from those under United States law, you may have fewer protections as a shareholder.

Our corporate affairs are governed by our Memorandum and Articles of Association, the BVI Business Companies Act, 2004 (as amended, the “BVI Act”) and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and by the BVI Act. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of the foregoing, holders of our ordinary shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company. See Item 16G: Corporate Governance.

The laws of the British Virgin Islands provide limited protection for minority shareholders, so minority shareholders will have limited or no recourse if they are dissatisfied with the conduct of our affairs.

Under the laws of the British Virgin Islands, there is limited statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies (as summarized under Item 10A: Additional Information—Share Capital and Item 16G: Corporate Governance). The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the company and are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. As such, if those who control the company have persistently disregarded the requirements of the BVI Act or the provisions of the company’s memorandum and articles of association, then the courts will likely grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (ii) acts that constitute fraud on the minority where the wrongdoers control the company; (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (iv) acts where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

To the extent allowed by law, the rights and obligations among or between us, any of our current or former directors, officers and employees and any current or former shareholder will be governed exclusively by the laws of the British Virgin Islands and subject to the jurisdiction of the British Virgin Islands courts, unless those rights or obligations do not relate to or arise out of their capacities as such. Although there is doubt as to whether United States courts would enforce these provisions in an action brought in the United States under United States securities laws, these provisions could make judgments obtained outside of the British Virgin Islands more difficult to enforce against our assets in the British Virgin Islands or jurisdictions that would apply British Virgin Islands law.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of one avenue to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such an action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce judgments of courts in the United States based on certain liability provisions of United States securities law or to impose liabilities, in original actions brought in the British Virgin Islands, based on certain liability provisions of the United States securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Dividend payments on our ordinary shares are not expected.

We do not currently intend to pay dividends on our ordinary shares. We intend only to pay such dividends at such times, if any, and in such amounts, if any, as the board determines appropriate and in accordance with applicable law, and then only if we receive dividends on shares held by us in our operating subsidiaries. Therefore, we cannot give any assurance that we will be able to pay or will pay dividends going forward or as to the amount of such dividends, if any.

Shareholders may experience a dilution of their percentage ownership if we make non-pre-emptive offers of ordinary shares in the future.

We have opted-out of statutory pre-emptive rights pursuant to the terms of our Memorandum and Articles of Association. No pre-emption rights therefore exist in respect of future issuance of ordinary shares whether or not for cash. Should we decide to offer additional ordinary shares on a non-pre-emptive basis in the future, this could dilute the interests of shareholders and/or have an adverse effect on the market price of the ordinary shares.

Risks Related to Taxation

Changes in tax law and practice may reduce any net returns for shareholders.

The tax treatment of the Company, our shareholders and any subsidiary of ours (including Iglo and its subsidiaries), any special purpose vehicle that we may establish and any other company which we may acquire are all subject to changes in tax laws or practices in the British Virgin Islands, the United Kingdom, the U.S. and any other relevant jurisdiction. Any change may reduce the value of your investment in our ordinary shares.

Failure to maintain our tax status may negatively affect our financial and operating results and shareholders.

If we were to be considered to be resident in or to carry on a trade or business within the United States for U.S. taxation purposes or in any other country in which we are not currently treated as having a taxable presence, we could be subject to U.S. income tax or taxes in such other country on all or a portion of our profits, as the case may be, which may negatively affect our financial and operating results.

Becoming resident in the United Kingdom for taxation purposes may have an adverse impact upon our financial position.

On January 12, 2016, we became centrally managed and controlled in the United Kingdom and therefore became resident in the United Kingdom for U.K. corporation taxation purposes. Accordingly, since that date, we are subject to U.K. taxation on our income and gains, except where an exemption applies (it is likely that dividend income will generally be exempt from U.K. corporation tax on income).

Taxation of returns from subsidiaries may reduce any net return to shareholders.

We and our subsidiaries are subject to taxes in a number of jurisdictions. It is possible that any return we receive from any present or future subsidiary may be reduced by irrecoverable withholding or other local taxes and this may reduce the value of your investment in our ordinary shares.

If any dividend is declared in the future and paid in a foreign currency, U.S. holders may be taxed on a larger amount in U.S. Dollars than the U.S. Dollar amount actually received.

U.S. holders will be taxed on the U.S. Dollar value of dividends at the time they are received, even if they are not converted to U.S. Dollars or are converted at a time when the U.S. Dollar value of the dividends has fallen. The U.S. Dollar value of the payments made in the foreign currency will be determined for tax purposes at the spot rate of the foreign currency to the U.S. Dollar on the date the dividend distribution is deemed included in such U.S. holder’s income, regardless of whether or when the payment is in fact converted into U.S. Dollars.

We may be a “passive foreign investment company” for U.S. federal income tax purposes and adverse tax consequences could apply to U.S. investors.

The U.S. federal income tax treatment of U.S. holders will differ depending on whether or not the Company is considered a passive foreign investment company (“PFIC”).

In general, we will be considered a PFIC for any taxable year in which: (i) 75 percent or more of our gross income consists of passive income; or (ii) 50 percent or more of the average quarterly market value of our assets in that year are assets that produce, or are held for the production of, passive income (including cash). For purposes of the above calculations, if we, directly or indirectly, own at least 25 percent by value of the stock of another corporation, then we generally would be treated as if we held our proportionate share of the assets of such other corporation and received directly our proportionate share of the income of such other corporation. Passive income generally includes, among other things, dividends, interest, rents, royalties, certain gains from the sale of stock and securities, and certain other investment income.

We do not believe that we will be a PFIC for the current year. However, we can provide no assurance that we will not be a PFIC for any subsequent year.

Item 4.         Information on the Company

A.  History and Development of the Company

We are the leading manufacturer and distributor of branded frozen foods in Western Europe based on net sales value. We were incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act on April 1, 2014 under the name Nomad Holdings Limited by the Founder Entities. We were formed to undertake an acquisition of a target company or business. We completed our initial public offering in the United Kingdom on April 15, 2014, raising gross proceeds of $500 million, and were listed on the London Stock Exchange (“LSE”).

On June 1, 2015, we consummated our initial acquisition by purchasing Iglo Foods Holdings Limited, a leading frozen food company in Europe, for €2.6 billion, and subsequently changed our name to Nomad Foods Limited. The Iglo Group traces its roots back to the 1920s when Clarence Birdseye patented the Birds Eye Plate Froster for freezing fish. After the acquisition of the Birds Eye patents by General Foods in the 1930s, the Birds Eye brand was launched. In the 1940s, Unilever acquired the rights to the Birds Eye brand throughout the world, except for the United States, and in the 1950s Birds Eye became 100% Unilever owned. The Iglo brand was launched in Belgium in 1956 and was introduced by Unilever in Germany in 1961. In the 1960s, Unilever acquired the Findus brand in Italy and San Marino. In 2006, the Permira Funds acquired the Birds Eye and Iglo brands and frozen foods businesses from Unilever, which, at the time, retained the Italian frozen food business under the Findus brand. Following the buyout, the Iglo Group refocused its business on its main product categories, initiated improvements in its supply chain and implemented cost savings. In October 2010, the Iglo Group acquired C.S.I. Compagnia Surgelati Italiana S.p.A., the owner of the Findus brand in Italy and San Marino, from Unilever.

On November 2, 2015, we purchased the Findus Group which comprises the continental European businesses of the Findus Parent in Sweden, Norway, Finland, Denmark, France, Spain and Belgium relating to the Findus, Lutosa and La Cocinera brands for approximately £500 million. Findus is a leading frozen food company in continental Europe with approximately 1,500 employees and revenues for the fiscal year ended September 30, 2015 of approximately £471 million. We believe this transaction will enable us to move forward with a well-known, unified Findus brand, and together with the strong Iglo platform, will further our efforts to drive innovation, introduce new meal options, and conduct marketing initiatives aimed at bringing more consumers across Europe to the frozen foods aisles. In addition, the geographic footprint of the operations included in the Findus Acquisition complements and extends our footprint throughout Europe.

Our principal executive offices are located at No. 5 New Square, Bedfont Lakes Business Park, Feltham, Middlesex, TW14 8HA, our telephone number is +(44) 208 918 3200 and our fax number is +(44) 208 918 3491. Our registered office is located at Nemours Chambers, Road Town, Tortola, British Virgin Islands and its telephone number is (284) 852-7900. Our registered agent in the United States is c/o Mariposa Capital, LLC, 5200 Blue Lagoon Drive, Suite 855, Miami, FL 33126.

See Item 5B: Operating and Financial Review and Prospects—Liquidity and Capital Resources for information regarding our capital expenditures for the past three fiscal years and principal capital expenditures currently in progress.

B.  Business Overview

Our Company

We are the leading manufacturer and distributor of branded frozen foods in Western Europe based on net sales value. Our products are sold primarily through large grocery retailers under the brand “Birds Eye” in the United Kingdom and Ireland, “Findus” in Italy, San Marino, France, Spain and Scandinavia and “Iglo” in Germany and other continental markets. According to Euromonitor, our share of the frozen food market (excluding ice cream) in Western Europe stood at 13.9% in 2015 (2.7 times greater than the nearest competitor) with leadership positions in the United Kingdom, Italy, Spain, Portugal, France, Belgium, Austria, Sweden, Germany and Hungary.

Our Strategy

We intend to grow our business profitably and create shareholder value through the following strategic initiatives:

Build an integrated group of best-in-class food companies and brands within existing and related food categories and expand our geographic footprint through strategic acquisitions.

Our goal is to transform our company into an integrated best-in-class, global manufacturer, marketer and distributor of food products, within and outside of the frozen food category and the broader food sector. We believe there are significant growth opportunities in the European and North American markets and that the Iglo Acquisition and the Findus Acquisition provide a strong platform on which to grow our business and expand and enhance our market share in the food industry in key geographic markets.

Leverage our acquisition expertise, strong management team and access to capital to identify and evaluate attractive growth opportunities.

Our Founders and CEO have significant experience and expertise, and have been highly successful, in identifying, acquiring and integrating value-added businesses. We believe that this expertise, our access to capital and the deep industry knowledge of our management team will position us to acquire related and complimentary food businesses that can enhance our market position, create synergies and fully leverage our existing marketing, manufacturing and supply chain capabilities, which we believe will allow us to deliver sustained profitable growth and maximize shareholder value.

Aligning our business with consumer preferences.

Our goal is to create and acquire food businesses and brands that strongly align with consumer needs and preferences, that have high growth and margin potential and that leverage our existing portfolio of brands. For example, in order to fully leverage the value of our Findus brand, which we owned in Italy, we acquired the Findus, Lutosa and La Cocinera brands in their respective markets. We believe the Findus Acquisition will allow us to consolidate and expand this well-known and highly regarded brand and to maximize the returns on our portfolio of products.

Our Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our ongoing success.

Market leader with solid European platform and strong acquisition opportunities

As the leading branded frozen food producer in Western Europe based on net sales value, we benefit from economies of scale and have developed a strong platform for our products throughout Europe. We believe our strong existing platforms facilitate our expansion within a large addressable market and provide a broad set of potential acquisition targets in various food categories and geographic markets.

Experienced management team and Board with a proven track record

Our management team has extensive experience in the food industry and other fast moving consumer goods markets. Our management team is complemented by an experienced Board of Directors, which includes several individuals with a proven track record of successfully acquiring and managing consumer businesses.

Effective brand equity strategy to leverage and expand well-known brands

Our brands are household names with long histories and local heritage in their respective markets. We centralize our marketing efforts to ensure that we fully leverage the goodwill of our existing brands, that our brand positioning strategy aligns with consumer preferences and that we create high impact marketing programs that build brand awareness and loyalty. We focus on our local hero platforms that are designed to restore local iconic assets such as “the Captain”. We intend to prioritize our marketing resources on our “must win battles” in each market in which we operate.

Commitment to innovation and research and development

We focus our efforts on renovation of core products and our investment in market research on our “must win battles” to ensure that the products we launch overcome penetration barriers. In order to ensure the development and introduction of products that fit this criteria, we have implemented a structured process through which we take new products from idea generation, through concept screening, concept/products laboratories and early volume sizing, to final validation.

Our Business

We are the leading branded frozen food producer in Western Europe in terms of net sales value. We have leading market share in the fish and vegetables industry market segments in our key markets (the United Kingdom, Italy, Germany, Sweden, France and Norway) and in several other markets across Europe, including Austria, Belgium, Spain, The Netherlands, Finland, Greece, Hungary, Ireland, Portugal and Switzerland. For a description of the principal markets in which we compete and related revenue, see Note 5 “Segment reporting” to our audited consolidated financial statements which appear elsewhere in this annual report.

Our brands are household names with long histories and local heritage in their respective markets. We have an efficient and centralized supply chain which is closely aligned with our geographic footprint, allowing us to optimize our supply arrangements and reduce distribution costs. We operate ten manufacturing plants, one in the United Kingdom, two in Germany, two in Norway, two in Sweden, one in Italy, one in France and one in Spain. We manufacture most of our products but outsource certain manufacturing processes, such as the processing of certain vegetables as well as most complete meal products. In addition, our distribution function is largely outsourced.

Our Brands

Our Birds Eye brand is marketed in the United Kingdom and Ireland, Findus is marketed in Italy, France, Spain and Scandinavia and Iglo is marketed in Germany and other continental European countries. Under these brands we manufacture and market frozen food products such as fish, vegetables, poultry and ready meals. Pursuant to our focus on our core “must win battles”, we will advertise these, leveraging our local iconic brand assets.

Customers

Our customers are typically supermarkets and large food retail chains supplying food products directly to consumers. Each key market in which we operate has its own distinct retail landscape.

The majority of our sales are to traditional retailers and we expect this channel to remain our most significant channel for the foreseeable future. We partner with traditional retailers when we identify commercial or marketing opportunities that can be of interest for both businesses. We continue to review the presence and impact of the discounter channel in each of our key geographic markets and will pursue selected, profitable opportunities to increase our presence in the discounter channel.

Approximately 6.5% of our sales for the nine month period ended December 31, 2015 were through the foodservice channel. The majority of these sales were in Sweden and consist primarily sales of institutional and public sector customers such as schools and hospitals as well as privately run work canteens and quick service restaurants.

We are also increasing our investment in online sales (sales made through retailers’ online platforms) including appointing a head of digital sales. We believe that the online sales channel provides an opportunity to help grow our share of food purchases, since frozen consistently ranks highly in terms of indices monitoring groceries bought online. In the United Kingdom, our online sales channel has been delivering double digit growth since 2011.

Products

We now place a strong emphasis on renovation of our existing core icons that seek to overcome penetration barriers and continue to build loyalty. We manage renovation and innovation centrally on European common product platforms and have more local involvement where products are differentiated and country specific. Our research and development continues to be centralized, allowing us to leverage our research and development investment across our markets and focus on our largest core icons.

Sales, Marketing and Pricing

We maintain sales teams in each of our key markets and all other markets in which our products are sold with the exception of the Central and Eastern Europe markets where we operate via a distribution model. Our sales force is resourced to provide good store coverage. We are the “category captain” for several leading supermarkets in each of our main product categories and have developed innovative presentations of our frozen food products and in-store marketing concepts with supermarkets in a number of our markets in order to increase traffic and sales. Most recently, we are developing our “Perfect Store” concept which focuses on improving a consumer’s in-store environment through presentation, layout and signage.

Our brand equity strategy aims to further increase brand awareness. Our approach is to advertise local hero platforms and leverage our iconic local brand assets. Furthermore our focus on our core products means we will invest across only our priority platforms.

Manufacturing

We own and operate ten manufacturing facilities which are located in Lowestoft (United Kingdom), Bremerhaven (Germany), Reken (Germany), Cisterna (Italy), Bjuv/Helsingborg and Loftahammar (Sweden), Tonsberg and Larvik (Norway), Boulogne-sur-Mer (France) and Valladolid (Spain). These facilities produce approximately 500 kilotonnes of frozen product per year, representing approximately 80% of the total volumes of our sales. The manufacturing facilities are located near the major markets we serve, providing for a balance between manufacturing and logistics costs and customer service. Our manufacturing facilities are focused on in house manufacturing of our main product categories and emphasize quality and efficiency through scale. We have invested in new automated lines, such as fish fingers, poultry and spinach lines and because our plants are well invested and maintained, our capital expenditure requirements have been low.

Although capacity differs per product line and facility, we estimate that we have sufficient spare capacity available to accommodate future growth in our main product categories and as necessary to accommodate the seasonal nature of some of our products, particularly vegetables. As part of our “right sizing the business” initiative we closed our plant in Hull (United Kingdom) in 2007 to reduce overcapacity, outsourced our United Kingdom pea processing, and transferred manufacturing of certain icon products, such as fish fingers, to our Bremerhaven and Lowestoft facilities. Other activities, such as the production of ready meals in the United Kingdom and Austria and manufacturing of packaging materials, are outsourced to local third parties.

On March 31, 2016, we announced the decision to request negotiations with the relevant trade unions about a potential closure of our Bjuv factory and pea processing operations by the end of 2016. The factory produces a range of vegetable and meal products for the retail and food service markets in Sweden, Denmark and Finland and production is expected to move to our Reken and Bremerhaven factories in Germany. The consolidation of operations is expected to create a more efficient supply chain.

Procurement

Our procurement functions are structured around primes (materials used in manufacturing which form a part of the end product, such as fish, vegetables, meat, other ingredients and packaging), non-production items (items purchased and services used to design, market and distribute the product, such as logistics, operations, including maintenance, sales and marketing) and co-pack (finished products bought from third parties, such as most vegetables other than peas and spinach).

We have an efficient and centralized supply chain which is closely aligned with our geographic footprint, allowing us to optimize our supply arrangements and reduce distribution costs. We operate a centralized procurement function, with all procurement of primes and the majority of non-production items and co-pack procurement activities centralized to maximize scale efficiencies.

We operate a global sourcing platform. Fish is sourced mainly from the United States, Russia and China, vegetables are sourced predominantly from Europe and poultry is sourced largely from South America (but also from Thailand and Eastern Europe). We have contracts in place with pea and spinach growers and third party pea processors in regions close to the location of pea growers. In addition, we utilize various co-pack suppliers for vegetables other than peas and spinach. The contract terms we enter into with various suppliers differ extensively with respect to length and provisions. Some of our contracts can be terminated by the supplier giving notice within a certain period and some contracts restrict us from using other suppliers. In addition, a number of our supply contacts, including for fish and vegetables, may be terminated by the supplier upon a change in our ownership.

We aim to maintain an appropriately diverse supplier base to safeguard the security of our supply of raw materials as well as enhance the quality and sustainability of such materials, while also delivering competitive pricing.

We segregate vendors into “strategic” and “tactical” categories based on criteria such as bargaining power or opportunistic procurement. On that basis, we have identified a number of strategic suppliers with whom we maintain close relationships, particularly in relation to main product categories for which security of supply is critical. Raw materials are mostly directly shipped to our manufacturing facilities.

We limit our exposure to price increases of raw materials by contractually securing prices for periods ranging from one month to a full year. Prices of raw materials that are harvested annually are generally fixed for a full year. Prices for certain other products, such as fish, dairy products and potatoes, are fixed for several months in line with industry practice.

Logistics

Our distribution network is made up of our manufacturing facilities, warehouses, local distribution centers and third party providers of services (such as transport). We outsource the majority of our distribution processes to third parties seeking to collaborate with shared sites and integrated transport networks. Our distribution network is well consolidated and aligned with our manufacturing footprint in the United Kingdom, Germany, Italy, Sweden, France, Norway and Spain, with the majority of the sales volumes in each of these key markets being produced locally. From our manufacturing plants, our products are sent to regional distribution centers to be further distributed to local markets. Our primary distribution centers are used to consolidate both local production and imported products to be sold locally. These sites include Wisbech in the United Kingdom, Reken in Germany, Vitulazio, Latina and Parma in Italy, Bjuv in Sweden, Lognes in France, Tonsberg and Moss in Norway and Marcilla in Spain.

Seasonality

Our sales and working capital levels have historically been affected to a limited extent by seasonality. In general, sales volumes for frozen food are slightly higher in cold or winter months, partly because there are fewer fresh alternatives available for vegetables and because our retailers typically allocate more freezer space to the ice cream segment in summer or hotter months. In addition, variable production costs, including costs for seasonal staff, and working capital requirements associated with the keeping of inventories, vary depending on the harvesting and buying periods of seasonal raw materials, in particular vegetable crops. For example, stock levels typically peak in August to September just after the pea harvest, and as a result, we require more working capital during those months.

Corporate Social Responsibility

We operate a Corporate Social Responsibility program which is an important part of our brand positioning. It captures our commitment and vision of the role that we must play in bringing food to our consumers while tackling fundamental challenges in our environment and society. There are three primary focus areas:

•	Reduction of food waste. Frozen food can offer a more sustainable food choice because it can cut food spoilage and food waste due to the inherent portion control that is derived from an extended shelf-life.

•	Healthier meal choices. Our product innovations will help consumers make healthier meal choices.

•	Responsible sourcing. Our food products will be responsibly sourced and prepared.

Fisheries

We have continued a long-term leadership position to pioneer the certification of global sustainable fisheries. Our Sustainable Fisheries Development Policy requires us to use the world’s most robust independent sustainable fisheries verification process, the Marine Stewardship Council standard.

It is our policy to only source farmed seafood from responsibly managed farms which operate to independent third party standards such as the Global Aquaculture Alliance (GAA), GlobalGAP and Aquaculture Stewardship Council standards.

Agriculture & Vegetables

Together with over 1,000 growers, we currently manage approximately 24,000 hectares of land and our standards match or go beyond those required by most agricultural assurance schemes.

Our Agricultural Code of Practice requires us to produce crops with high yield and nutritional quality, while keeping resource demands as low as possible, thus minimizing adverse effects on soil fertility, water, air quality and biodiversity.

Poultry

All of our poultry is responsibly sourced from suppliers that have a vertically-integrated supply chain, enabling us to operate a Poultry Code of Practice under closely monitored conditions which covers feed, animal medicines usage, welfare, social standards, waste, and water and energy management.

Information Technology

Our IT systems are of key importance to our business and in particular to our general operations and logistics functions and associated management reporting across countries and our plants. A single SAP tool is the primary business software to support all of our operations and management reporting across countries and our supply chain.

This environment is well invested and is designed as a consolidation platform for future acquisitions. A program is underway to transition the recently acquired Findus business onto the IT platform. The program is planned to complete in 2017.

The ability to integrate potential new acquisitions quickly with little or no adverse business impact, while maintaining the low cost of ownership, is a fundamental requirement of our IT strategy. Additionally, we utilize an outsourced infrastructure service provider, maintaining best in class IT cost alongside improved capability to scale in line with business developments.

Intellectual Property

Maintaining adequate brand protection is of significant importance to our business as we rely on our brands to implement our master brand strategy. We have a substantial trademark portfolio with nearly 2,100 trademarks across all of our markets. Our intellectual property is managed centrally, and we work closely with a third party agency in respect of filings, renewals, recordings and the prosecution and enforcement of intellectual property matters internationally.

We own a European Union Trade Mark as well as national trademarks for our Birds Eye brand in the United Kingdom, Ireland, other parts of Europe outside the European Union, parts of the Middle East, Asia and Africa. For historic reasons, the Birds Eye trademark is owned by third parties in North America and Australia.

We own a Community European Union Trade Mark for our Iglo brand in the European Union and national trademarks in other parts of Europe outside the European Union, Australasia, Israel, Saudi Arabia, parts of Asia, the United States, South America and Africa. We have trademark applications pending for the Iglo brand in, among others, Canada, India and Brazil.

We own the Findus trademark globally, other than in Switzerland, as well as the brands Lutosa (until 2020) and La Cocinera.

Material Contracts

Each material contract to which we or Iglo have been a party for the preceding two years, other than those entered into in the ordinary course of business, is listed as an exhibit to the registration statement to which this annual report is a part and is summarized elsewhere herein.

Pensions

We operate a number of different pension schemes across our various countries of operation, the majority of which are defined contribution schemes. We operate defined benefit pension plans in Germany, Sweden, Italy and Austria which are all closed to new entrants, as well as various defined contribution plans in other countries, the largest of which is in the United Kingdom to which we contributed €2.3 million in the nine months ended December 31, 2015. In Germany, France, Italy and Norway, long term service awards are in operation and various other countries provide other employee benefits.

Regulatory Matters

Our activities are subject to laws and regulations regarding food safety, the environment and occupational health and safety.

Food Safety Regulation

As a manufacturer of foods intended for human consumption, we are subject to extensive legislation and regulation both from the European Union and the EU Member States in which we operate. These regulations govern the composition, manufacture, storage, handling, packaging, labeling, marketing and safety of our products. These regulations generally impose on food business operators an obligation to ensure that the operations under their control satisfy the relevant food law requirements and impose a mandatory traceability requirement along the food chain. The tracing information must be kept for a period of five years and upon request, must be made available to the relevant authorities.

In addition, we are subject to specific food hygiene legislation that establishes rules and procedures governing the hygiene of food products. This legislation sets forth specific rules governing the proper hygiene for food products of animal origin and sets forth microbiological criteria for food products. In addition there are a number of other specific EU requirements relating to specific matters such as contaminants, packaging materials and additives.

We are also subject to a broad range of European Directives and Regulations regarding the manufacture and sale of frozen foods for human consumption. These directives and regulations define technical standards of production, transport and storage of frozen foods intended for human consumption and require us to assure internal quality control at each stage of the “cold chain” and to implement any standards, as established by public authorities.

Listed below are the various internal due diligence procedures we have established to ensure continuous compliance with all relevant regulatory and food safety standards:

•	implementing food hygiene principles across all production sites in accordance with food hygiene regulations;

•	annual external auditing of our production sites conducted by independent compliance companies applying the British Retail Consortium Global Standard for Food Safety Issue 5 (Issue 6 from January 2012) or its European equivalent, the International Food Standard, and ensuring that our suppliers are also certified to these standards;

•	ensuring that our Group’s Quality Management Systems comply with ISO 9001 and are externally audited;

•	conducting internal audits (including unannounced audits) covering all production sites as part of our internal audit program;

•	maintaining a risk based microbiological and contaminant screening program, including screening for allergens, that covers raw materials and finished products; and

•	holding monthly regulatory updates which are open to our manufacturing plant technical managers and research and development team and quarterly policy board meetings to update and review outstanding issues.

Food Labeling Regulation

Pre-packaged food products must comply with provisions on labeling, which are harmonized throughout the European Union. Pre-packaged food products must also comply with provisions on nutrition labeling, which are also harmonized throughout the European Union. Nutrition labeling was optional but became mandatory if a nutrition or health claim appeared on the label or vitamins and/or minerals were added to the product in significant amounts. Under the Food Information for Consumers Regulation nutrition labeling is mandatory unless exempted (there is a transition period until 2016 when this requirement is fully applicable) although all of our pre-packaged food is already compliant.

In addition to general and nutrition requirements, pre-packaged food products must bear a lot mark declaration via a manufacturing or packaging lot reference, which is also a harmonized system throughout the European Union. The lot reference allows consumers and businesses to trace the product in the event of a product withdrawal or recall.

There are also specific labeling requirements for certain ingredients we use in our products.

Environmental Law

The European Union has issued numerous directives relating to environmental protection, including those aimed at improving the quality of water, addressing air and noise pollution, assuring the safety of chemicals and setting standards for waste disposal and clean-up of contamination. European Directives are given effect by specific regulations in Member States and applicable regulations have been implemented in each of the countries in which we conduct our manufacturing activities. Accordingly, our facilities must obtain permits for certain operations and must comply with requirements relating to, among others, water supply and use, water discharges and air emissions, solid and hazardous waste storage, management and disposal of waste, clean-up of contamination and noise pollution.

We are also subject to legislation designed to reduce energy usage and carbon dioxide emissions and also restrictions on the use of ozone depleting substances such as hydrochlorofluorocarbons (HCFCs). HCFCs are used in refrigeration systems and their use will be phased out as part of our normal maintenance, repair and replacement activities and we do not expect a need for significant incremental capital expenditures for this purpose.

Compliance with environmental laws and regulations is managed at the facility level. Our manufacturing facilities all have a detailed environmental management system which are externally audited on an annual basis for compliance with ISO 14001.

In addition, under some environmental laws and regulations, we could be responsible for contamination we may have caused and investigating or remediating contamination at properties we own or occupy, even if the contamination was caused by a prior owner or other third party or was not due to our fault, and even if the activity which resulted in the contamination was legal at the time it occurred.

Occupational Health and Safety

We have a legal responsibility to protect the health and safety of our employees, customers and members of the public, all of whom may be affected by our activities. In general, we are required to provide a safe workplace; control risks to health (and where applicable, eliminate such risks); ensure that our plants and machinery are safe and that work safety systems and guidelines are both established and adhered to; ensure that dangerous articles and substances are transported, stored and used safely; provide adequate welfare facilities; provide workers the information, instruction, training and supervision necessary to preserve their health and safety; and consult with workers on health and safety matters.

The European Framework Directive on Safety and Health at Work (89/391 EEC) guarantees minimum safety and health requirements throughout Europe. Member States are permitted to maintain or establish more stringent measures and a wide variety of European Union directives have become national law in some jurisdictions. As such, the legislative requirements for workplace safety and health vary across our business.

We have established a Health and Safety Management System modeled on the international Occupational Health & Safety management system specification OHSAS 18001. Our manufacturing facilities in the United Kingdom, Italy and Germany have achieved full accreditation to OHSAS 18001.

Insurance

We maintain comprehensive insurance coverage, where appropriate, with respect to liability of our directors and officers, property damage, business interruption, cold storage facilities, public liability, products liability, product recall, damage to vehicles, personal accident and travel. We undertake periodic risk reviews to assess whether our insurance is in line with our business risks and whether the developments in insurance policies are reflective of the changes in our business.

C.  Organizational Structure

We (Nomad Foods Limited) are a holding company with 45 subsidiaries, all of which are wholly-owned by us. The following table provides a list of all of our significant subsidiaries and country of incorporation.

Name	Activity	Country of incorporation	Ownership as of Dec 31 2015

Iglo Foods Holdings Limited	Holding	England	100%
Iglo Foods Holdco Limited	Holding	England	100%
Iglo Foods Finco Limited	Holding	England	100%
Iglo Foods Midco Limited	Holding/Finance	England	100%
Iglo Foods Bondco Plc	Finance	England	100%
Iglo Foods Group Limited	Management	England	100%
Birds Eye Limited	Trading	England	100%
Iglo Foods Finance Limited	Finance	England	100%
Birds Eye Ireland Limited	Trading	Republic of Ireland	100%
Iglo Holding GmbH	Holding	Germany	100%
Iglo Nederland B.V.	Trading	Netherlands	100%
Iglo Belgium S.A.	Trading	Belgium	100%
Iglo France S.A.S.	Trading	France	100%
Iglo Portugal	Trading	Portugal	100%
Iglo Austria Holdings GmbH	Holding	Austria	100%
C.S.I. Compagnia Surgelati Italiana S.R.L	Trading	Italy	100%
Findus Sverige Holdings AB	Holding	Sweden	100%
Iglo GmbH	Trading	Germany	100%
Frozen Fish International GmbH	Trading	Germany	100%
Liberator Germany Newco GmbH	Property	Germany	100%
Iglo Austria GmbH	Trading	Austria	100%
Findus Sverige AB	Trading	Sweden	100%
Frionor Sverige AB	Holding	Sweden	100%
Findus Belgium SPRL	Trading	Belgium	100%
Findus Holdings France SAS	Holding	France	100%
Findus France SAS	Trading	France	100%
Findus Manufacturing SLU	Trading	Spain	100%
Findus Espana SLU	Trading	Spain	100%
Findus Danmark A/S	Trading	Denmark	100%
Findus Finland Oy	Trading	Finland	100%
Findus Norge AS	Trading	Norway	100%

D.  Property, Plant and Equipment

The following table sets forth information on the main properties used by us in our business:

Facility	Products	Production (tonnes)	Utilization %	Freehold/ Leasehold
Bjuv	Vegetables, Free Flow Meals, Ready Meals	65,000 volume per year	45	Mixed
Boulogne	Fish Products	21,000 volume per year	65	Leasehold
Bremerhaven	Fish Products	81,000 volume per year	75	Leasehold
Cisterna	Vegetables, Free Flow Meals, Fish Fingers, Sofficini	72,000 volume per year	50	Freehold
Larvik	Vegetables, Free Flow Meals, Ready Meals	7,000 volume per year	40	Freehold
Loftahammar	Baked Goods	3,600 volume per year	40	Freehold
Lowestoft	Vegetables, Fish Products, Poultry, Potato, Beef Burgers	108,000 volume per year	80	Mixed
Reken	Vegetables, Free Flow Meals	72,000 volume per year	70	Freehold
Tonsberg	French Fries, Vegetables, Free Flow Meals	27,000 volume per year	59	Leasehold
Valladolid	Vegetables, Free Flow Meals, Ready Meals, Pastry Products, Pizza	12,000 volume per year	23	Leasehold

Item 4A.        Unresolved Staff Comments

None.

Item 5.           Operating and Financial Review and Prospects

The following is a discussion of the financial condition and results of operations for the nine months ended December 31, 2015 and the twelve months ended March 31, 2015 of the Company and the five months ended May 31, 2015 and the years ended December 31, 2014 and 2013 of our Predecessor, Iglo.

We were formed on April 1, 2014 and had no operations until we acquired Iglo on June 1, 2015.

Some of the information contained in this discussion and analysis or set forth elsewhere in this annual report, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in Item 3 Key Information-D. Risk Factors of this annual report, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. This discussion should be read in conjunction with our audited historical consolidated financial statements and other financial information included elsewhere in this annual report.

The following financial information has been derived from our audited consolidated financial statements, other than the unaudited consolidated financial data of Iglo for the six months ended June 30, 2014 which has been extracted from unaudited interim financial statements not included in this annual report.

The historical financial information has been prepared in accordance with IFRS. In May 2015, the Company changed its fiscal year end from March 31 to December 31.

Overview

We were incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act on April 1, 2014 under the name Nomad Holdings Limited. We were formed to undertake an acquisition of a target company or business. On April 15, 2014 we completed our initial public offering raising gross proceeds of approximately $500 million through the sale of ordinary shares in the United Kingdom (the “2014 Offering”), and were listed on the LSE under the symbol “NHL”. After the Iglo Acquisition on June 1, 2015, we changed our name to Nomad Foods Limited. Subsequently on January 12, 2016, we transferred our listing from the LSE to NYSE under the symbol “NOMD.”

Nomad operates in the European frozen food market, selling its products primarily to large grocery retailers either directly or through distribution arrangements primarily in the United Kingdom, Italy, Germany, Sweden, France and Norway.

Our top six markets collectively represented approximately 77% of the total Western European frozen food markets (in terms of retail sales value) and generated 83% of our revenue in 2015. We also sell our products in Austria, Belgium, Finland, Greece, Hungary, Ireland, Portugal, Switzerland, Denmark, The Netherlands and Spain. The brands under which we sell our products are “Birds Eye” in the United Kingdom and Ireland, “Findus” in Italy, San Marino, France, Spain and Scandinavia and “Iglo” in Germany and other continental markets.

We operate ten manufacturing plants, two in Germany, two in Sweden, two in Norway and one in each of the United Kingdom, Spain, Italy and France.

Financings and Acquisitions

In May 2015, we issued 75,666,669 of our ordinary shares in a private placement at a price of $10.50 per ordinary share (the “May 2015 Offering”). In April 2015, we amended the Warrants to accelerate the expiration date to the closing of the Iglo Acquisition (subject to certain limited exceptions) and, in order to incentivize the Warrant holders to exercise their Warrants prior to the new expiration date, we reduced the exercise price of the Warrants from $11.50 to $10.50 per whole ordinary share for all Warrants exercised before the new expiration date. Between May and June 2015, we issued an aggregate of 16,673,307 ordinary shares pursuant to the exercise of the Warrants. There are no Warrants currently outstanding.

On June 1, 2015, we consummated our initial acquisition by purchasing Iglo Foods Holdings Limited, a leading frozen food manufacturer and distributor in Europe. We paid an aggregate purchase price of €2.6 billion, including assumed debt of €1.2 billion and the issuance of 13,743,094 ordinary shares (the “Iglo Seller Shares”) to the seller, a private equity fund advised by Permira Advisers LLP. We financed the Iglo Acquisition through a combination of available cash from the 2014 Offering, the May 2015 Offering and the early exercise of Warrants.

In the July 2015 Offering, we issued 15,445,346 ordinary shares at a price of $20.75 per ordinary share. The number of ordinary shares issued in the July 2015 Offering represented, in aggregate, approximately 9.99% of our issued ordinary share capital immediately prior to the offering.

On November 2, 2015, we acquired the Findus Group for approximately £500 million (subject to customary post-closing adjustments), consisting of £415 million in cash and 8,378,380 Findus Consideration Shares. Through the Findus Acquisition, we have acquired the continental European businesses of the Findus Parent in Sweden, Norway, Finland, Denmark, France, Spain and Belgium relating to the Findus, Lutosa, and La Cocinera brands. Findus is a leading frozen food manufacturer in continental Europe. The operations acquired include approximately 1,500 employees and six manufacturing facilities in Norway, Sweden, France and Spain. Findus revenues for the fiscal year ended September 30, 2015 were £471 million.

The £415 million cash portion of the Findus purchase price was funded through a combination of cash on hand and €285 million of a new €325 million senior term loan under our existing Senior Facilities Agreement. Additionally, the Findus Seller was issued the Findus Consideration Shares at closing. The Findus Seller will be restricted from transferring any of the Findus Consideration Shares within one year following closing and will be restricted from transferring 50% of the Findus Consideration Shares within two years of closing.

We intend to seek to acquire further businesses to build an integrated group of best-in-class companies and brands within existing, as well as new, related food categories.

Accounting for the Iglo Acquisition

Effective from the date of the Iglo Acquisition, we have reflected the Iglo Acquisition in our consolidated financial statements prepared in accordance with IFRS. The Iglo Acquisition is accounted for using the purchase method as required by IFRS 3 “Business Combinations”. The net assets of the Iglo Group have been adjusted to our estimate of fair value as of June 1, 2015, the date when control of the Iglo Group passed to us. The excess of the costs of acquisition over the fair value of the assets and liabilities of the Iglo Group has been recorded as goodwill. We are currently assessing the purchase price allocation and such fair values are provisional.

Accounting for the Findus Acquisition

We have reflected the Findus Acquisition in our consolidated financial statements prepared in accordance with IFRS from the date of the acquisition, November 2, 2015. In the nine months ended December 31, 2015 we present two months of operations in our consolidated results.

We have accounted for the Findus Acquisition using the purchase method as required by IFRS 3 “Business Combinations”. The net assets of the Findus Acquisition has been adjusted to fair value as of November 2, 2015, the date when control passed to us. The excess of the costs of acquisition over the fair value of the assets and liabilities of the Findus Acquisition is recorded as goodwill. The fair values have been determined on a provisional basis and as such the purchase price allocation and fair values are provisional.

A.  Operating Results

Overview of Results

	Successor	Successor	Predecessor	Predecessor	Predecessor

	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m
Statement of Income data:
Revenue	894.2	-	640.3	1,500.9	1,505.8
Cost of sales	(663.0)	-	(417.9)	(970.9)	(1,001.8)
Gross profit	231.2	-	222.4	530.0	504.0
Other operating expenses	(138.6)	(0.7)	(109.5)	(254.2)	(231.8)
Exceptional items	(58.1)	(0.7)	(84.3)	(52.9)	(83.8)
Charge related to Founder Preferred Shares Annual Dividend Amount	(349.0)	(165.8)	-	-	-
Charge related to Warrant redemption liability	0.4	(0.4)	-	-	-
Operating (loss)/profit	(314.1)	(167.6)	28.6	222.9	188.4
Finance income	8.7	0.1	2.0	6.8	12.4
Finance costs	(44.2)	-	(117.7)	(297.0)	(240.0)
Net finance costs	(35.5)	0.1	(115.7)	(290.2)	(227.6)
Loss before tax	(349.6)	(167.5)	(87.1)	(67.3)	(39.2)
Taxation	12.3	-	(40.9)	(41.8)	(2.0)
Loss for the period	(337.3)	(167.5)	(128.0)	(109.1)	(41.2)

The table below presents certain additional other key performance indicators:

	Successor	Successor	Predecessor	Predecessor	Predecessor

(€ in millions, except percentages)	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m

Gross margin(1)	25.9%	-	34.7%	35.3%	33.5%
Adjusted EBITDA(2)	156.3	(0.7)	125.4	306.2	300.1
Adjusted EBITDA margin(3)	17.5%	n.p.	19.6%	20.4%	19.9%
(1)	Gross Margin. Gross margin represents gross profit as a percentage of revenue for the relevant period.
(2)	Adjusted EBITDA. Adjusted EBITDA is net (loss)/profit for the period before taxation, net financing costs, depreciation, amortization, exceptional items, charges relating to the Founder Preferred Shares Annual Dividend Amount, charges relating to Warrant redemption and other similar items. We believe that Adjusted EBITDA is a useful indicator of our ability to incur and service its indebtedness and in assessing the underlying performance of its business and can assist securities analysts, investors and other parties to perform their own evaluation. Accordingly, the information has been disclosed in this annual report to permit a more complete and comprehensive analysis of our operating performance. You should exercise caution in comparing our Adjusted EBITDA with similarly titled measures of other companies. Adjusted EBITDA is not a measure of liquidity or performance calculated in accordance with IFRS and should be viewed as a supplement to, not a substitute for, our results of operations presented in accordance with IFRS.
(3)	Adjusted EBITDA Margin. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue for the relevant period. Adjusted EBITDA and Adjusted EBITDA margin are non-IFRS measures and you should not consider them an alternative or substitute to operating profit or operating margin as a measure of operating performance.

The following table reconciles Adjusted EBITDA to net loss before tax for the relevant period as follows:

	Successor	Successor	Predecessor	Predecessor	Predecessor
	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m
Loss before tax	(349.6)	(167.5)	(87.1)	(67.3)	(39.2)
Net financing costs/(income)	35.5	(0.1)	115.7	290.2	227.6
Operating (loss)/profit	(314.1)	(167.6)	28.6	222.9	188.4
Depreciation and amortization	21.8	—	12.5	30.4	27.9
Exceptional items	58.1	0.7	84.3	52.9	83.8
Net purchase-price adjustment-inventory step up	37.0	—	—	—	—
Net purchase-price adjustment for cash flow hedge accounting	4.9	—	—	—	—
Change in Founder Preferred Shares Annual Dividend Amount and Warrant redemption	348.6	166.2	—	—	—
Adjusted EBITDA	156.3	(0.7)	125.4	306.2	300.1

Description of Key Line Items and Certain Key Performance Indicators

Set forth below is a brief description of key items from our consolidated statements of income. For additional information, see Note 1 to our audited consolidated financial statements which appear elsewhere in this annual report.

Revenue.  Revenue is comprised of sales of goods after deduction of discounts and sales taxes. It does not include sales between Nomad subsidiaries. Discounts given by us include rebates, price reductions and incentives given to customers, promotional couponing and trade communication costs. At each end date of a reporting period, any discount incurred, but not yet invoiced, is estimated and accrued. Revenue is recognized when the risks and rewards of the underlying products have been transferred to the customer. This is usually upon either the dispatch of a shipment or the delivery of goods to the customer but is dependent upon contractual terms that have been agreed with a customer. Sales discounts incurred but not yet invoiced are established based on management’s best estimate at the end of the reporting period.

Other Operating Expenses.  Other operating expenses are comprised of advertising and promotions, exchange movements and indirect costs. Indirect costs include staff costs, selling and marketing expenses, administration expenses, research and development expenses, amortization of software, amortization of brands and other expenses.

Charges related to Founder Preferred Shares Annual Dividend Amount.  The charges relate to the Founder Preferred Shares Annual Dividend Amount by which the holders of Founder Preferred Shares are entitled to receive dividends, subject to certain performance conditions. Before June 1, 2015, the Founder Preferred Shares Annual Dividend Amount was fair valued periodically. We expect to settle any Founder Preferred Shares Annual Dividend Amount with equity and, therefore, the liability has been classified as an equity reserve as of June 1, 2015 and no further revaluations are expected.

Charges relating to Warrant redemption.  The charges relate to the redemption rights of any outstanding Warrants which were fair valued at each balance sheet date with any changes in fair value charged to the income statement. There are no Warrants currently outstanding.

Exceptional items.  The separate reporting of exceptional items which are presented as exceptional within the relevant income statement category helps provide an indication of our underlying business performance. Exceptional items have been identified and adjusted by virtue of their size, nature or incidence. In determining whether an event or transaction is exceptional, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence.

Finance Income.  Finance income is comprised of interest income, other financing related income and net foreign exchange gains on translations of financial assets and liabilities held in currencies other than the Company’s functional currency.

Finance Costs.  Finance costs are comprised of interest expenses, net interest on net defined pension plan obligations, amortization of borrowing costs, net foreign exchange costs on translations of financial assets and liabilities held in currencies other than the Company’s functional currency and financing costs incurred as a result of amendments of debt terms.

Taxation.  Taxation is comprised of current tax expenses and deferred tax movements.

We also utilize certain additional key performance indicators, as described below. We believe these measures provide an important alternative measure with which to assess our underlying trading performance on a constant basis. Our calculation of Adjusted EBITDA and Adjusted EBITDA margin may be different from the calculations used by other companies and therefore comparability may be limited. Adjusted EBITDA and Adjusted EBITDA margin are non-IFRS measures and you should not consider them an alternative or substitute to operating profit or operating margin as a measure of operating performance.

Gross Margin.  Gross margin is gross profit as a percentage of revenue.

Adjusted EBITDA.  Adjusted EBITDA is net (loss)/profit for the period before taxation, net financing costs, depreciation, amortization, exceptional items, charges relating to the Founder Preferred Shares Annual Dividend Amount, charges relating to Warrant redemption and other similar items. We believe that Adjusted EBITDA is a useful indicator of our ability to incur and service our indebtedness and in assessing the underlying performance of our business and can assist securities analysts, investors and other parties to perform their own evaluation.

Accordingly, the information has been disclosed in this annual report to permit a more complete and comprehensive analysis of our operating performance. Adjusted EBITDA and similar measures are used by different companies for different purposes and are often calculated in ways that reflect the individual needs and circumstances of these companies. You should exercise caution in comparing our Adjusted EBITDA with similarly titled measures of other companies. Adjusted EBITDA is not a measure of liquidity or performance calculated in accordance with IFRS and should be viewed as a supplement to, not a substitute for, our results of operations presented in accordance with IFRS.

Adjusted EBITDA Margin.  Adjusted EBITDA margin is Adjusted EBITDA as a percentage of revenue.

Currency

Our consolidated financial statements have been presented in Euro, which is our functional currency. Unless specifically stated otherwise herein, transactions in foreign currencies have been translated at the foreign exchange rate at the date of the relevant transaction.

Changes in foreign currency rates have a translation impact on our reported operating results.

A significant portion of our operations have functional currencies other than Euro (principally Pound Sterling). In preparing its financial statements, translations in currencies other than our functional currency are recognized at the rates of exchange prevailing at the dates of transaction. Accordingly, our results for each of the periods presented below have been impacted by fluctuations in foreign exchange rates. Where material, our results, excluding the currency impacts, have been provided. Results presented excluding currency impacts are not presented in accordance with IFRS. Non-IFRS financial measures are intended to supplement the applicable IFRS disclosures and should not be viewed as a replacement of IFRS results. We believe excluding the impact of changes in exchange rates allows for better comparability of results between periods and provides an additional and meaningful assessment of the performance of the business.

Results of Operations for the Nine Months ended December 31, 2015 and the year ended March 31, 2015

	Successor 9 months ended Dec 31 2015	Successor Year ended Mar 31 2015
Statement of Income data:	€m	€m
Revenue	894.2	—
Cost of sales	(663.0)	—
Gross profit	231.2	—
Other operating expenses	(138.6)	(0.7)
Exceptional items	(58.1)	(0.7)
Charge related to Founder Preferred Shares Annual Dividend Amount	(349.0)	(165.8)
Charge related to Warrant redemption liability	0.4	(0.4)
Operating loss	(314.1)	(167.6)
Finance income	8.7	0.1
Finance costs	(44.2)	—
Net finance costs	(35.5)	0.1
Loss before tax	(349.6)	(167.5)
Taxation	12.3	—
Loss for the period	(337.3)	(167.5)

Revenue for the nine months ended December 31, 2015 was €894.2 million representing seven months of operations of the Iglo Group from June 2015 through December 2015 and two months of operations of the Findus Acquisition. Prior to the Iglo Acquisition, Nomad had no operations.

Gross profit for the nine months ended December 31, 2015 was €231.2 million and gross margin was 25.9%. The results for the nine months ended December 31, 2015 include a one-time €37.0 million fair value charge relating to a step-up in inventory values and a €4.9 million charge in relation to cash flow hedge accounting as part of the Iglo and Findus Acquisitions.

Other operating expenses increased to €138.6 million for the nine months ended December 31, 2015 in comparison to €0.7 million in the year ended March 31, 2015. The increase of €137.9 million primarily relates to seven months of Iglo and two months of Findus operating expenses.

Charges related to the Founder Preferred Shares Annual Dividend Amount increased to €349.0 million for the nine months ended December 31, 2015 in comparison to €165.8 million in the year ended March 31, 2015. The charge relates to the Founder Preferred Shares Annual Dividend Amount which was fair valued as of June 1, 2015. We expect to settle any Founder Preferred Shares Annual Dividend Amount with equity and therefore the liability has been reclassified as an equity reserve as of June 1, 2015 and no further revaluations are expected.

Exceptional items of €58.1 million in the nine months ended December 31, 2015 relate to the transaction-related costs incurred by Nomad in connection with the Iglo Acquisition and the Findus Acquisition of €28.2 million, other costs related to transactions of €14.4 million, investigation of strategic opportunities and other items of €9.6 million, other restructuring costs of €8.9 million, the Findus Group integration costs of €4.5 million, costs related to management incentive plans of €3.5 million and net income related to the Cisterna fire of €2.5 million.

Net finance costs of €35.5 million in the nine months ended December 31, 2015 relate to €38.8 million of interest payable on debt assumed as part of the Iglo Acquisition, €4.9 million of other interest and finance costs and €0.5 million resulting from the translation of foreign currency-denominated financial assets and liabilities into Euros offset by finance income of €8.7 million.

A taxation credit of €12.3 million was booked in the nine months ended December 31, 2015 relating to seven months of Iglo and two months of Findus operations.

Results of Operations for Six Months Ended June 30, 2014 and the Five Months Ended May 31, 2015

	Predecessor	Predecessor

	5 months	6 months
	ended May 31	ended June 30
	2015	2014
Statement of Income data:	€m	€m
Revenue	640.3	761.2
Cost of sales	(417.9)	(496.7)
Gross profit	222.4	264.5
Other operating expenses	(193.8)	(145.7)
Operating profit	28.6	118.8
Finance income	2.0	3.4
Finance costs	(117.7)	(137.4)
Net finance costs	(115.7)	(134.0)
Loss before tax	(87.1)	(15.2)
Taxation	(40.9)	(25.3)
Loss for the period	(128.0)	(40.5)

Our revenue decreased by €120.9 million to €640.3 million for the five months ended May 31, 2015 from €761.2 million for the six months ended June 30, 2014. Excluding the additional month of operations in 2014, the decrease in revenue was €14.2 million. Our exit from Romania, Slovakia and Turkey in 2015 and the one additional day in 2014 accounted for €8.8 million of the decline. We believe, based on external market data, that a significant portion of the remaining decrease was driven by continued growth in the discounter channel and an increase in private label offerings by traditional retailers. Furthermore, reduced promotional slots in Italy due to longer-than-expected annual negotiations with key customers impacted revenue by approximately €10.1 million. Those impacts were partially offset by a foreign exchange translational benefit from our U.K. business as a result of the stronger Sterling-to-Euro exchange rate and increased revenue in the Netherlands and Portugal. Excluding the foreign exchange translational benefit and the additional month in 2014, revenue would have decreased 5.9% or €39.3 million.

Gross profit decreased by €42.1 million to €222.4 million for the five months ended May 31, 2015 from €264.5 million for the six months ended June 30, 2014. The additional month in 2014 accounted for €38.3 million of the decline. Excluding the additional month in 2014, the decrease was driven by lower revenue. Gross margin was 34.7% for the five months ended May 31, 2015 and the six months ended June 30, 2014 as higher promotional investments were offset by the introduction of new margin accretive products and supply chain improvements.

Other operating expenses increased by €48.1 million to €193.8 million for the five months ended May 31, 2015 from €145.7 million for the six months ended June 30, 2014. Excluding the additional month in 2014, other operating expenses increased €72.3 million primarily due to an increase in exceptional items of €76.8 million.

Costs for advertising and promotions decreased by €15.5 million to €49.3 million for the five months ended May 31, 2015 from €64.8 million for the six months ended June 30, 2014. The additional month in 2014 accounted for €9.2 million of the decline. Excluding the additional month in 2014, the decrease was primarily due to the non-recurrence of costs associated with the development of the new marketing strategy in 2014 and advertising cost savings and efficiencies.

Indirect expenses decreased by €9.3 million to €60.2 million for the five months ended May 31, 2015 from €69.5 million for the six months ended June 30, 2014. Excluding the additional month in 2014, indirect expenses increased by €1.8 million, primarily due to a foreign exchange translational impact from Sterling-based costs in our U.K. business as a result of the stronger Sterling-to-Euro exchange rate.

Exceptional items increased by €72.9 million to €84.3 million for the five months ended May 31, 2015 from €11.4 million for the six months ended June 30, 2014. Excluding the additional month in 2014, exceptional items increased by €76.8 million primarily due to a one-time €55.0 million carrying value adjustment of our intangible assets in Italy and a €22.9 million charge related to the acceleration of awards under the Iglo Long-Term Incentive Plans upon the closing of the Iglo Acquisition.

Net finance costs decreased by €18.3 million to €115.7 million for the five months ended May 31, 2015 from €134.0 million for the six months ended June 30, 2014. Excluding the additional month in 2014, net financing costs increased €9.2 million primarily due to foreign exchange translational losses on our financial assets and liabilities principally as a result of the stronger Sterling-to-Euro exchange rate, partially offset by lower net interest costs of €6.0 million due to the refinancing in July 2014.

Tax expenses increased by €15.6 million to €40.9 million for the five months ended May 31, 2015 from €25.3 million for the six months ended June 30, 2014. Excluding the additional month in 2014, tax expense increased €19.8 million. The increase in the tax charge was largely attributable to a one-time adjustment to current tax of €11.3 million and to a deferred tax debit of €9.1 million following a fair value review conducted as a result of the Iglo Acquisition. Based on an effective tax rate methodology, the current tax charge for the five months ended May 31, 2015 was €20.5 million.

Results of Operations for the Years Ended December 31, 2013 and 2014

	Predecessor Year ended December 31 2014	Predecessor Year ended December 31 2013
Statement of Income data:	€m	€m
Revenue	1,500.9	1,505.8
Cost of sales	(970.9)	(1,001.8)
Gross profit	530.0	504.0
Other operating expenses	(307.1)	(315.6)
Operating profit	222.9	188.4
Finance income	6.8	12.4
Finance costs	(297.0)	(240.0)
Net finance costs	(290.2)	(227.6)
Loss before tax	(67.3)	(39.2)
Taxation	(41.8)	(2.0)
Loss for the period	(109.1)	(41.2)

Our revenue decreased by €4.9 million, or 0.3%, to €1,500.9 million for the year ended December 31, 2014, from €1,505.8 million for the year ended December 31, 2013. We believe, based on external market data, that the decrease in revenue was primarily due to growth in the discounter channel across UK, Italy and Germany as well as lower promotional levels particularly in Germany during annual customer negotiations which impacted revenue by €9 million. Furthermore there were on-going negotiations during the year with a medium sized retailer in the United Kingdom resulting in limited distributions and promotions until the last quarter of 2014 which led to a €17 million decrease in revenue. The decrease in revenue was primarily offset by a foreign exchange translational benefit in our U.K. business and revenue growth in our Italy business following implementation of a new product strategy and increased advertising. Excluding the currency impact, revenue decreased by 2.0% or €31.8 million.

Gross profit increased by €26.0 million, or 5.2%, to €530.0 million for the year ended December 31, 2014 from €504.0 million for the year ended December 31, 2013. Gross margin increased to 35.3% for the year ended December 31, 2014, from 33.5% for the year ended December 31, 2013 primarily as a result of the introduction of new margin accretive products, product mix improvements and cost controls which offset the revenue decline. Gross profit benefitted from a foreign currency translational benefit from our U.K. business as a result of the stronger Sterling-to-Euro exchange rates which resulted in a 3.3%, or €17.0 million, increase in gross profit.

Other operating expenses decreased by €8.5 million, or 2.7%, to €307.1 million for the year ended December 31, 2014, from €315.6 million for the year ended December 31, 2013. The decrease was primarily due to significantly lower exceptional items partially offset by increases in advertising and promotion and indirect costs. Other operating expenses as a percentage of revenue decreased to 20.5% in 2014 from 21.0% in 2013.

Our costs for advertising and promotions increased by €12.1 million, or 12.0%, to €113.1 million for the year ended December 31, 2014 from €101.0 million for the year ended December 31, 2013. The increase was primarily due to development of a new advertising campaign and packaging re-launch coupled with increased media spend in Italy, Germany and the United Kingdom.

Indirect costs increased by €10.4 million, or 8.0%, to €141.1 million for the year ended December 31, 2014 from €130.7 million for the year ended 31 December 2013. The increase was primarily due to investment in marketing capability along with R&D capacity and higher bonus costs.

Exceptional items decreased by €30.9 million, or 36.9%, to €52.9 million for the year ended December 31, 2014, from €83.8 million for the year ended December 31, 2013. The decrease was primarily the result of the higher level of exceptional items in 2013 from developing and implementing the “Better Meals Together” strategy as well as a registration tax payment in Italy relating to the acquisition of Findus Italy.

Net financing costs increased by €62.6 million, or 27.5%, to €290.2 million for the year ended December 31, 2014 from €227.6 million for the year ended December 31, 2013. The increase in net financing costs was primarily due to a one-time charge of €37.9 million in connection with re-financing of Iglo’s debt in July 2014, which related primarily to the write-off of deferred borrowing costs from a previous re-financing. The remaining increase was primarily driven by foreign exchange translational losses on our financial assets and liabilities principally as a result of the stronger Sterling-to-Euro exchange rate.

Tax expenses increased by €39.8 million to €41.8 million for the year ended December 31, 2014, from €2.0 million for the year ended December 31, 2013. This charge is split between a current tax expense of €27.5 million and a net deferred tax charge of €14.3 million, compared to a current tax expense of €16.6 million and a net deferred tax credit of €14.6 million for the prior year. The increase in current tax expense was primarily due to an increase in taxable profits. The variance in the deferred tax charge was primarily attributable to a change in deferred tax rates from 23% to 20% as well as a credit in 2013, which resulted from an adjustment to the calculation of deferred tax on intangibles, while a charge was recognized in 2014.

Other Key Performance Indicators

Adjusted EBITDA increased by €6.1 million, or 2.0%, to €306.2 million for the year ended December 31, 2014, from €300.1 million for the year ended December 31, 2013. Adjusted EBITDA margin increased to 20.4% for the year ended December 31, 2014, from 19.9% for the year ended December 31, 2013 as a result of higher gross margins. The increase in Adjusted EBITDA was primarily due to a foreign currency translational benefit from our U.K. business as a result of a stronger Sterling-to-Euro exchange rate. Excluding currency impacts, Adjusted EBITDA remained relatively flat.

B.  Liquidity and Capital Resources

Overview

We believe that cash flow from operating activities, available cash and cash equivalents and our access to our revolving credit facility will be sufficient to fund our liquidity requirements for at least the next 12 months. At December 31, 2015, we had €256.6 million of total liquidity, comprising €186.1 million in cash, net of bank overdrafts, and €70.5 million of available borrowings under our revolving credit facility. We also expect to continue to raise cash through equity and debt offerings when it is advisable to do so. Our principal liquidity requirements have been, and we expect will be, for working capital and general corporate purposes, including capital expenditures and debt service, as well as to identify and effect strategic acquisitions.

Cash Flows

Our primary sources of liquidity for the periods reported were cash flow from operations and financing activities. Cash flows from financing activities have in the past included, among other things, borrowings under credit facilities, high yield notes and shareholder loan notes. Our liquidity requirements arise primarily from the need to meet debt service requirements, to fund capital expenditures, to meet working capital requirements and to fund pension and tax obligations. Cash flows generated from operating activities, together with cash flows generated from financing activities, have historically been sufficient to meet the our liquidity needs.

The following table summarizes net cash flows with respect to our operating, investing and financing activities for the periods indicated:

	Successor	Successor	Predecessor	Predecessor	Predecessor
	9 months ended Dec 31 2015	Year ended Mar 31 2015	5 months ended May 31 2015	Year ended Dec 31 2014	Year ended 31 Dec 2013
	€m	€m	€m	€m	€m

Net cash from operating activities	48.0	0.2	78.7	267.4	237.3
Net cash used in investing activities	(959.8)	(295.6)	(6.3)	(26.3)	(28.3)
Net cash provided by / (used in) financing activities	952.5	353.5	(29.4)	(344.2)	(106.7)
Net increase/(decrease) in cash and cash equivalents	40.7	57.4	43.0	(103.1)	102.3
Cash and cash equivalents at end of the period	186.1	126.8	268.4	219.2	317.1

Net Cash from Operating Activities

Net cash from operating activities was €48.0 million for the nine months ended December 31, 2015, up from €0.2 million for the year ended March 31, 2015. The €47.8 million increase was primarily due to the acquisition of Iglo, with seven months of Iglo operations consolidated, and the Findus Acquisition, contributing two months of operations.

Net cash used in operating activities for the year ended March 31, 2015 was primarily related to ongoing costs and expenses prior to the Iglo Acquisition.

Net cash used in operating activities for the five months ended May 31, 2015 related to ongoing operations. Net cash from operating activities increased by €30.1 million, or 12.7%, to €267.4 million for the year ended December 31, 2014, from €237.3 million for the year ended December 31, 2013. The increase was primarily due to lower tax and exceptional items.

Net Cash Used in Investing Activities

Net cash used in investing activities was €959.8 million for the nine months ended December 31, 2015, increasing from €295.6 million for the year ended March 31, 2015. The €664.2 million increase was primarily due to the Iglo Acquisition of €693.6 million, the Findus Acquisition of €556.9 million and offset by redemption of portfolio investments of €312.1 million.

Net cash used in investing activities for the year ended March 31, 2015, relating to investment of our cash prior to the Iglo Acquisition.

Net cash used in investing activities was €6.3 million for the five months ended May 31, 2015 which primarily related to capital expenditures.

Net cash used in investing activities decreased by €2.0 million, or 7.1%, to €26.3 million for the year ended December 31, 2014 from €28.3 million for the year ended December 31, 2013. The decrease was primarily due to phasing of capital expenditures over the two years.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was €952.5 million for the nine months ended December 31, 2015, up from €353.5 million for the year ended March 31, 2015. The net cash provided by financing activities was primarily due to proceeds from the sale of shares in the May and July 2015 Offerings of €1,171.8 million and €325 million drawn on the senior facilities to fund the Iglo Acquisition and the Findus Acquisition, offset by a repayment of loan principal of €490.0 million and €40.8 million of interest paid.

Net cash provided by financing activities was €353.5 million for the year ended March 31, 2015, primarily resulting from the issuance of ordinary shares in the 2014 Offering.

Net cash used in financing activities was €29.4 million for the five months ended May 31, 2015 primarily related to interest payable on the senior debt.

Net cash used in financing activities increased by €237.5 million, or 222.6%, to €344.2 million for the year ended December 31, 2014 from €106.7 million for the year ended December 31, 2013. The increase was primarily attributable to the repayment of senior debt by €236.9 million, €129.2 million of which was an excess cash payment in line with the former debt package covenants and €107.7 million of which was a net repayment as part of the new finance agreement.

Capital Expenditures

Our capital expenditures in 2015 consisted, and in 2016 we expect to consist of, primarily expenditures for factory capacity expansion and maintenance, cost savings projects, information systems, innovation, regulatory compliance and other items.

Our capital expenditure averaged 1.8% of revenue from 2013 to 2015. The following table sets forth our capital expenditures for the periods indicated, including as a percentage of revenue:

	Successor	Successor	Predecessor	Predecessor	Predecessor

	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m
Capital expenditures	21.4	—	6.3	26.3	28.3
Capital expenditure as a % of revenue	2.4%	—	1.0%	1.8%	1.9%

Debt

Senior Facilities Agreement.  In connection with the Iglo Acquisition, Iglo’s Senior Facilities Agreement (“SFA”) was amended and restated effective as of June 1, 2015. Commitments and participations of the lenders that opted not to exchange their existing commitment participations, or were otherwise in excess of agreed allocations for the existing, consenting lenders, which totaled €490 million, were prepaid and cancelled in full at the closing of the Iglo Acquisition. In connection with the Findus Acquisition, the SFA was further amended and restated to add a new €325 million senior term loan tranche and to make certain conforming amendments.

The SFA currently consists of (i) a €363.3 million term loan facility (Facility C1), (ii) a £235 million term loan facility (Facility C2), (iii) a €325 million term loan facility (Facility C3) and (iv) an €80.0 million revolving credit facility of which up to €10.0 million can be used for the issuance of letters of credit.

As of December 31, 2015, we had approximately €1,008.4 million of indebtedness outstanding under our term loan facilities and no amounts outstanding under our revolving credit facility, other than €9.5 million in stand-by letters of credit.

The term loans under the SFA mature on June 30, 2020 and bear interest at rates per annum equal to LIBOR or, in relation to any loan in Euro, EURIBOR, plus certain applicable margins. The applicable margins in relation to the term loans under the SFA are subject to adjustment (up or down as appropriate) in accordance with the margin adjustment mechanism based on the ratio of Consolidated Total Net Debt to Consolidated EBITDA (each as defined in the SFA) for the relevant period of 12 months and is 3.50% per annum in respect of the Facility C1 term loan and is 4.00% per annum in respect of the Facility C2 and Facility C3 term loans. Interest on the term loans is payable at the end of each interest period which, at the option of the borrower, may be one, two, three or six months or any other period agreed with the facility agent.

The revolving credit facility matures on December 31, 2019 and bears interest at a rate per annum equal to LIBOR or, in relation to any loan in Euro, EURIBOR, plus the applicable margin. The applicable margin is subject to adjustment (up or down as appropriate) in accordance with the margin adjustment mechanism based on the ratio of Consolidated Total Net Debt to Consolidated EBITDA (each as defined in the SFA) for the relevant period of 12 months and range from 3.75% per annum to 4.25% per annum. Interest on the revolving credit facility is payable at the end of each interest period which, at the option of the borrower, may be one, two, three or six months or any other period agreed with the facility agent.

The SFA contains certain customary negative operating covenants (certain of which are not applicable depending on the ratio of Consolidated Total Net Debt to Consolidated EBITDA) and other customary provisions relating to events of default, including non-payment of principal, interest or fees, misrepresentations, breach of covenants, creditor process, cross default to other indebtedness of the borrowers and its subsidiaries in excess of €20.0 million, cessation of business, and material adverse change.

Floating Rate Senior Secured Notes due 2020.  Nomad has outstanding €500,000,000 of Floating Rate Senior Secured Notes due 2020 (the “Notes”) issued pursuant to an indenture dated July 17, 2014 (the “Indenture”) entered into between certain subsidiaries of Nomad Foods Limited, the trustee for the noteholders and certain other parties. The Notes are currently admitted to the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

The Indenture contains customary covenants including limitations on indebtedness, restricted payments, liens, restrictions on distributions, sales of assets and subsidiary stock, affiliate transactions, activities of the Issuer and compliance requirements with respect to additional guarantees, reporting, additional intercreditor agreements, payment of notes, withholding taxes, change of control, compliance certificate, payments for consent and listing requirements.

Interest on the Notes accrues at a rate per annum, reset quarterly, equal to three-month EURIBOR plus 4.50%, as determined by the calculation agent and is payable quarterly in arrears.

The Notes are redeemable at our option in whole or in part, from time to time, upon not less than 10 days nor more than 60 days’ prior notice, (x) prior to July 17, 2016 at a redemption price equal to 101% of principal amount being redeemed plus accrued and unpaid interest to the redemption date and (y) on or after July 17, 2016 at a redemption price equal to 100% of principal amount being redeemed plus accrued and unpaid interest to the redemption date.

Pension Plans

We maintain defined benefit pension plans in Germany, Sweden, Italy and Austria as well as various contributions plans in other countries. The defined benefit pension plans are partially funded in Germany and Austria and unfunded in Sweden and Italy. All defined benefit pension plans are closed to new entrants and there is no current requirement to fund the deficit in any of Germany, Sweden or Italy. We also maintain various defined contribution pension plans in other countries, the largest of which is in the United Kingdom with Company contributions of €2.3 million in the nine months ended December 31, 2015 and €2.5 million in the year ended December 31, 2014. In most countries, long term service awards are in operation.

For accounting purposes, as of December 31, 2015 (based on the assumptions used), the deficit for the defined benefit plans equaled €159.4 million.

For the nine months ended December 31, 2015 pension costs related to defined benefit, defined contributions and long-term benefit plans equated to €8.2 million. For the years ended December 31, 2014 and 2013 such costs equaled €10.2 million and €10.0 million respectively. This includes all costs related to the pension schemes and other long-term benefits plans as well as associated interest costs.

For additional information, see Note 23 “Employee benefits” to our audited consolidated financial statements which appear elsewhere in this annual report.

A description of our principal accounting policies, critical accounting estimates and key judgments is set out in Note 2 to our audited consolidated statements which appear elsewhere in this annual report.

C.  Research and development, patents and licenses, etc.

We focus our efforts on renovation of core products and our investment in market research on our “must win battles” to ensure that the products we launch overcome penetration barriers. In addition, we have sought to implement a structured stage gate process through which we take new products from idea generation, through concept screening, concept/products laboratories and early volume sizing, to final validation.

We operate one central “Innovation & Growth Board” which is responsible for reviewing and approving innovations across the Company. Our research and development team is also centralized, allowing us to leverage our research and development investment across our markets, thus maximizing our ability to generate successful innovations efficiently.

We spent €12.1 million and €nil for the nine months ended December 31, 2015 and the year ended March 31, 2015 and €7.2 million, €15.7 million and €13.2 million in the five months ended May 31, 2015 and the years ended December 31, 2014 and 2013 respectively on company-sponsored research and development activities.

D.  Trend information

We are subject to the following key industry trends and challenges which have impacted, and may continue to impact, our business, operations and financial performance:

•	Consumer Preferences. Consumer preferences drive demand for our products. There are a number of trends in consumer preferences which are having an impact on us and the frozen food industry as a whole. These include preferences for convenient, natural, better value, healthy and sustainable products. Our results of operation depend in large part on the continued appeal of our products and, given the varied backgrounds and tastes of our customer base, our ability to offer a sufficient range of products to satisfy a broad spectrum of preferences. In order to address consumer needs and ensure the continued success of our products, we aim to introduce new products and re-launch and extend existing product lines on a timely basis. We believe the increased focus on healthy and natural products is an opportunity for us. We recently launched our “Whole Grain” platform, which is intended to offer some of our core iconic products with a healthier coating.

•	Economic Conditions. During a weak macroeconomic environment, such as that experienced in recent years in certain of our markets, consumer buying patterns shift as consumers look for value alternatives. This has caused an increase in the percentage of products sold on promotion, a shift from traditional retail grocery to discounter channels and greater purchases of more economical, private label products. When our sales volumes decline, we are less able to pass along higher production costs. As a result, we are continuously focused on reducing costs through improved productivity and efficiency.

•	Competition. In addition to the competition we face from traditional, well-established branded frozen food manufacturers, over the last few years we have seen increased competition from the discounter channel. Discounters are supermarket retailers which offer food and grocery products at discounted prices and which typically focus on non-branded rather than branded products. The discounter channel has been growing at a faster rate than the traditional retailer channels over the last several years. To address this growing trend, we intend to pursue selected, profitable opportunities to increase our presence with the discounter channel. With the growth of the discounter channel, in an effort to compete, our traditional retail customers have increased their offering of their own private label products. Because these customers control the shelf space allocations within their stores, they may allocate more shelf space to their private label products in accordance with their respective promotional strategies. To address decreases in shelf space allocated to our products, we may reduce our prices, either directly or through increased promotional activity, or invest greater amounts in advertising our products to ensure our products remain competitive.

E.  Off-balance sheet arrangements

We did not have any material off-balance sheet arrangements during the reported periods.

F.  Tabular disclosure of contractual obligations

The following table summarizes our estimated material contractual cash obligations and commercial commitments as of December 31, 2015, and the future periods in which such obligations are expected to be settled in cash:

	Cash payments due by period
(€ in millions)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Senior debt and other loans	1,008.4	-	-	1,008.4	-
Senior debt and other loans—interest (1)	193.2	41.1	85.4	66.7	-
Senior Secured Notes due 2020—principal	500.0	-	-	500.0	-
Senior Secured Notes due 2020—interest	103.8	22.7	46.2	34.9	-
Operating leases	138.1	12.8	19.6	11.7	94.0
Purchase commitments (2)	4.9	4.9	-	-	-

Total (3)	1,948.4	81.5	151.2	1,621.7	94.0

(1)	Represents estimates of future interest payable, which will depend upon the timing of cash flows as well as fluctuations in the applicable interest rates and the Company’s debt structure. These forecasts have been compiled using the debt structure as at December 31, 2015 and the assumption that the 1 month EURIBOR and LIBOR rates will increase to 0.3% and 1.4% respectively by 2020.
(2)	Represents capital expenditures which we have committed to make but which are not yet payable.
(3)	Retirement benefit obligations of €168.9 million are not presented above as the timing of the settlement of these obligations is uncertain.

G.  Safe harbor

See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” at the beginning of this annual report.

Item 6.            Directors, Senior Management and Employees

A.  Executive Officers and Directors

The following table lists each of our executive officers and directors and their respective ages and positions as of March 31, 2016.

Name	Age	Position
Stéfan Descheemaeker	55	Chief Executive Officer and Director
Paul Kenyon	52	Chief Financial Officer and Director
Tania Howarth	54	Chief Operating Officer
Martin E. Franklin	51	Co-Chairman
Noam Gottesman	54	Co-Chairman
John Coyle	50	Director
Jeremy Isaacs CBE	52	Director
Victoria Parry	50	Director
James E. Lillie	54	Director
Lord Myners of Truro CBE	67	Lead Independent Director
Brian Welch	29	Director

Set forth below is a brief biography of each of our executive officers and directors.

Stéfan Descheemaeker was appointed as the Chief Executive Officer of the Company and of Iglo on June 1, 2015. He was previously at Delhaize Group SA, the international food retailer, where he was Chief Financial Officer between 2008 and 2011 before becoming Chief Executive Officer of its European division until October 2013. Since leaving Delhaize Group SA, Mr. Descheemaeker has taken on board positions with Telenet Group Holdings N.V. and Group Psychologies, served as an industry advisor to Bain Capital and been a professor at the Université Libre de Bruxelles. Between 1996 and 2008, Mr. Descheemaeker was at Interbrew (now Anheuser-Busch Inbev) where he was Head of Strategy & External Growth responsible for managing M&A and strategy, during the time of the merger of Interbrew and AmBev in 2004, and prior to that he held operational management roles as Zone President in the U.S., Central and Eastern Europe, and Western Europe. Mr. Descheemaeker started his career with Cobepa, at that time the Benelux investment company of BNP-Paribas. Mr. Descheemaeker currently serves as a Director on the Board of Anheuser-Busch InBev, a position he has held since 2008.

Paul Kenyon was appointed as Chief Financial Officer of the Company on June 1, 2015, having previously served as Chief Financial Officer of Iglo since June 2012. Mr. Kenyon joined the Iglo Group from AstraZeneca PLC where his most recent role was CFO for AstraZeneca’s Global Commercial business. Prior to that, Mr. Kenyon spent three years as Senior Vice President, Group Finance and for a period held the role of Chairman of AstraTech, AstraZeneca’s medical technology subsidiary, concluding with its successful disposal. Mr. Kenyon’s prior career includes a broad range of senior finance roles at Allied Domecq PLC as well as experience gained at Mars, Incorporated and Courtaulds PLC. Mr. Kenyon is a Fellow of the Chartered Institute of Management Accountants.

Tania Howarth was appointed Chief Operating Officer of Iglo in January 2010. Ms. Howarth joined Iglo in April 2007 and successfully led the separation from Unilever and the creation of a standalone integrated SAP platform. She has held senior positions at prestigious branded goods companies including Coca-Cola, where she served as the Chief Information Officer for Europe, the Middle East and Africa, PepsiCo where she served as Chief Information Officer for the Walkers Snackfood business, Sun Microsystems ICI and PricewaterhouseCoopers.

Martin E. Franklin is the founder and Executive Chairman of Jarden Corporation, a broad based consumer products company (“Jarden”). Mr. Franklin was appointed to Jarden’s board of directors in June 2001 and served as Jarden’s chairman and chief executive officer from September 2001 until June 2011, at which time he began service as executive chairman. Prior to joining Jarden Corporation, Mr. Franklin served as chairman and a director of Bollé, Inc. from 1997 to 2000, chairman of Lumen Technologies from 1996 to 1998, and as chairman and chief executive officer of its predecessor, Benson Eyecare Corporation from 1992 to 1996. Mr. Franklin served on the board of directors of Platform Specialty Products Corporation (“PSPC”) from April 2013 until its acquisition of MacDermid, Incorporated in October 2013, and continues to serve as the chairman of the combined entity. Mr. Franklin also served on the board of directors of Justice Holdings Ltd (“JHL”) from February 2011 until its business combination with Burger King Worldwide, Inc. in June 2012. He served on the board of Burger King Worldwide, Inc. following the business combination from 2012 until its transaction with Tim Hortons, Inc. and the creation of Restaurant Brands International Inc. (“Restaurant Brands”) in December 2014. Mr. Franklin is currently serving on the board of Restaurant Brands. Mr. Franklin also served on the board of directors of Liberty Acquisition Holdings Corp. (“LAHC”) from June 2007 until its business combination with Grupo Prisa in November 2010, and served on the board of directors of Grupo Prisa from November 2010 to December 2013. Mr. Franklin also served on the board of Liberty Acquisition Holdings International Company (“LAHIC”) from January 2008 until its acquisition of Phoenix Group Holdings (formerly known as Pearl Group) in September 2009 and Freedom Acquisition Holdings, Inc. (“Freedom”), from June 2006 until its acquisition of GLG Partners L.P. (“GLG”) in November 2007 and continued to serve on the board of directors of GLG until GLG was acquired by the Man Group plc in October 2010. Mr. Franklin also served on the board of directors of Kenneth Cole Productions, Inc. from July 2005 to December 2011 and serves as a director and trustee of a number of private companies and charitable institutions.

Noam Gottesman is the founder and Managing Partner of TOMS Capital LLC, which he founded in 2012. Mr. Gottesman was the co-founder of GLG Partners Inc. and its predecessor entities where he served in various chief executive capacities until January 2012. Mr. Gottesman served as GLG’s chief executive officer from September 2000 until September 2005, and then as its co-chief executive officer from September 2005 until January 2012. Mr. Gottesman was also chairman of the board of GLG following its merger with Freedom and prior to its acquisition by Man Group plc. Mr. Gottesman co-founded GLG as a division of Lehman Brothers International (Europe) in 1995 where he was a Managing Director. Prior to 1995, Mr. Gottesman was an executive director of Goldman Sachs International, where he managed global equity portfolios in the private client group.

John Coyle is a Partner and Head of Permira North America. Prior to joining Permira in July 2008, Mr. Coyle served as a Managing Director and Global Head of the Financial Sponsor Group at JPMorgan Securities Inc., where he was responsible for originating and executing transactions for private equity firms in North America, Europe and Asia Pacific. He was also a member of JPMorgan’s Investment Bank Management Committee and Private Equity Principal Investments Committee. Mr. Coyle joined JPMorgan in 1988 and held a variety of investment banking positions during his tenure. In 1998, Mr. Coyle moved to London to found JPMorgan’s sponsor coverage effort and ultimately build the pre-eminent sponsor franchise in Europe. Mr. Coyle returned to New York in 2005 to head the Global Group, which is a leading provider of financial services to the private equity industry. Mr. Coyle currently serves as a director on the board of BakerCorp International, Inc.

Jeremy Isaacs is a Founding Partner of JRJ Group. At JRJ Group, Mr. Isaacs is closely involved with the implementation and guidance of fund strategy, as well as the development and execution of portfolio company strategy. Prior to establishing JRJ Group, in late 2008, Mr. Isaacs held senior executive positions with Lehman Brothers with responsibility for businesses outside North America. Mr. Isaacs serves as a non-executive director of both Marex Spectron and Food Freshness Technology. He participates in numerous philanthropic activities, holding a range of positions, including Trustee of The Isaacs Charitable Trust, non-executive director of Imperial College Healthcare NHS Trust, member of the Bridges Development Fund Advisory Board, and Trustee of the Noah’s Ark Children’s Hospice. Mr. Isaacs is an Honorary Fellow of the London Business School. Mr. Isaacs was appointed Commander of the Order of the British Empire (CBE) in the 2015 Queen’s Birthday Honours for his services to the NHS.

James E. Lillie is Jarden’s Chief Executive Officer. He joined Jarden in 2003 as Chief Operating Officer and was named President in 2004 and CEO in June 2011. He brings diverse business and leadership experience across a range of industries and functions enabling him to build both the strategies and operational structures required to sustain reliable growth. From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited. From 1999 to 2000, he served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (“KKR”) portfolio company. From 1990 to 1999, Mr. Lillie held a succession of senior level management positions across a variety of disciplines including human resources, manufacturing, finance and operations at World Color, Inc., another KKR portfolio company. Mr. Lillie serves on the board of the US-China Business Council (USBC), a private, nonpartisan, nonprofit organization of American companies that do business in China. The USBC’s mission is to expand the US-China commercial relationship to the benefit of its membership and, more broadly, the US economy.

Lord Myners is Chancellor of the University of Exeter and a member of the Court and Council of the London School of Economics and Political Science. He served as the Financial Services Secretary in Her Majesty’s Treasury, the United Kingdom’s finance ministry, from October 2008 to May 2010. Prior to his service at the Treasury, Lord Myners served as chairman or a member of the board of several organizations, including as chairman of Guardian Media Group from 2000 to 2008, director of GLG Partners Inc. from 2007 to 2008, Director of Land Securities Group plc from 2006 to 2008 (chairman from 2007 to 2008), chairman of Marks & Spencer plc from 2004 to 2006, and chairman of Aspen Insurance Holdings Ltd from 2002 to 2007. Lord Myners served as chairman of PSPC from April 2013 until its business combination with MacDermid, Incorporated in October 2013. He also served as the chairman of JHL, a special purpose acquisition company, from February 2011 until its business combination with Burger King Worldwide, Inc. in June 2012. From 1986 to 2001, he served as a director of Gartmore Investment Management Limited. He has also served in an advisory capacity to the United Kingdom Treasury and the United Kingdom Department of Trade & Industry, with particular focus on corporate governance practices. Other positions held by Lord Myners have included chairman of the Trustees of Tate, chairman of the Low Pay Commission, a member of the Court of the Bank of England, a member of the Investment Board of GIC, Singapore’s sovereign wealth fund. Lord Myners is currently serving as a non-executive director of OJSC Megafon, Ecofin Water & Power Opportunities plc and RIT Capital Partners plc, the non-executive chairman of Autonomous Research LLP, chairman and a partner of Cevian Capital LLP and Chairman of Daniel J Edelman (UK). Lord Myners is a graduate, with honors, from University of London and has an honorary doctorate from the University of Exeter. He is a Visiting Fellow at Nuffield College, Oxford and an Executive Fellow at London Business School. He is a crossbench member of the UK’s House of Lords, the senior chamber in Parliament.

Victoria Parry was Global Head of Product Legal for Man Group plc until April 2013 and now acts as an independent non-executive director and consultant to the funds industry. Prior to the merger of Man Group plc with GLG Partners in 2010, she was Senior Legal Counsel for GLG Partners LP. Ms. Parry joined Lehman Brothers International (Europe) in April 1996 where she was Legal Counsel with responsibility for inter alia the activities of the GLG Partners division and left Lehman Brothers in September 2000 upon the establishment of GLG Partners LP. Prior to joining Lehman Brothers in 1996 Ms. Parry practiced as a solicitor with a leading London based firm of solicitors. Ms. Parry graduated from University College Cardiff, with a LLB (Hons) in 1986. Ms. Parry is a solicitor and a member of the Law Society of England and Wales. Ms. Parry is a director of a number of other companies.

Brian Welch is a Partner in Pershing Square Capital Management L.P. (“Pershing Square”), an investment adviser registered with the U.S. Securities and Exchange Commission. Pershing Square is a concentrated, research-intensive, fundamental value investment firm based in New York City. Mr. Welch joined Pershing Square in September 2011, and is responsible for identifying, analyzing and monitoring current and prospective investment opportunities across a variety of industries. Before joining Pershing Square, Mr. Welch was a private equity analyst at The Blackstone Group from 2008 to 2011.

B.  Compensation of Executive Officers and Directors

For the fiscal year ended March 31, 2015, Nomad Holdings did not have operations or employees and, accordingly, no compensation or benefits were paid to officers. As such, this section sets forth for the nine months ended December 31, 2015: (i) the compensation and benefits provided to our executive officers, (ii) a brief description of the bonus programs in which our executive officers participated, and (iii) the total amounts set aside for pension, retirement and similar benefits for our executive officers. This section also describes the Nomad Long Term 2015 Incentive Plan (“LTIP”) including a summary of the material terms of the LTIP, a description of current executive employment agreements and equity awards granted thereunder, and a description of our director compensation program.

Executive Compensation

Executive Officer Compensation and Benefits for the nine months ended December 31, 2015

For a description of executive compensation for the nine months ended December 31, 2015, see Notes 8 “Payroll costs, share based payments and management incentive schemes” and 9 “Directors’ and Key Management emoluments” to our audited consolidated financial statements which appear elsewhere in this annual report.

Pension, Retirement and Similar Benefits

Our executive officers who participate in our money purchase pension plans do so on generally the same terms as our other employees. The aggregate amount of the employer contributions to this plan for our executive officers during the nine months ended December 31, 2015 was less than €0.1 million.

Employment Agreements

Chief Executive Officer.  Stéfan Descheemaeker was appointed as the Chief Executive Officer of the Company and Iglo and as a Director of the Company effective on June 1, 2015. He entered into his Service Agreement with us on June 17, 2015. Under the agreement, Mr. Descheemaeker will receive an annual salary of £700,000 that will be reviewed, but not necessarily increased, on an annual basis (the first review to take place in 2017). Mr. Descheemaeker is entitled to receive the following benefits under the terms of his agreement:

(a)	an annual contribution of £70,000, paid either to a pension plan or to Mr. Descheemaeker directly (as he so directs);

(b)	eligibility for performance-related discretionary cash bonuses (up to 100% of salary), subject to the achievement of financial and other performance targets as we may decide;

(c)	an award of 2,000,000 ordinary shares in the Company, 50% of which will vest on the Company exceeding an agreed EBITDA target and 50% of which will vest subject to the Company’s shares achieving a specified target price. Both tranches of shares are also subject to further vesting conditions relating to Mr. Descheemaeker’s tenure as Chief Executive Officer; and

(d)	an annual car allowance of £14,400, death in service benefit (three times salary), permanent health insurance (£500,000) and family medical insurance.

We have the right to place Mr. Descheemaeker on paid leave for up to six months of his 12 month notice period. Mr. Descheemaeker is subject to confidentiality provisions and to non-competition and non-solicitation restrictive covenants for a period of between six and 12 months after the termination of his employment, subject to an off-set for paid leave.

Chief Financial Officer.  Paul Kenyon is the Chief Financial Officer of the Company and Iglo and was appointed as a Director of the Company on June 1, 2015. Under the terms of his Services Agreement, Mr. Kenyon receives an annual salary of £415,000 that will be reviewed, but not necessarily increased, in April of each year. Mr. Kenyon receives the following benefits under the terms of his agreement:

(a)	an annual cash allowance of 10% of pensionable pay in lieu of pension contributions;

(b)	eligibility for performance-related discretionary bonus (up to 300% of salary);

(c)	entitlement to participate in the LTIP; and

(d)	a monthly car allowance of £1,100, life assurance (three times salary), BUPA health insurance and accommodation allowance.

We have the right to place Mr. Kenyon on paid leave for all or any part of his six month notice period. Mr. Kenyon is subject to confidentiality provisions and to noncompetition and non-solicitation restrictive covenants for a period of six months after the termination of his employment, subject to an off-set for paid leave.

Chief Operating Officer.  Tania Howarth is the Chief Operating Officer of the Company and Iglo. Under the terms of her Services Agreement, Ms. Howarth receives an annual salary of £384,580 that will be reviewed, but not necessarily increased, in April of each year. Ms. Howarth receives the following benefits under the terms of her agreement:

(a)	an annual cash allowance of 10% of pensionable pay in lieu of pension contributions;

(b)	eligibility for performance-related discretionary bonus (up to 300% of salary);

(c)	entitlement to participate in the LTIP; and

(d)         a monthly car allowance of £1,100, life assurance (three times salary), BUPA health insurance and accommodation allowance.

We have the right to place Ms. Howarth on paid leave for all or any part of her six month notice period. Ms. Howarth is subject to confidentiality provisions and to noncompetition and non-solicitation restrictive covenants for a period of twelve months after the termination of her employment, subject to an off-set for paid leave.

Nomad Foods 2015 Long Term Incentive Plan (“LTIP”)

Eligibility

The LTIP is discretionary and will enable the Compensation Committee to make grants (“Awards”) to any director or employee of the Company, although the current intention of the Committee is that Awards be granted only to directors and senior management.

Awards

Under the LTIP, the Committee or Board may grant Awards in the form of rights over ordinary shares. Where an Award vests, the participant will receive ordinary shares free and clear of any restrictions, other than those imposed by applicable securities laws.

Performance conditions

The vesting of Awards will be subject to conditions determined by the Committee. The current policy of the Committee is for vesting to be both time-based and related to the financial performance of the Company. Generally, the vesting period (i.e. the period over which performance is to be measured) will be between three and five years, and the ordinary shares subject to the Award will vest subject to the participant remaining an employee of the Company at the vesting date and any performance targets relating to the Award having been fulfilled.

Permitted dilution

No Award may be granted on any date if, as a result, the total number of ordinary shares issued or remaining issuable pursuant to Awards or options granted in the previous ten years under the LTIP or any other employees’ share plan operated by the Company would exceed 10% of the issued ordinary share capital of the Company on that date.

Awards may at the discretion of the Committee be satisfied out of new issue shares, treasury shares or shares provided out of an employee trust. Ordinary shares issued will rank pari passu with ordinary shares in issue at that time, save in relation to rights arising by reference to a record date before the date of issue. Participants will not be entitled to votes or dividends on the ordinary shares subject to Awards until such Awards vest.

Early vesting

Unless otherwise determined by the Committee, if a participant ceases to be employed by the Company due to death, disability, or otherwise as a good leaver, as determined by the Committee Awards will vest to the extent performance targets (adapted, if necessary, at the discretion of the Committee, to take into account the shortened vesting period) have been achieved and subject to the Committee’s discretion to waive the performance targets in whole or in part. If a participant ceases employment for any other reason their Award(s) will lapse to the extent unvested at the date of cessation.

Change of Control

Unless otherwise determined by the Committee, in the event of a Change of Control or winding up of the Company (including by reason of an offer or scheme of arrangement), Awards will vest in accordance with the performance targets applied up the date of the Change of Control, subject to the Committee’s discretion to waive such targets in whole or in part.

Variation in share capital

The Committee may make such adjustments to Awards as it considers appropriate to preserve their value in the event of any variation in the ordinary share capital of the Company or to take account of any demerger or special dividend paid (or similar event which materially affects the market price of ordinary shares).

Amendments

The Committee may amend the LTIP as it considers appropriate, subject to the written consent of participants to changes to their disadvantage to existing Awards. Shareholder approval is required to increase the permitted dilution limits.

General

Benefits under the LTIP will not be pensionable. Awards are not transferable except to the participant’s personal representatives on death.

Director Compensation

Beginning June 1, 2015, each of our non-executive directors (other than Messrs. Gottesman, Franklin, Coyle and Welch) received, and in 2016, each of our non-executive directors (other than Messrs. Gottesman, Franklin, Coyle and Welch) are entitled to receive, $50,000 per year together with an annual restricted stock grant issued under the LTIP equal to $100,000 of ordinary shares valued at the date of issue, which vest on the earlier of the date of the following year’s annual meeting of shareholders or 13 months from the issuance date. For those Directors who are members of board committees, each member is entitled to receive an additional $2,000 per year. The chairman of the audit committee, currently James E. Lillie, is entitled to receive $10,000 per year and the chairmen of the Compensation and Nominating and Corporate Governance Committees, currently Jeremy Isaacs and Lord Myners respectively, are entitled to receive $7,500 per year. Messrs. Gottesman, Franklin, Coyle and Welch will not receive a fee in relation to their services as Directors.

Director fees are payable quarterly in arrears. In addition, all of the Directors are entitled to be reimbursed by us for travel, hotel and other expenses incurred by them in the course of their directors’ duties.

C.  Board Practices

Board Composition and Election of Directors

Our board of directors currently consists of ten members. Our Memorandum and Articles of Association provides that our board of directors must be composed of at least one director. The number of directors is determined from time to time by resolution of our board of directors. Messrs. Gottesman and Franklin serve as Co-Chairmen of our board of directors. The Co-Chairmen have primary responsibility for providing leadership and guidance to our board and for managing the affairs of our board. Lord Myners is our lead independent director.

Pursuant to our Memorandum and Articles of Association, our directors are appointed at the annual meeting of shareholders for a one year term, with each director serving until the annual meeting of shareholders following their election. In addition, for so long as an initial holder of Founder Preferred Shares holds 20% or more of the Founder Preferred Shares in issue, such holder is entitled to nominate, and the directors are required to appoint, a person as director. For additional information regarding our board of directors, see Item 6A: Directors, Senior Management and Employees—Executive Officers and Directors.

Each of Lord Myners and Messrs. Gottesman and Franklin were appointed as Directors on April 4, 2014. Each of Messrs. Coyle, Welch and Lillie were appointed as directors effective June 1, 2015. Each of Mr. Isaacs and Ms. Parry was appointed as a director effective February 16, 2016, upon the resignations of Mr. Alun Cathcart and Mr. Elio Leoni Sceti.

Director Independence

Our board undertook a review of director independence, which included a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his immediate family and us or members of our senior management. Based on this review, our board of directors has affirmatively determined that each of Messrs. Coyle, Isaacs, Lillie, Myners and Welch and Ms. Parry meet the independence requirements of the NYSE’s corporate governance listing standards.

Because Mr. Gottesman and Mr. Franklin are affiliated with entities that receive advisory fees from us, they are not independent under NYSE governance standards. In addition, Mr. Descheemaeker and Mr. Kenyon are executive officers of the Company and therefore are not independent.

Committees of the Board of Directors

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee consists of three directors: Messrs. Isaacs and Lillie and Lord Myners, and Mr. Lillie serves as its chairman. Our board of directors has determined that each of these directors satisfies the enhanced independence requirements for audit committee members required by Rule 10A-3 under the Exchange Act, and is financially literate as that phrase is used in the additional audit committee requirements of the NYSE rules. In addition, our board of directors has determined that Mr. Lillie qualifies as an “audit committee financial expert” under the rules of the SEC and has financial management expertise as required by the NYSE rules relating to audit committees.

Our Audit Committee is responsible for, among other things, assisting the board of directors in its oversight of the integrity of our financial statements, of our compliance with legal and regulatory requirements, and of the independence, qualifications and performance of our independent auditors. In addition, it focuses on compliance with accounting policies and ensuring that an effective system of internal and external audit and financial controls is maintained, and oversees our policies and procedures with respect to risk assessment and risk management. Our Audit Committee will meet at least quarterly with management and the independent auditors and report on such meetings to the board of directors. The responsibilities of our Audit Committee as set forth in its charter include oversight of the following: external audit, financial reporting, public disclosure, internal controls, risk management and compliance and whistleblowing.

Compensation Committee

Our Compensation Committee consists of three directors: Messrs. Isaacs, Lillie and Welch, and Mr. Isaacs serves as its chairman. Our board of directors has determined that each of these directors meets the heightened independence requirements of compensation committee members under SEC rules.

Our Compensation Committee is responsible for determining the compensation of our executive officers. The responsibilities of our Compensation Committee as set forth in its charter include the following: assisting the board in evaluating potential candidates for executive positions, determining the compensation of our chief executive officer, making recommendations to the board with respect to the compensation of other executive officers, reviewing our incentive compensation and other equity-based plans, and reviewing, on a periodic basis, director compensation.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (the “N&CG Committee”) consists of three directors: Messrs. Coyle and Welch and Lord Myners, and Lord Myners serves as its chairman.

Our N&CG Committee is responsible for considering and making recommendations to the board of directors in respect of appointments to the board. The responsibility of our N&CG Committee as set forth in its Charter include the following: recommending directors to the board to serve as members of each committee, developing and recommending a set of corporate governance principles applicable to our company and overseeing board evaluations. It is also responsible for regularly reviewing the structure, size and composition of the board and making recommendations to the board with regard to any changes it deems necessary.

D.  Employees

As of December 31, 2015, we had approximately 4,395 employees, with such workers being supplemented with temporary staff during peak periods. Approximately 54.3% of our employees work in our manufacturing operations, with the remaining employees involved in sales, marketing, finance, administration, procurement, logistics, product development, IT and other areas. As of December 31, 2015, we had approximately 876 employees in the United Kingdom, approximately 1,258 employees in Germany, approximately 371 employees in France, approximately 476 employees in Italy and approximately 987 employees in Scandinavia. Following are the number of employees by region for the last three years:

Region	2015	2014	2013
United Kingdom	876	860	825
Germany	1,258	1,264	1,359
Italy	476	458	467
Scandinavia	987	-	-
France	371	22	20
Other	427	142	138

Total	4,395	2,746	2,809

A substantial number of our employees are members of trade unions in the United Kingdom, Germany or Italy. In total, approximately 50% of our employees are members of a trade union. Our plants are all governed by collective agreements with the respective unions. Our relationships with the trade unions are currently stable.

E.  Share Ownership

The following table sets forth, as of March 31, 2016, certain information regarding the beneficial ownership of our ordinary shares by:

•	each of our current directors;

•	each of our current named executive officers; and

•	all of our current directors and current named executive officers as a group.

Percentages are based on the 182,065,410 ordinary shares that were issued and outstanding on March 31, 2016.

Director and Executive Officers: Number			Percentage
Stéfan Descheemaeker	2,380,953	(1)	1.3
Paul Kenyon	37,060		*
Tania Howarth	38,956		*
Martin E. Franklin	5,691,208	(2)	3.1
Noam Gottesman	5,691,208	(3)	3.1
John Coyle	—	(4)	—
Jeremy Isaacs	—		—
James E. Lillie	—	(5)	—
Lord Myners of Truro CBE	63,333	(6)	*
Victoria Parry	—		—
Brian Welch	—	(7)	—

Directors and Executive Officers as a Group (11 persons)	13,902,718		7.6
*	Represents beneficial ownership of less than one percent of ordinary shares outstanding.

(1)	Represents an indirect interest held by Olidipoli Sprl, a company owned by Mr. Descheemaeker. Excludes 2,000,000 ordinary shares issuable under currently outstanding equity awards issued under the LTIP, 50% of which will vest on the Company exceeding an agreed EBITDA target and 50% of which will vest subject to the Company’s shares achieving a specified target price, in each case, subject to further vesting conditions relating to Mr. Descheemaeker’s tenure as Chief Executive Officer.

(2)	Includes (i) 4,941,208 ordinary shares and (ii) 750,000 Founder Preferred Shares which are convertible at any time at the option of the holder into ordinary shares on a one-for-one basis. Represents an indirect interest held by Mariposa Acquisition II, LLC. Mr. Franklin holds sole voting and investment power over such shares. Mr. Franklin owns or controls, directly or indirectly, 69% of Mariposa Acquisition II, LLC. Mr. Franklin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)	Includes (i) 4,941,208 ordinary shares of which 3,060,255 are held by TOMS Acquisition I LLC and 1,880,953 are held by TOMS Capital Investments LLC and (ii) 750,000 Founder Preferred Shares which are convertible at any time at the option of the holder into ordinary shares on a one-for-one basis and all of which are held by TOMS Acquisition I LLC. Mr. Gottesman is the managing member and majority owner of TOMS Acquisition I LLC and TOMS Capital Investments LLC and may be considered to have beneficial ownership of TOMS Acquisition I LLC’s and TOMS Capital Investments LLC’s interests in the Company. Mr. Gottesman owns or controls, directly or indirectly, 76% of TOMS Acquisition I LLC and 100% of TOMS Capital Investments LLC. Mr. Gottesman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)	Mr. Coyle of Permira Advisers LLC, holds indirect economic interests in Birds Eye Iglo Limited Partnership Inc. which holds ordinary shares in the Company.

(5)	Excludes a pecuniary interest in (i) 370,590 ordinary shares and (ii) 56,250 Founder Preferred Shares (which are convertible at any time at the option of the holder into ordinary shares on a one-for-one basis) held indirectly by Mariposa Acquisition II, LLC. Also excludes 8,695 ordinary shares issuable under currently outstanding equity awards issued under the LTIP, all of which will vest on the earlier of (i) the date of the Company’s annual meeting of shareholders in 2016 or (ii) January 7, 2017.

(6)	Includes 50,000 ordinary shares issuable pursuant to a five-year option that expires on June 2, 2020 at a purchase price of $11.50 per share. Excludes 8,695 ordinary shares issuable under currently outstanding equity awards issued under the LTIP, all of which will vest on the earlier of (i) the date of the Company’s annual meeting of shareholders in 2016 or (ii) January 7, 2017.

(7)	Excludes ordinary shares held by Pershing Square, as investment manager of funds affiliated with Pershing Square.

Item 7.          Major Shareholders and Related Party Transactions

A.  Major Shareholders

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares by each person known by us to be a beneficial owner of more than 5% of the ordinary shares. Currently we only have one class of shares issued and outstanding, that being ordinary shares, which have no par value. All of our ordinary shares have the same voting rights.

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner:	Number		Percentage
5% Shareholders:
Pershing Square Capital Management L.P. 888 Seventh Avenue, 42nd Floor New York, NY 10019	33,333,334	(1)	18.3
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	25,306,517	(2)	13.9
Birds Eye Iglo Limited Partnership Inc. Trafalgar Court, Les Banques St. Peter Port, Guernsey GY1 2JA	13,743,094	(3)	7.5
Corvex Master Fund LP 667 Madison Avenue New York, NY 10065	14,715,924	(4)	8.1
Third Point LLC 390 Park Avenue New York, NY 10022	10,250,000	(5)	5.6

(1)	Based on a Schedule 13G filed by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman on February 12, 2016 reporting beneficial ownership as of December 31, 2015.

(2)	Based on a Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP on March 10, 2016.

(3)	Based on a Schedule 13G filed by Permira Europe III G.P. Limited, Permira Europe III G.P. L.P., Birds Eye Iglo Limited Partnership Inc., Liberator GP Limited and Liberator Managing Partner Limited on February 12, 2016.

(4)	Based on a Schedule 13G filed by Corvex Management LP and Keith Meister on February 16, 2016.

(5)	Based on a Schedule 13G filed by Third Point LLC and Daniel S. Loeb on February 12, 2016.

B.  Related Party Transactions

For a description of our related party transactions, see Note 39 “Related parties” to our audited consolidated financial statements which appear elsewhere in this annual report.

Related Party Transactions Procedures

The Audit Committee Charter provides that the Audit Committee shall review all related party transactions, as defined under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. Following such review, the Audit Committee determines whether such transaction should be approved based on the terms of the transaction, the business purpose for the transaction and whether the transaction is in the best interest of the Company and its shareholders.

No member of the Audit Committee shall participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.

Item 8.          Financial Information

A.  Consolidated Statements and Other Financial Information

Financial Statements

Please see Item 18 below.

Legal Proceedings

We are not currently subject to any legal proceedings, nor to the best of our knowledge, is any proceeding threatened, the results of which would have a material impact on our properties, results of operation, or financial condition. To the best of our knowledge, none of our officers or directors is involved in any legal proceedings in which we are an adverse party.

Dividend Policy

We have not declared or paid any dividends on our ordinary shares since our inception on April 1, 2014, and have no current plans to pay dividends on our ordinary shares. The declaration and payment of future dividends to holders of our ordinary shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors deemed relevant by our board of directors. In addition, as a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. See Item 3D: Key Information—Risk Factors—Risks Related to our Ordinary Shares—Dividend payments on our ordinary shares are not expected, and for a discussion of taxation of any dividends, see Item 10E: Additional Information—Taxation.

The Founder Preferred Shares are entitled to receive an annual stock dividend based on the market price of our ordinary shares if such market price exceeds certain trading price minimums and to participate in any dividends on the ordinary shares. On January 12, 2016, we approved the 2015 Founder Preferred Share Dividend in an aggregate of 3,620,510 ordinary shares. The dividend price used to calculate the 2015 Founder Preferred Shares Annual Dividend Amount was $11.4824 (calculated based upon the volume weighted average price for the last ten trading days of 2015) and the Ordinary Shares were issued on January 12, 2016. In subsequent years, the Annual Dividend Amount will be calculated based on the appreciated share price compared to the highest price previously used in calculating the Annual Dividend Amount. We currently expect to retain all our future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future. The declaration and payment of future dividends to holders of our ordinary shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements, including the Revolving Credit Facility, and other factors deemed relevant by our board of directors. As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. Furthermore, under British Virgin Islands law, we may pay dividends to our shareholders only if, immediately after the dividend, the value of our assets would exceed our liabilities and we would be able to pay our debts as they fall due.

B.  Significant Changes

No significant change has occurred since the date of the annual financial statements included in this annual report.

Item 9.          The Offer and Listing

A.  Offer and Listing Details

Our ordinary shares are currently listed for trading on the NYSE under the symbol “NOMD”. Our ordinary shares began trading on the London Stock Exchange (the “LSE”) on April 15, 2014 and were traded on the LSE until April 20, 2015 when trading was halted through June 22, 2015 due to the announcement of the then-pending Iglo Acquisition. On January 12, 2016, the Company transferred its listing from the LSE to the NYSE. The following table sets forth the high and low reported sale prices of our ordinary shares as reported on the LSE and NYSE for the periods indicated:

	High	Low
Annual
(April 15, 2014 – March 31, 2015)	$11.75	$9.75
Quarterly
2015
Third Quarter (October 1, 2015 – December 31, 2015)	$17.48	$10.50
Second Quarter (July 1, 2015 – September 30, 2015)	$22.25	$15.50
First Quarter (April 1, 2015 – June 30, 2015)(1)	$22.10	$11.39
2014
Fourth Quarter (Jan. 1, 2015 – March 31, 2015)	$11.40	$9.75
Third Quarter (Oct. 1, 2014 – Dec. 31, 2014)	$11.70	$11.00
Second Quarter (July 1, 2014 – Sept. 30, 2014)	$11.75	$10.25
First Quarter (April 15, 2014 – June 30, 2014)	$10.70	$10.10
Most Recent Six Months
2016
March (through March 28, 2016)	$9.04	$7.40
February	$9.47	$6.40
January	$13.40	$7.82

2015
December	$12.75	$10.50
November	$14.96	$11.94
October	$17.48	$13.50
September	$20.50	$15.50

(1)	Trading in our ordinary shares was suspended on the LSE from April 20, 2015 through June 22, 2015 due to the announcement of the then-pending Iglo Acquisition.

As of March 28, 2016, approximately 123,765,876 ordinary shares, representing approximately 68.0% of our outstanding ordinary shares, were held by approximately 786 United States record holders and all of our preferred shares were held by 2 United States record holders.

There is no public market for our preferred shares and the preferred shares will not be listed for trading on any exchange.

Item 10.          Additional Information

A.  Share Capital

Not applicable.

B.  Memorandum and Articles of Association

A copy of our Memorandum and Articles of Association have been previously filed as Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-37669), filed with the SEC on January 14, 2016, and is incorporated by reference into this annual report. The information called for by this Item 10B: Additional Information—Memorandum and Articles of Association has been reported previously in our Registration Statement on Form F-1 (File No. 333-209572), filed with the SEC on February 17, 2016 (the “Registration Statement”), under the heading “Description of Share Capital,” and is incorporated by reference into this annual report. There are no limitations on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities imposed by the laws of the British Virgin Islands or by our Memorandum.

C.  Material Contracts

Each material contract to which the Company has been a party for the preceding two years, other than those entered into in the ordinary course of business, is listed as an exhibit to the Registration Statement and is summarized elsewhere herein.

D.  Exchange Controls

We are not aware of any governmental laws, decrees, regulations or other legislation in the British Virgin Islands that restrict the export or import of capital, including the availability of cash and cash equivalents for use by our affiliated companies, or that affect the remittance of dividends, interest or other payments to non-resident holders of our securities.

E.  Taxation

U.S. Federal Income Taxation

General

The following discussion is a summary of certain U.S. federal income tax issues relevant to the acquisition, holding and disposition of the ordinary shares. Additional tax issues may exist that are not addressed in this discussion and that could affect the U.S. federal income tax treatment of the acquisition, holding and disposition of the ordinary shares.

This discussion does not address U.S. state, local or non-U.S. income tax consequences. The discussion applies, unless indicated otherwise, only to holders of ordinary shares who acquire the ordinary shares as capital assets. It does not address special classes of holders that may be subject to different treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities;

•	persons holding ordinary shares as part of a hedge, straddle, conversion or other integrated transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	certain U.S. expatriates;

•	persons holding ordinary shares that own or are deemed to own 10 percent or more (by vote or value) of the Company’s voting stock; or

•	non-U.S. Holders that do not use the U.S. Dollar as their functional currency.

This section is based on the Code, its legislative history, existing and proposed regulations, published rulings by the Internal Revenue Service (“IRS”) and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Holders of ordinary shares should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, holding and disposing of ordinary shares in their particular circumstances.

As used herein, a “U.S. Holder” is a beneficial owner of ordinary shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a “United States person”.

This discussion is based upon certain understandings and assumptions with respect to the business, assets and shareholders, including that the Company is not, does not expect to become, nor at any time has been, a controlled foreign corporation as defined in Section 957 of the Code (a “CFC”). The Company believes that it is not and has never been a CFC, and does not expect to become a CFC. In the event that one or more of such understandings and assumptions proves to be inaccurate, the following discussion may not apply and material adverse U.S. federal income tax consequences may result to U.S. Holders.

Passive Foreign Investment Company (“PFIC”) Considerations

The U.S. federal income tax treatment of U.S. Holders will differ depending on whether or not the Company is considered a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

In general, the Company will be considered a PFIC for any taxable year in which: (i) 75 percent or more of its gross income consists of passive income; or (ii) 50 percent or more of the average quarterly market value of its assets in that year are assets (including cash) that produce, or are held for the production of, passive income. For purposes of the above calculations, if the Company, directly or indirectly, owns at least 25 percent by value of the stock of another corporation, then the Company generally would be treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation. Passive income generally includes, among other things, dividends, interest, rents, royalties, certain gains from the sale of stock and securities, and certain other investment income.

The Company believes that it is not a PFIC in the current year and is not likely to be a PFIC in future years. However, there is no assurance that the Company will not be a PFIC in future years. If the Company is a PFIC for any taxable year during which a U.S. Holder holds (or, in the case of a lower-tier PFIC, is deemed to hold) its ordinary shares, such U.S. Holder will be subject to significant adverse U.S. federal income tax rules. U.S. Holders should consult their tax advisors on the federal income tax consequences of the Company being treated as a PFIC.

Tax Consequences for U.S. Holders if the Company is not a PFIC

Dividends

In general, subject to the PFIC rules discussed above, a distribution on an ordinary share will constitute a dividend for U.S. federal income tax purposes to the extent that it is made from the Company’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, it will be treated as a non-taxable reduction of basis to the extent of the U.S. Holder’s tax basis in the ordinary share on which it is paid, and to the extent it exceeds that basis it will be treated as capital gain. For purposes of this discussion, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes.

The gross amount of any dividend on an ordinary share (which will include the amount of any foreign taxes withheld) generally will be subject to U.S. federal income tax as foreign source dividend income, and will not be eligible for the corporate dividends received deduction. The amount of a dividend paid in foreign currency will be its value in U.S. Dollars based on the prevailing spot market exchange rate in effect on the day the U.S. Holder receives the dividend. A U.S. Holder will have a tax basis in any distributed foreign currency equal to its U.S. Dollar amount on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of foreign currency generally will be treated as U.S. source ordinary income or loss. If dividends paid in foreign currency are converted into U.S. Dollars on the date they are received by a U.S. Holder, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to certain exceptions for short-term and hedged positions, a dividend that a non-corporate holder receives on an ordinary share will be subject to a maximum federal income tax rate of 20 percent if the dividend is a “qualified dividend” not including the Net Investment Income Tax, described below. A dividend on an ordinary share will be a qualified dividend if (i) either (a) the ordinary shares are readily tradable on an established market in the United States or (b) the Company is eligible for the benefits of a comprehensive income tax treaty with the United States that the Secretary of the Treasury determines is satisfactory for purposes of these rules and that includes an exchange of information program, and (ii) the Company was not, in the year prior to the year the dividend was paid, and is not, in the year the dividend is paid, a PFIC. Following listing on the New York Stock Exchange, the ordinary shares should be treated as readily tradable on an established securities market in the United States. Even if dividends on the ordinary shares would otherwise be eligible for qualified dividend treatment, in order to qualify for the reduced qualified dividend tax rates, a non-corporate holder must hold the ordinary share on which a dividend is paid for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, disregarding for this purpose any period during which the non-corporate holder has an option to sell, is under a contractual obligation to sell or has made (and not closed) a short sale of substantially identical stock or securities, is the grantor of an option to buy substantially identical stock or securities or, pursuant to Treasury regulations, has diminished its risk of loss by holding one or more other positions with respect to substantially similar or related property. In addition, to qualify for the reduced qualified dividend tax rates, the non-corporate holder must not be obligated to make related payments with respect to positions in substantially similar or related property. Payments in lieu of dividends from short sales or other similar transactions will not qualify for the reduced qualified dividend tax rates.

A non-corporate holder that receives an extraordinary dividend eligible for the reduced qualified dividend rates must treat any loss on the sale of the stock as a long-term capital loss to the extent of the dividend. For purposes of determining the amount of a non-corporate holder’s deductible investment interest expense, a dividend is treated as investment income only if the non-corporate holder elects to treat the dividend as not eligible for the reduced qualified dividend tax rates. Special limitations on foreign tax credits with respect to dividends subject to the reduced qualified dividend tax rates apply to reflect the reduced rates of tax.

The U.S. Treasury has announced its intention to promulgate rules pursuant to which non-corporate holders of stock of non-U.S. corporations, and intermediaries through whom the stock is held, will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because those procedures have not yet been issued, it is not clear whether the Company will be able to comply with them.

Non-corporate holders of ordinary shares are urged to consult their own tax advisers regarding the availability of the reduced qualified dividend tax rates with respect to dividends received on the ordinary shares in light of their own particular circumstances.

Capital Gains

Subject to the PFIC rules discussed above, on a sale or other taxable disposition of an ordinary share, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted basis in the ordinary share and the amount realized on the sale or other disposition, each determined in U.S. Dollars. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition the ordinary share has been held for more than one year. In general, any adjusted net capital gain of an individual is subject to a maximum federal income tax rate of 20 percent, plus the Medicare Contribution Tax of 3.8%, discussed below. Capital gains recognized by corporate U.S. holders generally are subject to U.S. federal income tax at the same rate as ordinary income. The deductibility of capital losses is subject to limitations.

Any gain a U.S. Holder recognizes generally will be U.S. source income for U.S. foreign tax credit purposes, and, subject to certain exceptions, any loss will generally be a U.S. source loss. If a non-U.S. income tax is paid on a sale or other disposition of an ordinary share, the amount realized will include the gross amount of the proceeds of that sale or disposition before deduction of the non-U.S. tax. The generally applicable limitations under U.S. federal income tax law on crediting foreign income taxes may preclude a U.S. Holder from obtaining a foreign tax credit for any non-U.S. tax paid on a sale or other disposition of an ordinary share. The rules relating to the determination of the foreign tax credit are complex, and U.S. holders are urged to consult with their own tax advisers regarding the application of such rules. Alternatively, any non-U.S. income tax paid on the sale or other disposition of an ordinary share may be taken as a deduction against taxable income, provided the U.S. Holder takes a deduction and not a credit for all foreign income taxes paid or accrued in the same taxable year.

Medicare Contribution Tax

Dividends received and capital gains from the sale or other taxable disposition of the ordinary shares recognized by certain non-corporate U.S. Holders with respect to ordinary shares will be includable in computing net investment income of such U.S. Holder for purposes of the 3.8 percent Medicare Contribution Tax.

Tax Consequences for Non-U.S. Holders of Ordinary Shares

Dividends

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding on dividends received from the Company with respect to ordinary shares, other than in certain specific circumstances where such income is deemed effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States. If a non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is generally subject to U.S. federal income tax only if it is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States. A non-U.S. Holder that is subject to U.S. federal income tax on dividend income under the foregoing exception generally will be taxed with respect to such dividend income on a net basis in the same manner as a U.S. Holder unless otherwise provided in an applicable income tax treaty; a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such item at a rate of 30 percent (or at a reduced rate under an applicable income tax treaty).

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding with respect to any gain recognized on a sale, exchange or other taxable disposition of ordinary shares unless:

•	Certain circumstances exist under which the gain is treated as effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States, and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States; or

•	the non-U.S. Holder is an individual and is present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition, and meets certain other requirements.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such item on a net basis in the same manner as a U.S. Holder unless otherwise provided in an applicable income tax treaty; a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such item at a rate of 30 percent (or at a reduced rate under an applicable income tax treaty). If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the ordinary shares.

Tax Consequences for Holders of Preferred Shares

Generally, the U.S. federal income tax consequences of holding preferred shares is the same as the U.S. federal income tax consequences of holding ordinary shares, as discussed above. Holders of preferred shares may be eligible for a distribution of ordinary shares as a dividend with respect to the holding of preferred shares. The distribution of a stock dividend may under certain circumstances be received free of U.S. federal income taxes. In that case, the adjusted tax basis of the ordinary shares distributed will be determined based on an allocation of the basis of the preferred shares in accordance with the fair market value of the preferred shares and the ordinary shares distributed. Holders of preferred shares are urged to consult their own tax advisers about the U.S. federal, state and local Tax consequences of receiving a stock dividend.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation (including IRS Forms 926). Persons who are required to file these information returns and fail to do so may be subject to substantial penalties. Pursuant to Section 1298(f) of the Code, for any year in which the Company is a PFIC, each U.S. Holder will be required to file an information statement, Form 8621, regarding such U.S. Holder’s ownership interest in the Company. U.S. Holders of ordinary shares should consult with their own tax advisers regarding the requirements of filing information returns.

Furthermore, certain U.S. Holders who are individuals and to the extent provided in future regulations, certain entities, will be required to report information with respect to such U.S. Holder’s investment in “foreign financial assets” on IRS Form 8938. An interest in the Company constitutes a foreign financial asset for these purposes. Persons who are required to report foreign financial assets and fail to do so may be subject to substantial penalties. Potential shareholders are urged to consult with their own tax advisers regarding the foreign financial asset reporting obligations and their application to an investment in ordinary shares.

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless the U.S. Holder is a corporation or other exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The Foreign Account Tax Compliance Act (“FATCA”) imposes withholding at a 30 percent rate on payments of interest and dividends and gross proceeds from the disposition of any asset that produces interest or dividends, if such payment is sourced in the United States, to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meet certain other specified requirements or (ii) a non-financial foreign entity that is treated as the beneficial owner of the payment unless such entity certifies that an exception applies or that it does not have any substantial U.S. owners (generally owners of more than 10 percent of the interests in the entity) or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Under FATCA, beginning in 2017, a new U.S. federal income tax withholding regime applies to “pass-through payments” made to certain non-U.S. persons. Broadly, pass-through payments include two categories of payments; payments of U.S. source interest, dividends and other specified types of fixed or determinable annual or periodic gains and profits and payments by non-U.S. entities to the extent deemed attributable to U.S. assets. In addition, gross proceeds from the sale of property that can give rise to U.S. source interest and dividends are also subject to withholding as a pass-through payment. If the Company has income sourced in the United States, it will be required to comply with FATCA to avoid withholding taxes.

Non-U.S. Holders generally are not subject to information reporting or backup withholding with respect to dividends paid on ordinary shares, or the proceeds from the sale, exchange or other disposition of ordinary shares, provided that each such non-U.S. Holder certifies as to its foreign status on the applicable duly executed IRS Form W-8 or otherwise establishes an exemption.

This summary is for general information only and it is not intended to be, nor should it be construed to be, tax or legal advice to any prospective shareholder. Further, this summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to holders of their acquisition, ownership and disposition of the ordinary shares. Accordingly, prospective holders of ordinary shares should consult their own tax advisers about the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of the ordinary shares.

British Virgin Islands Taxation

The Company

We are not subject to any income, withholding or capital gains taxes in the British Virgin Islands. No capital or stamp duties are levied in the British Virgin Islands on the issue, transfer or redemption of ordinary shares.

Shareholders

Shareholders who are not tax resident in the British Virgin Islands will not be subject to any income, withholding or capital gains taxes in the British Virgin Islands, with respect to the ordinary shares of the Company owned by them and dividends received on such ordinary shares, nor will they be subject to any estate or inheritance taxes in the British Virgin Islands.

United Kingdom Taxation

General

The following is a general summary of material U.K. tax considerations relating to the ownership and disposal of our ordinary shares. The comments set out below are based on current United Kingdom tax law as of the date of this summary, which is subject to change, possibly with retrospective effect. This summary does not constitute legal or tax advice and applies only to shareholders holding our ordinary shares as an investment and who are the beneficial owners thereof, whose ordinary shares are not held through an individual savings account or a self-invested personal pension and who have not acquired their or another person’s ordinary shares by reason of their or another person’s employment. These comments may not apply to certain classes of persons, including dealers in securities, insurance companies and collective investment schemes.

This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.K. tax law. Potential investors should consult their own tax advisers concerning the overall tax consequences of acquiring, holding and disposing of our ordinary shares in their particular circumstances.

The Company

As previously stated, on January 12, 2016, we became centrally managed and controlled in the United Kingdom and therefore became resident in the United Kingdom for U.K. taxation purposes.

Accordingly, since that date, we are subject to U.K. taxation on our income and gains, except where an exemption applies. Dividend income will generally be exempt from U.K. corporation tax on income if certain conditions are met.

We may be treated as a dual resident company for U.K. tax purposes. As a result, our right to claim certain reliefs from U.K. tax may be restricted, and changes in law or practice in the United Kingdom could result in the imposition of further restrictions on our right to claim U.K. tax reliefs.

Shareholders

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

Subject to their individual circumstances, shareholders who are resident in the United Kingdom for U.K. taxation purposes will potentially be liable to U.K. taxation, as further explained below, on any gains which accrue to them on a sale or other disposition of their ordinary shares which constitutes a “disposal” for U.K. taxation purposes.

A shareholder who is not resident in the United Kingdom for U.K. tax purposes will not generally be subject to U.K. tax on chargeable gains on a disposal of ordinary shares unless such a shareholder carries on a trade, profession or vocation in the United Kingdom through a branch or agency or, in the case of a corporate shareholder, a permanent establishment. For shareholders in such circumstances, a gain on a disposal of our ordinary shares may be subject to UK taxation.

An individual shareholder who acquires ordinary shares while U.K. resident, who temporarily ceases to be U.K. resident or becomes resident in a territory outside the United Kingdom for the purposes of double taxation relief arrangements, and who disposes of our ordinary shares during that period of temporary non-U.K. residence, may on his or her return to the United Kingdom be liable to U.K. capital gains tax on any chargeable gain realized on that disposal.

For an individual shareholder within the charge to capital gains tax, a disposal of ordinary shares may give rise to a chargeable gain or allowable loss for the purposes of U.K. capital gains tax. The rate of capital gains tax is 18% for individuals who are subject to income tax at the basic rate and 28% to the extent that an individual shareholder’s chargeable gains, when aggregated with his or her income chargeable to income tax, exceeds the basic rate band for income tax purposes. However, an individual shareholder is entitled to realize £11,100 of gains (the annual exempt amount) in each tax year without being liable to tax.

For a shareholder within the charge to U.K. corporation tax, a disposal (or deemed disposal) of ordinary shares may give rise to a chargeable gain or allowable loss for the purposes of U.K. corporation tax. Corporation tax is charged on chargeable gains at the rate applicable to that company, subject to any available exemption or relief. Indexation allowance may reduce the amount of chargeable gain that is subject to corporation tax (but may not give rise to or increase an allowable loss).

Dividends on Ordinary Shares

No U.K. tax will be withheld or deducted at source from dividends paid by us on our ordinary shares.

Shareholders who are resident in the United Kingdom for tax purposes may, subject to their individual circumstances, be liable to U.K. income tax or, as the case may be, U.K. corporation tax on dividends paid to them by us.

An individual shareholder who is within the charge to U.K. income tax and who receives a cash dividend from us may be entitled to a tax credit equal to one-ninth of the amount of the cash dividend received, which tax credit will be equivalent to 10% of the aggregate of the dividend received and the tax credit (the gross dividend). Such an individual shareholder will be subject to income tax on the gross dividend.

An individual shareholder who is subject to U.K. income tax at a rate or rates not exceeding the basic rate will be liable to tax on the gross dividend at the rate of 10%, so that the tax credit will satisfy the income tax liability of such a shareholder in full. Where the tax credit exceeds the shareholder’s tax liability, the shareholder cannot claim repayment of the tax credit from H.M. Revenue and Customs.

An individual shareholder who is subject to U.K. income tax at the higher rate will be liable to income tax on the gross dividend at the rate of 32.5% to the extent that such sum, when treated as the top slice of that shareholder’s income, exceeds the threshold for higher rate income tax. After setting the 10% tax credit against part of the shareholder’s liability, a higher rate tax payer will therefore be liable to account for tax equal to 22.5% of the gross dividend (or 25% of the net cash dividend), to the extent that the gross dividend exceeds the threshold for the higher rate.

An individual shareholder who is subject to U.K. income tax at the additional rate will be liable to income tax on the gross dividend at the rate of 37.5% of the gross dividend, but will be able to set the UK tax credit off against part of this liability. The effect of this set-off of the UK tax credit is that such a shareholder will be liable to account for additional tax equal to 27.5% of the gross dividend (or approximately 30.6% of the net cash dividend) to the extent that the gross dividend exceeds the threshold for the additional rate.

The UK Government announced on July 8, 2015, that it proposes to reform the U.K. income tax treatment of dividends effective April 6, 2016. It is proposed that shareholders will no longer be entitled to the tax credit referred to above in respect of dividends paid on or after April 6, 2016. Instead, the UK Government proposes to introduce an annual dividend tax allowance of £5,000 per tax year. If and to the extent that an individual shareholder who is subject to U.K. income tax receives dividends in each tax year which, in aggregate, do not exceed that allowance, the individual will not be liable to U.K. income tax on those dividends. If and to the extent that an individual shareholder who is subject to U.K. income tax receives dividends in each tax year which, in aggregate, exceed that allowance, the individual will be subject to U.K. income tax on those dividends at the rate of 7.5% (in the case of basic rate taxpayers), 32.5% (in the case of higher rate taxpayers) and 38.1% (in the case of additional rate taxpayers), and the individual will not be entitled to any tax credit in respect of those dividends.

Shareholders who are within the charge to U.K. corporation tax are generally likely to be exempt from corporation tax on dividends they receive from us, provided the dividends fall within an exempt class and certain conditions are met.

Stamp duty/stamp duty reserve tax

(i) Issue of Ordinary Shares

No U.K. stamp duty or stamp duty reserve tax will be payable on the issue of ordinary shares, subject to the comments in (iii) below.

(ii) Transfers of Ordinary Shares

U.K. stamp duty will in principle be payable on any instrument of transfer of our ordinary shares that is executed in the United Kingdom or that relates to any property situated, or to any matter or thing done or to be done, in the United Kingdom. An exemption from stamp duty is available on an instrument transferring ordinary shares where the amount or value of the consideration is £1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions in respect of which the aggregate amount or value of the consideration exceeds £1,000. Shareholders should be aware that, even where an instrument of transfer is in principle subject to stamp duty, stamp duty is not required to be paid unless it is necessary to rely on the instrument for legal purposes, for example to register a change of ownership or in litigation in a U.K. court. An instrument of transfer need not be stamped in order for the British Virgin Islands register of ordinary shares to be updated, and the register is conclusive proof of legal ownership.

Provided that the ordinary shares are not registered in any register maintained in the United Kingdom by or on behalf of us and are not paired with any shares issued by a U.K. incorporated company, any agreement to transfer ordinary shares will not be subject to U.K. stamp duty reserve tax.

We currently do not intend that any register of our ordinary shares will be maintained in the United Kingdom.

(iii) Ordinary Shares held through clearance services or depositary receipt arrangements

Where ordinary shares are transferred or issued to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services or issuing depositary receipts (but not including CREST), U.K. stamp duty or stamp duty reserve tax may be payable at a rate of 1.5% (rounded up if necessary, in the case of stamp duty, to the nearest multiple of £5) of the amount or value of the consideration payable for (or, in certain circumstances, the value of) the ordinary shares. This liability for stamp duty or stamp duty reserve tax will be payable by the clearance service or depositary receipt operator or its nominee, as the case may be, but in practice participants in the clearance service or depositary receipt scheme will generally be required to reimburse them for such cost.

Following litigation, H.M. Revenue and Customs has confirmed that it will no longer seek to apply the above 1.5% stamp duty or stamp duty reserve tax charge on the issue of shares into a clearance service or depositary receipt system established in a European Union Member State on the basis that the charge is not compatible with EU law. However, their view is that the 1.5% charge will still apply on the transfer of shares into such a clearance service or depositary receipts system where the transfer is not an integral part of the issue of share capital. This view is currently being challenged in further litigation. Accordingly, shareholders should consult their own independent professional advisers before incurring or reimbursing the costs of such a 1.5% stamp duty or stamp duty reserve tax charge.

F.  Dividends and Paying Agents

Not applicable.

G.  Statements by Experts

Not applicable.

H.  Documents on Display

Documents concerning us that are referred to herein may be inspected at our principal executive offices at: No. 5 New Square, Bedfont Lakes Business Park, Feltham, Middlesex, TW14 8HA. Those documents, which include our registration statements, periodic reports and other documents which were filed with the SEC, may be obtained electronically from the Investor section of our website at www.nomadfoods.com or from the SEC’s website at www.sec.gov or from the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Further information on the operation of the public reference rooms may be obtained by calling the SEC at 1-202-551-8909. Copies of documents can also be requested from the SEC public reference rooms for a copying fee at prescribed rates. We do not incorporate the information contained on, or accessible through, our website into this annual report, and you should not consider it a part of this annual report.

I.  Subsidiary Information

Not applicable.

Item 11.         Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks during the normal course of our business, such as risk arising from fluctuations in foreign currency exchange rates, as well as fluctuations in interest rates. In attempts to manage these risks, we employ certain strategies to mitigate the effect of these fluctuations. For a detailed discussion of the these risks, see Note 34 “Financial risk management” to our audited consolidated financial statements which appear elsewhere in this annual report.

Item 12.         Description of Securities Other than Equity Securities

Not applicable.

Item 13.         Defaults, Dividend Arrearages and Delinquencies

None.

Item 14.         Material Modifications to the Rights of Security Holders and Use of Proceeds

None.

Use of Proceeds

None.

Item 15.         Controls and Procedures

Disclosure Controls and Procedures

We carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, our principal executive officer and principal financial officer, respectively, of the effectiveness of the design and operation of our disclosure controls and procedures (as such term is defined in Rules l3a-15(e) and l5d—15(e) under the Exchange Act), to provide reasonable assurance of achieving the control objectives as of the end of the period covered by this report. Based upon that evaluation, the Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this annual report in providing a reasonable level of assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods in Securities and Exchange commission rules and forms, including providing a reasonable level of assurance that information required to be disclosed by us in such reports is accumulated and communicated to our management, including our Principal Executive Officer and our Principal Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s annual report on internal control over financial reporting and Attestation report of the registered public accounting firm

This annual report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of the company’s independent registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.

Changes in internal control over financial reporting

During the period covered by this report, there have been no changes to our internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 16A.         Audit Committee Financial Expert

The board of directors has determined that Mr. Lillie qualifies as an audit committee financial expert as defined in Item 16A of Form 20-F, and that he is also “independent,” as defined in Rule 10A-3 under the Exchange Act and applicable NYSE standards. For more information about Mr. Lillie, see Item 6A: Directors, Senior Management and Employees—Directors and Senior Management.

Item 16B.         Code of Ethics

We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and all other employees. The Code includes a code of ethics for Senior Financial Officers as required by NYSE rules. We will provide to any person without charge, upon request, a copy of the Code of Ethics. You may obtain a copy of the Code of Ethics by sending a written request to No. 5 New Square, Bedfont Lakes Business Park, Feltham, Middlesex, TW14 8HA, Attention: Corporate Secretary.

Item 16C.         Principal Accountant Fees and Services

PricewaterhouseCoopers LLP (“PwC”) acted as our independent auditor for the nine months ended December 31, 2015 and the year ended March 31, 2015. The table below sets out the total amount billed to us by PwC, for services performed in the nine months ended December 31, 2015 and the year ended March 31, 2015, and breaks down these amounts by category of service:

(€ in millions)	For the nine months ended December 31, 2015	For the year ended March, 31 2015
Audit fees	1.0	0.1
Audit-related fees	3.4	-
Tax fees	0.6	-
All other fees	-	-
Total	5.0	0.1

Audit Fees

Audit fees in in the nine months ended December 31, 2015 and the year ended March 31, 2015 related to the audit of our consolidated financial statements and other audit or interim review services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees in the nine months ended December 31, 2015 related to professional services rendered in connection with the readmission of our shares to the London Stock Exchange and to the listing of our shares on the New York Stock Exchange, and subsequent delisting from the London Stock Exchange. In the year ended March 31, 2015 such fees related to professional services rendered in connection with our initial public offering on the LSE.

Tax Fees

Tax fees in the nine months ended December 31, 2015 and the year ended March 31, 2015 related to tax compliance and tax planning services.

All Other Fees

All other fees in in the nine months ended December 31, 2015 and the year ended March 31, 2015 relate to services in connection with corporate compliance matters.

Pre-Approval Policies and Procedures

The advance approval of the Audit Committee or members thereof, to whom approval authority has been delegated, is required for all audit and non-audit services provided by our auditors.

All services provided by our auditors are approved in advance by either the Audit Committee or members thereof, to whom authority has been delegated, in accordance with the Audit Committee’s pre-approval policy. No such services were approved pursuant to the procedures described in Rule 2-01(c)(7)(i)(C) of Regulation S-X, which waives the general requirement for pre-approval in certain circumstances.

Item 16D.         Exemptions from the Listing Standards for Audit Committees

None

Item 16E.         Purchases of Equity Securities by the Issuer and Affiliated Purchasers

Not applicable.

Item 16F.         Change in Registrants’ Certifying Accountant

Not applicable.

Item 16G.         Corporate Governance

Comparison of Shareholder Rights

We were incorporated under, and are governed by, the laws of the British Virgin Islands. The following discussion summarizes material differences between the rights of holders of ordinary shares and the rights of shareholders of a typical corporation incorporated under the laws of the State of Delaware.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

British Virgin Islands law provides that every director of a British Virgin Islands company in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum and articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders of a corporation is required to amend the certificate of incorporation. In addition, Delaware corporate law provides that shareholders have the right to amend the corporation’s bylaws, but the certificate of incorporation may confer such right on the directors of the corporation.

Our directors may, at any time (including after the Acquisition), without shareholder consent, amend our Memorandum and Articles where the directors determine, in their absolute discretion (acting in good faith), by a resolution of directors, that such changes are necessary or desirable in connection with or resulting from the Acquisition or in connection with admission to listing on the NYSE.

Written Consent

Under Delaware corporate law, a written consent of the directors must be unanimous to take effect. Under British Virgin Islands law and our Memorandum and Articles, only a majority of the directors are required to sign a written consent.

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. Our Memorandum and Articles provides that any shareholder action permitted to be taken at a shareholder meeting may also be taken by written consent of a majority of the votes of shares entitled to vote thereon. If any shareholder resolution is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall be sent to all shareholders not consenting to such resolution.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our Memorandum and Articles provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve a sale of assets only when all or substantially all assets are being sold to a person other than a subsidiary of the Company. Under British Virgin Islands law generally, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold to any person if not made in the usual or regular course of the business carried out by the company.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option, at the option of the holders of that stock or upon the happening of a specified event, provided shares with full voting power remain outstanding. The stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of the stock. As permitted by British Virgin Islands law and our Memorandum and Articles, shares may be repurchased, redeemed or otherwise acquired by us. However, the consent of the shareholder whose shares are to be repurchased, redeemed or otherwise acquired must be obtained, except as specified in the terms of the applicable class or series of shares.

Squeeze-Out Merger

Under Delaware General Corporation Law § 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Delaware Secretary of State a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority shareholders of the subsidiary corporation party to the merger may have appraisal rights as set forth in § 262 of the Delaware General Corporation Law.

Under the BVI Act, subject to any limitations in a company’s memorandum and articles of association, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. In our Memorandum and Articles, we have opted out of the BVI Act’s squeeze out provisions.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law and our Memorandum and Articles, we may vary the rights attached to any class with the written consent of at least 50% of the holders of each class of shares affected or by a resolution passed by at least 50% of the votes cast by eligible holders of the issued shares of the affected class at a separate meeting of the holders of that class However, notwithstanding the foregoing, the directors may make such variation to the rights of any class of shares that they, in their absolute discretion (acting in good faith) determine to be necessary or desirable in connection with or resulting from the Acquisition (including at any time after the Acquisition has been made) including in connection with admission to listing on the NYSE.

Election of Directors

Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors. Subject to the BVI Act and pursuant to our Memorandum and Articles, directors shall be appointed at any time, and from time to time, by our directors, without the approval of shareholders, either to fill a vacancy or as an alternate or additional director. The shareholders may, by a majority vote, appoint any person as a director. In addition, for so long as an initial holder of Founder Preferred Shares holds 20% or more of the Founder Preferred Shares in issue, such holder is entitled to nominate, and the directors are required to appoint, a person as director. If such holder notifies the Company to remove any director nominated by him or her, the other directors shall remove such director, and the holder will have the right to nominate a director to fill the resulting vacancy. In the event an initial holder ceases to be a holder of Founder Preferred Shares or holds less than 20% of the Founder Preferred Shares in issue, such initial holder will no longer be entitled to nominate a person as a director, and the holders of a majority of the Founder Preferred Shares in issue will be entitled to exercise that initial holder’s former rights to appoint a director instead.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Our Memorandum and Articles provide that a director may be removed at any time if: (i) he resigns by written notice to the Company; (ii) he is requested to resign by written notice of all of the other directors; (iii) he ceases to be a director by virtue of any provision of law or becomes prohibited by law from or is disqualified from being a director; (iv) he becomes bankrupt or makes any arrangement or composition with his creditors generally or otherwise has any judgment executed on any of his assets; (v) he becomes of unsound mind or incapable; (vi) he is absent from meetings of directors for a consecutive period of 12 months and the other directors resolve that his office shall be vacated; (vii) he dies; or (viii) a resolution of shareholders is approved by a majority of the shares entitled to vote on such matter passed at a meeting of shareholders called for the purposes of removing the director or for purposes including the removal of the director or a written special resolution of shareholders is passed by at least 75% of the votes of shares entitled to vote thereon.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law § 251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of shareholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. One or more companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the British Virgin Islands if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the British Virgin Islands are incorporated. In respect of such a merger or consolidation, a British Virgin Islands company is required to comply with the provisions of the BVI Act, and a company incorporated outside the British Virgin Islands is required to comply with the laws of its jurisdiction of incorporation.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the memorandum and articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Under British Virgin Islands law, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the British Virgin Islands Registrar of Corporate Affairs, including the company’s certificate of incorporation, its memorandum and articles of association (with any amendments), records of license fees paid to date, any articles of dissolution, any articles of merger and a register of charges if the company has elected to file such a register.

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(a)	the memorandum and articles of association;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above. However, subject to the memorandum and articles of association of the company, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Where a company keeps a copy of the register of members or the register of directors at the office of its registered agent, it is required to notify the registered agent of any changes to the originals of such registers, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept. Where the place at which the original register of members or the original register of directors is changed, the company is required to provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors determine the minutes of meetings and resolutions of shareholders and of classes of shareholders, and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept. The Company’s registered agent in the British Virgin Islands is: Elian Fiduciary Services (BVI) Limited, Nemours Chambers, Road Town, Tortola, British Virgin Islands.

Conflict of Interest

Under Delaware corporate law, a contract between a corporation and a director or officer, or between a corporation and any other organization in which a director or officer has a financial interest, is not void as long as (i) the material facts as to the director’s or officer’s relationship or interest are disclosed or known and (ii) either a majority of the disinterested directors authorizes the contract in good faith or the shareholders vote in good faith to approve the contract. Nor will any such contract be void if it is fair to the corporation when it is authorized, approved or ratified by the board of directors, a committee or the shareholders.

The BVI Act provides that a director shall, forthwith after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed because the transaction is between the company and the director himself and is otherwise in the ordinary course of business and on usual terms and conditions. As permitted by British Virgin Islands law and our Memorandum and Articles, a director interested in a particular transaction may vote on it, attend meetings at which it is considered and sign documents on our behalf that relate to the transaction. In addition, if our directors have other fiduciary obligations, including to other companies on whose board of directors they presently sit and to other companies whose board of directors they may join in the future, to the extent that they identify business opportunities that may be suitable for us or other companies on whose board of directors they may sit, our directors are permitted to honor those pre-existing fiduciary obligations ahead of their obligations to us. Accordingly, they may refrain from presenting certain opportunities to us that come to their attention in the performance of their duties as directors of such other entities unless the other companies have declined to accept such opportunities or clearly lack the resources to take advantage of such opportunities

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by that statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that the person becomes an interested shareholder. An interested shareholder generally is a person or group that owns or owned 15% or more of the company’s outstanding voting stock within the past three years. This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the company in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder.

British Virgin Islands law has no comparable provision. However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that these transactions must be entered into in the bona fide best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Independent Directors

There are no provisions under Delaware corporate law or under the BVI Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions on cumulative voting under the laws of the British Virgin Islands, but our Memorandum and Articles do not provide for cumulative voting.

Shareholders’ Rights under British Virgin Islands Law Generally

The BVI Act provides for certain remedies that may be available to shareholders. Where a company incorporated under the BVI Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, British Virgin Islands courts can issue a restraining or compliance order. However, shareholders cannot also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for shareholders’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order based on such conduct. In addition, any shareholder of a company may apply to the courts for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

The BVI Act also provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (i) a merger, if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (ii) a consolidation, if the company is a constituent company; (iii) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (a) a disposition pursuant to an order of the court having jurisdiction in the matter, (b) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (c) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (iv) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (v) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by a company’s memorandum and articles of association.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, we will be permitted to follow certain corporate governance practices of our home country, the British Virgin Islands, instead of those otherwise required under the NYSE for domestic issuers. While we voluntarily follow most NYSE corporate governance rules, we intend to take advantage of the following limited exemptions:

•	Unlike NYSE corporate governance rules, under BVI law, there is no requirement that our board of directors consist of a majority of independent directors and our independent directors are not required to hold executive sessions. Accordingly, only five out of our ten board members are independent based on NYSE independence standards. Also, while our board’s non-management directors will meet regularly in executive session without management, our board does not intend to hold an executive session of only independent directors at least once a year as called for by the NYSE.

•	The NYSE rules applicable to domestic issuers require disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the NYSE rules, as permitted by the foreign private issuer exemption.

•	We are exempt from the rules and regulations under the Exchange Act and NYSE related to the furnishing and content of proxy statements. Therefore, we intend to hold annual shareholder meetings in accordance with the corporate governance practices of the British Virgin Islands and our Memorandum and Articles of Association. Similarly, with respect to matters on which shareholders will have a right to vote, we intend to comply with corporate governance practices of the British Virgin Islands and the voting requirements under the NYSE rules applicable to foreign private issuers.

Item 16H.     Mine Safety Disclosure

None.

Item 17.        Financial Statements

Not Applicable.

Item 18.         Financial Statements

The following financial statements, together with the report of PricewaterhouseCoopers LLP thereon, are filed as part of this annual report:

NOMAD FOODS LIMITED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Nomad Foods Limited

In our opinion, the accompanying statement of financial position and the related statements of comprehensive income, of cash flows and of changes in equity present fairly, in all material respects, the financial position of Nomad Foods Limited at December 31, 2015 and March 31, 2015, and the results of its operations and its cash flows for the nine months ended December 31, 2015 and the year ended 31 March 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with International Financial Reporting Standards as adopted by the European Union. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

London, United Kingdom

April 1, 2016

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Nomad Foods Limited

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of income, of comprehensive loss, of changes in equity and of cash flows present fairly, in all material respects, the financial position of Iglo Foods Holdings Limited and its subsidiaries at December 31, 2014, and the results of their operations and their cash flows for the five months ended May 31, 2015 and each of the two years in the period ended December 31, 2014 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with International Financial Reporting Standards as adopted by the European Union. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

London, United Kingdom

April 1, 2016

Consolidated Statements of Financial Position

	Note	Successor Dec 31 2015 €m	Successor Mar 31 2015 €m	Predecessor Dec 31 2014 €m
Non-current assets
Goodwill	13	1,676.8	—	889.4
Intangibles	13	1,729.6	—	1,327.0
Property, plant and equipment	12	318.2	—	254.9
Deferred tax assets	16	60.6	—	73.3
Total non-current assets		3,785.2	—	2,544.6
Current assets
Cash and cash equivalents	20	618.7	126.8	707.0
Inventories	17	319.6	—	229.1
Trade and other receivables	18	118.7	—	49.4
Indemnification assets	19	77.8	—	—
Capitalized borrowing costs	21	5.0	—	2.1
Derivative financial instruments	34	4.7	—	11.2
Short-term securities		—	320.6	—
Total current assets		1,144.5	447.4	998.8
Total assets		4,929.7	447.4	3,543.4
Current liabilities
Bank overdrafts	20	432.6	—	487.8
Founder Preferred Shares Annual Dividend Amount	27	—	38.2	—
Derivative financial instruments	34	1.4	—	1.8
Current tax payable		97.7	—	8.8
Trade and other payables	22	422.3	0.7	313.9
Provisions	24	86.7	—	55.2
Total current liabilities		1,040.7	38.9	867.5
Non-current liabilities
Loans and borrowings	21	1,491.1	—	2,903.1
Founder Preferred Shares Annual Dividend Amount	27	—	133.1	—
Employee benefits	23	168.9	—	124.2
Trade and other payables	22	1.6	—	—
Deferred tax liabilities	16	339.3	—	306.1
Warranty redemption liability	31	—	0.5	—
Total non-current liabilities		2,000.9	133.6	3,333.4
Total liabilities		3,041.6	172.5	4,200.9
Net assets/(liabilities)		1,888.1	274.9	(657.5)
Equity/(Deficit) attributable to equity holders
Share capital	25	—	—	0.1
Capital reserve	25	1,762.4	353.5	0.8
Share based compensation reserve	26	0.1	—	2.8
Founder Preferred Shares Dividend Reserve	27	531.5	—	—
Translation reserve	28	84.5	88.9	(16.0)
Cash flow hedging reserve	29	1.1	—	4.9
Accumulated deficit reserve		(491.5)	(167.5)	(650.1)
Total Equity/(Deficit)		1,888.1	274.9	(657.5)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Profit or Loss

		Successor	Successor	Predecessor	Predecessor	Predecessor
	Note	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m
Revenue	5	894.2	—	640.3	1,500.9	1,505.8
Cost of sales		(663.0)	—	(417.9)	(970.9)	(1,001.8)
Gross profit		231.2	—	222.4	530.0	504.0

Other operating expenses		(138.6)	(0.7)	(109.5)	(254.2)	(231.8)
Charge related to Founder Preferred Shares Annual Dividend Amount	27	(349.0)	(165.8)	—	—	—
Credit/(charge) related to Warrant redemption liability	31	0.4	(0.4)	—	—	—
Exceptional items	7	(58.1)	(0.7)	(84.3)	(52.9)	(83.8)
Operating (loss)/profit	6	(314.1)	(167.6)	28.6	222.9	188.4

Finance income	10	8.7	0.1	2.0	6.8	12.4
Finance costs	10	(44.2)	—	(117.7)	(297.0)	(240.0)
Net finance (costs)/income		(35.5)	0.1	(115.7)	(290.2)	(227.6)

Loss before tax		(349.6)	(167.5)	(87.1)	(67.3)	(39.2)
Taxation	11	12.3	—	(40.9)	(41.8)	(2.0)
Loss for the period attributable to Parent Company		(337.3)	(167.5)	(128.0)	(109.1)	(41.2)

Earnings per share:
Basic and diluted loss per share	30	(2.32)	(3.35)	n/p	n/p	n/p

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Comprehensive Income

	Note	Successor 9 months ended Dec 31 2015 €m	Successor Year ended Mar 31 2015 €m	Predecessor 5 months ended May 31 2015 €m	Predecessor Year ended Dec 31 2014 €m	Predecessor Year ended Dec 31 2013 €m
Loss for the period		(337.3)	(167.5)	(128.0)	(109.1)	(41.2)
Other comprehensive income/(loss):
Actuarial gains/(losses) on defined benefit pension plans	23	19.4	—	(2.5)	(52.0)	4.8
Taxation (charge)/credit on remeasurement of defined benefit pension plans	11	(6.1)	—	0.7	15.2	(1.6)
Items not reclassified to the Consolidated Statement of Profit or Loss		13.3	—	(1.8)	(36.8)	3.2
Foreign currency (loss) / gain		(1.7)	88.9	44.7	—	—
(Loss)/gain on investment in foreign subsidiary, net of hedge		(2.7)	—		27.6	(7.8)
Effective portion of changes in fair value of cash flow hedges	29	1.6	—	—	13.2	(3.3)
Taxation (charge)/credit relating to components of other comprehensive income	11	(0.5)	—	—	(3.7)	3.3
Items that may be subsequently reclassified to the Consolidated Statement of Profit or Loss		(3.3)	88.9	44.7	37.1	(7.8)
Other comprehensive income/(loss) for the period, net of tax		10.0	88.9	42.9	0.3	(4.6)
Total comprehensive loss for the period attributable to Owners of the Parent Company		(327.3)	(78.6)	(85.1)	(108.8)	(45.8)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity

		Share capital	Capital reserve	Share based compensation	Founder preferred	Translation reserve	Cash flow	Accumulated deficit	Total equity/(deficit)
				reserve	shares		hedging	reserve
					dividend		reserve
					reserve
PREDECESSOR	Note	€m	€m	€m	€m	€m	€m	€m	€m
Balance at January 1, 2014		0.1	1.9	—	—	(43.6)	(4.6)	(504.2)	(550.4)

Loss for the year		—	—	—	—	—	—	(109.1)	(109.1)
Other comprehensive income/(loss) for the year		—	—	—	—	27.6	9.5	(36.8)	0.3

Total comprehensive income/(loss) for the year		—	—	—	—	27.6	9.5	(145.9)	(108.8)

Transactions with owners of the Company
Share based payment charge		—	1.7	—	—	—	—	—	1.7

Total transactions with owners, recognized directly in equity		—	1.7	—	—	—	—	—	1.7

Balance at December 31, 2014		0.1	3.6	—	—	(16.0)	4.9	(650.1)	(657.5)

SUCCESSOR
Balance at April 1, 2014		—	—	—	—	—	—	—	—

Loss for the year		—	—	—	—	—	—	(167.5)	(167.5)
Other comprehensive income for the year		—	—	—	—	88.9	—	—	88.9

Total comprehensive income for the year		—	—	—	—	88.9	—	(167.5)	(78.6)

Transactions with owners of the Company
Issue of Ordinary Shares	25	—	350.9	—	—	—	—	—	350.9
Issue of Founder Preferred Shares	25	—	10.6	—	—	—	—	—	10.6
Cost of Admission	25	—	(8.0)	—	—	—	—	—	(8.0)
Founder Preferred Shares Annual Dividend Amount		—	—	—	—	—	—	—	—

Total transaction with owners, recognized directly in equity		—	353.5	—	—	—	—	—	353.5

Balance as of March 31, 2015		—	353.5	—	—	88.9	—	(167.5)	274.9

Balance at April 1, 2015		—	353.5	—	—	88.9	—	(167.5)	274.9

Loss for the period		—	—	—	—	—	—	(337.3)	(337.3)
Other comprehensive (loss)/income for the period		—	—	—	—	(4.4)	1.1	13.3	10.0

Total comprehensive income/(loss) for the year		—	—	—	—	(4.4)	1.1	(324.0)	(327.3)

Transactions with owners of the Company
Issue of Ordinary Shares	25	—	1,414.2	—	—	—	—	—	1,414.2
Cost of Admission	25	—	(5.3)	—	—	—	—	—	(5.3)
Founder Preferred Shares Annual Dividend Amount		—	—	—	531.5	—	—	—	531.5
Share based payment charge		—	—	0.1	—	—	—	—	0.1

Total transaction with owners, recognized directly in equity		—	1,408.9	0.1	531.5	—	—	—	1,940.5

Balance as of December 31, 2015	25	—	1,762.4	0.1	531.5	84.5	1.1	(491.5)	1,888.1

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

		Successor	Successor	Predecessor	Predecessor	Predecessor
	Note	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended 31 Dec 2013 €m
Cash generated from operations before tax and exceptional items	32	159.2	0.2	102.2	301.7	318.7
Cash flows relating to exceptional items		(91.6)	(0.7)	(6.2)	(17.2)	(51.3)
Tax paid		(19.6)	—	(17.3)	(17.1)	(30.1)
Net cash flows from/(used in) operating activities		48.0	(0.5)	78.7	267.4	237.3

Cash flows from investing activities
Purchase of Iglo, net of cash acquired		(693.6)	—	—	—	—
Purchase of Findus, net of cash acquired		(556.9)	—	—	—	—
Purchase of property, plant and equipment	12	(19.3)	—	(6.0)	(24.3)	(26.5)
Purchase of intangibles	13	(2.1)	—	(0.3)	(2.0)	(1.8)
Purchase of portfolio investments		—	(478.8)	—	—	—
Redemption of portfolio investments		312.1	183.2	—	—	—

Net cash used in investing activities		(959.8)	(295.6)	(6.3)	(26.3)	(28.3)

Cash flows from financing activities
Proceeds from issuance of Founder Preferred Shares	25	—	10.6	—	—	—
Proceeds from issuance of Ordinary Shares	25	1,171.8	350.9	—	—	—
Costs of admission	25	(5.3)	(8.0)	—	—	—
Loans from Founder Entities for incorporation		—	0.1	—	—	—
Repayment of loans to Founder Entities		—	(0.1)	—	—	—
Proceeds from new loans and notes		325.0	—	—	1624.1	0.4
Repayment of loan principal		(490.0)	—	—	(1,861.0)	—
Payment of financing fees		(14.0)	—	—	(15.9)	(7.0)
Payment for interest rate cap premiums		—	—	—	(3.0)	(1.5)
Proceeds from settlement of derivatives		4.3	—	—	—	—
Interest paid		(40.8)	—	(31.4)	(95.2)	(105.9)
Interest received		1.5	—	2.0	6.8	7.3
Net cash from/(used in) financing activities		952.5	353.5	(29.4)	(344.2)	(106.7)

Net increase/(decrease) in cash and cash equivalents		40.7	57.4	43.0	(103.1)	102.3

Cash and cash equivalents at beginning of period	20	126.8	—	219.2	317.1	215.6
Effect of exchange rate fluctuations		18.6	69.4	6.2	5.2	(0.8)

Cash and cash equivalents at end of period	20	186.1	126.8	268.4	219.2	317.1

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1)	General information

Nomad Foods Limited (the “Company” or “Nomad”) was incorporated in the British Virgin Islands on April 1, 2014. The address of Nomad’s registered office is Nemours Chambers, Road Town, Tortola, British Virgin Islands.

Nomad Foods (NYSE: NOMD) is a leading frozen foods company building a global portfolio of best-in-class food companies and brands within the frozen category and across the broader food sector. Nomad produces, markets and distributes brands in 15 countries and has the leading market share in Western Europe. The Company’s portfolio of leading frozen food brands includes Birdseye, Iglo, and Findus.

2)	Basis of preparation

The consolidated financial statements of Nomad and its subsidiaries (the “Company” or “Nomad”, or the “Successor”) and the consolidated financial statements of Iglo Foods Holdings Limited (the “Predecessor”) have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board. These consolidated financial statements are also in accordance with International Financial Reporting Standards as adopted by the European Union.

On June 1, 2015 Nomad Foods Limited (previously “Nomad Holdings Limited”) acquired Iglo Foods Holding Ltd (the “Iglo Group” and the “Iglo Acquisition”). Nomad Foods Limited is listed on the New York Stock Exchange and Iglo Foods Holdings Limited, a direct subsidiary of Nomad, is considered to be the “Predecessor” of Nomad Foods Limited (the “Successor”), as prior to the Iglo Acquisition, Nomad Foods Limited had no operations.

On November 2, 2015 the Company acquired Findus Sverige AB and its subsidiaries (the “Findus Group” and the “Findus Acquisition”). The acquired business included operations across continental Europe with leading market positions in France, Sweden and Spain along with the intellectual and commercialization rights to the Findus, Lutosa (until 2020) and La Cocinera brands in their respective markets.

There are no new accounting standards adopted which have a material impact on these financial statements. Refer to 3.19 for more information on new IFRSs not yet adopted.

The Company’s financial statements and notes are presented in the reporting currency of millions of Euros. Upon the acquisition of the Iglo Group on June 1, 2015, Nomad changed its functional currency from U.S. dollars to the Euros because this is the functional currency of the Iglo Group, which comprises all of Nomad’s operations. All financial information has been rounded to the nearest €0.1 million, except where otherwise indicated.

On May 28, 2015 the Company changed its year end reporting date from March 31 to December 31 to align with the historical reporting calendar of the Iglo Group. This change has no impact on the financial statements and notes included herein. Fiscal year 2015 is a nine month period for the Company, which might not be comparable to the comparative amounts.

The consolidated financial statements were approved for issuance by the Board of Directors of Nomad Foods Limited on March 30, 2016. The Directors have, at the time of approving the financial statements, a reasonable expectation that Nomad has adequate resources to continue in operational existence for the foreseeable future given the cash funds available and the current forecast cash outflows. Thus, Nomad continues to adopt the going concern basis of accounting in preparing the financial statements.

3)	Accounting policies

The accounting policies set out below have, unless otherwise stated, been applied consistently.

Judgments made by the Directors in the application of these accounting policies that have a significant effect on the financial statements and key sources of estimation uncertainty which have a significant risk of causing a material adjustment in the next year are discussed in Note 4.

3.1	Measurement Convention

The financial statements are prepared on the historical cost basis with the exception of derivative financial instruments, business combinations, share based payments, and founder preferred shares which are stated at fair value.

3.2	Business Combination

The Company uses the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interest issued by the Company. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. Acquisition-related costs are expensed as incurred.

Where selling shareholders have contractually agreed to indemnify Nomad Foods Limited for contingent liabilities, an indemnification asset is recognized equivalent to the fair value of the liability recognized by Nomad. The indemnification asset is deducted from consideration transferred for the business combination. The indemnification asset value will subsequently be revised where revisions are made to the fair value of the liability or where there are doubts over the ability to recover losses from the selling shareholders.

3.3	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions, and any unrealized income and expenses arising from intra-group transactions are eliminated. Accounting policies are applied consistently across the Company.

Subsidiaries are all entities (including structured entities) over which Nomad has control; directly or indirectly. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases.

3.4	Foreign currency

i)	Foreign currency transactions

Transactions in foreign currencies (currencies other than the functional currency) are translated into the functional currency at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the foreign exchange rate ruling the financial year end. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges, qualifying net investment hedges or are attributable to part of a net investment in a foreign operation. Foreign exchange gains and losses that relate to these assets and liabilities are presented in the Consolidated Statement of Profit or Loss within “finance income or costs”, except when hedge accounting applies.

Non-monetary assets and liabilities in a foreign currency are translated into the functional currency to establish historical cost, using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated at foreign exchange rates ruling at the date the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss.

The revenues and expenses of foreign operations are translated at an average rate for the period (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, which case income and expenses are translated at the dates of the transaction).

ii)	Assets and liabilities of foreign operations

For the purposes of presenting consolidated financial statements, the assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated at foreign exchange rates ruling at the financial period ended December 31, 2015 of £1:€1.36 (2014: £1:€1.28). The revenues and expenses of foreign operations are translated at an average rate for the period where this rate approximates to the foreign exchange rates ruling at the dates of the transactions.

Foreign exchange gains and losses that relate to these assets and liabilities are presented in the Consolidated Statement of Profit or Loss within ‘finance income or costs’, except where hedge accounting applies.

iii)	Net investment in foreign operations

Exchange differences arising from the translation of foreign operations and of related qualifying hedges are taken directly to the translation reserve within equity. They are realized through the Consolidated Statement of Profit or Loss upon disposal of the related foreign operation.

3.5	Goodwill

Goodwill represents amounts arising on acquisition of subsidiaries. Goodwill is the difference between the cost of the acquisition and the fair value of the net identifiable assets acquired.

Goodwill is stated at cost less any accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to the cash-generating unit and is not monitored below the operating segment unit. Goodwill is not amortized but is tested annually for impairment. Refer to 3.7 for discussion on cash-generating units.

3.6	Other intangible assets

Intangible assets acquired separately are recorded at cost and those acquired as part of a business combination are recorded at fair value as at the date of acquisition.

i)	Computer software

Capitalized software costs include the cost of acquired computer software licenses and costs that are directly associated with the design, construction and testing of such software where this relates to a major business system. Costs associated with identifying, sourcing, evaluating or maintaining computer software are recognized as an expense as incurred.

The assets are stated at cost less accumulated amortization and impairment losses. Software costs are amortized by equal monthly installments over their estimated useful economic life of five to seven years once the software is capable of being brought into use.

ii)	Brands

Based on the market position of the brands, the significant levels of investment in advertising and promoting the brands, and the fact that they have been established for over 50 years, the Directors consider that the Birds Eye, Iglo and Findus brands have indefinite lives. Therefore these brands are not amortized, but instead held at historical cost less provision for any impairment.

The La Cocinera and Lutosa brands are deemed to not have an indefinite life and are being amortized over 10 and 6 years respectively.

iii)	Customer relationships

Long standing Food Service customer relationships have been identified as intangible assets as part of the Findus Acquisition. These are deemed to not have an indefinite life and are being amortized over 14 years.

3.7	Impairment of non-current assets

The carrying amounts of the Company’s non-current assets are reviewed annually to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. Impairment losses are recognized in the Consolidated Statement of Profit or Loss in the period in which they arise. For goodwill and assets that have an indefinite useful life an impairment review is performed at least annually.

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount.

i)	Calculation of recoverable amount

Recoverable amount is the greater of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows of the business are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

ii)	Allocation of impairment losses

Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units then to reduce the carrying amount of the other assets in the unit on a pro rata basis. A cash generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets.

iii)	Reversals of impairment

An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed when there is an indication that the impairment loss may no longer exist and there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

3.8	Property, plant and equipment

i)	Owned assets

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Cost includes the original purchase price of the asset and the costs attributable to bringing the asset to its working condition for its intended use.

Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

ii)	Leased assets

Leases in which the Company assumes substantially all the risks and rewards of ownership of the leased asset are classified as ‘finance leases’. Where land and buildings are held under finance leases the accounting treatment of the land is considered separately from that of the buildings. Leased assets acquired by way of finance lease are stated at an amount equal to the lower of their fair value and the present value of the minimum lease payments at inception of the lease, less accumulated depreciation and impairment losses.

All other leases are classified as ‘operating leases’.

iii)	Depreciation

Depreciation is charged to the Consolidated Statement of Profit or Loss on a straight line basis over the shorter of the lease term and the estimated useful lives of each part of an item of property, plant and equipment once the item is brought into use. Land is not depreciated. The estimated useful lives are as follows:

•	Buildings 40 years
•	Plant and equipment 5 to 14 years
•	Computer equipment 3 to 5 years

The assets’ residual values and useful lives are reviewed on a frequent basis.

3.9	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is based on the weighted average principle and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. Inventories that are acquired through business combinations are fair valued at the time of acquisition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of direct costs and overheads based on normal operating capacity. Provision is made for slow moving, obsolete and defective inventories.

3.10	Employee benefits

i)	Defined contribution plans

Obligations for contributions to defined contribution pension plans are recognized as an expense in the Consolidated Statement of Profit or Loss as incurred. Prepaid contributions are recognized as an asset to the extent that a cash refund or reduction in the future payments is available.

ii)	Defined benefit plans

The Company’s net obligation in respect of defined benefit pension plans and other post-employment benefits is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods. That net obligation is discounted to determine its present value. The calculation is performed by a qualified actuary using the projected unit credit method.

The current service cost of the defined benefit plan, recognized in the Consolidated Statement of Profit or Loss in employee benefit expense, except where included in the cost of an asset, reflects the increase in the defined benefit obligation resulting from employee service in the current year, benefit changes, curtailments and settlements.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise.

The net interest cost is calculated by applying the discount rate to the net balance of the defined benefit obligation and the fair value of plan assets. This cost is included in employee benefit expense in the Consolidated Statement of Profit or Loss.

Past service cost is recognized immediately.

iii)	Share based payment schemes

Schemes fall within the provisions of IFRS 2 “Share Based Payments” and represent equity settled share based payments.

A charge is taken to the Consolidated Statement of Profit or Loss for the difference between the fair value of the shares at grant date and the amount subscribed, spread over the vesting period.

Non-market vesting conditions are included in assumptions about the number of awards that are expected to vest. The total expense is recognized in the Consolidated Statement of Profit or Loss with a corresponding credit to equity over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the entity revises its estimates of the number of awards that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision to original estimates, if any, in the Consolidated Statement of Profit or Loss, with a corresponding adjustment to equity.

Successor

Nomad Foods 2015 Long Term Incentive Plan

The Long Term Incentive Plan (“LTIP”) is discretionary and enables the Company’s Compensation Committee to make grants (“Awards”) in the form of rights over ordinary shares, to any Director or employee of the Company, although the current intention of the Committee is that Awards be granted only to Directors and senior management. The first Award under this Scheme was granted on January 1, 2016 as set out in Note 39.

Nomad has calculated the cost of the Initial Options based upon their fair value and taking into account the vesting period and using the Black-Scholes methodology.

Predecessor

At the end of each reporting period, the Iglo Group revised its estimates of the number of interests that were expected to vest based on the non-market vesting conditions. It recognized the impact of the revision to original estimates, if any, in the Consolidated Statement of Profit or Loss, with a corresponding adjustment to equity.

iv)	Other management incentive schemes

If schemes fall outside the scope of IFRS 2, since they are not related to the price or value of equity instruments, but do fall within the scope of IAS 19 “Employee Benefits”, an annual charge is taken over the service period based on an estimate of the amount of future benefit employees will earn in return for their service.

3.11	Founder Preferred Shares

Nomad issued Founder Preferred Shares to both TOMS Acquisition I, LLC and Mariposa Acquisition II, LLC (collectively the “Founder Entities”) in connection with its initial public offering in April 2014. Holders of the Founder Preferred Shares are entitled to receive annual dividend amounts subject to certain performance conditions (the “Founder Preferred Shares Annual Dividend Amount”). The instrument and its component parts were analyzed under IFRS 2.

In addition to the right to receive the Founder Preferred Shares Annual Dividend Amount, the Founder Preferred Shares give the holder the same entitlements as a holder of Ordinary Shares. As the cash consideration received for this equity entitlement was the same price as the Company’s initial public offering in April 2014, the Founder Preferred Share reserve amount is outside the scope of IFRS 2 and is classified as equity in accordance with IAS 32.

Prior to the acquisition of the Iglo Group on June 1, 2015, Nomad classified the Founder Preferred Shares Annual Dividend Amount as a liability at fair value, calculated using a Monte Carlo simulation. As the Founder Preferred Shares were issued to affiliates of certain of the non-executive directors of Nomad, the fair value of the Founder Preferred Shares Annual Dividend Amount given to the holders was recorded as an expense. There are no further service conditions attached and the expense was recognized immediately. Subsequent to its initial recognition when issued, the liability was adjusted for changes in fair value. Changes in value were recorded in the Consolidated Statement of Profit or Loss through June 1, 2015.

Upon completion of the acquisition of the Iglo Group on June 1, 2015, the Company intended that the Founder Preferred Shares Annual Dividend Amount would be equity settled. Accordingly, the Founder Preferred Shares Annual Dividend Amount as of June 1, 2015 of €531.5 million (the “Founder Preferred Shares Dividend reserve”) was classified as equity and no further revaluations will be required or recorded.

Should a Founder Preferred Share Annual Dividend Amount become due and payable, the market value of any dividend paid will be deducted from the Founder Preferred Shares Dividend reserve, with any excess deducted from the accumulated profit/(deficit) reserve within Equity.

3.12	Provisions

Provisions are recognized when the Company has a legal or constructive present obligation as a result of a past event and it is probable that the Company will be required to settle that obligation. Provisions are measured at the Directors’ best estimate of the expenditure required to settle the obligation at the financial year end date and are discounted to present value where the effect is material.

3.13	Financial instruments

Financial assets and liabilities are recognized in the Company’s Statement of Financial Position when the Company becomes a party to the contractual provisions of the instrument.

i)	Trade receivables

Trade receivables are measured at initial recognition at fair value and are subsequently measured at amortized cost using the effective interest method, less any impairment. Since trade receivables are due within one year, this equates to initial carrying value less any impairment.

Appropriate allowances for estimated irrecoverable amounts are recognized in the Consolidated Statement of Profit or Loss when there is objective evidence that the asset is impaired.

Trade receivables are presented net of customer rebate balances.

ii)	Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of the Statement of Cash Flows only.

iii)	Loans and borrowings

a.	Valuation

Interest bearing borrowings are recognized initially at fair value less attributable transaction costs.

Subsequent to initial recognition, interest bearing loans and borrowings are stated at amortized cost with any difference between cost and redemption value being recognized in the Consolidated Statement of Profit or Loss over the expected period of the borrowings on a straight line basis.

b.	Capitalization of transaction costs

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs.

To the extent there is no evidence that it is probable that some or all of the facility will be drawn down the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

iv)	Trade payables

Trade payables are measured at initial recognition at fair value and are subsequently measured at amortized cost using the effective interest method. Since trade payables are largely due within one year, this equates to initial carrying value.

v)	Derivative financial instruments and hedge accounting

Derivative financial instruments are recognized at fair value. When a derivative financial instrument is not designated in a hedge relationship that qualifies for hedge accounting, all changes in its fair value are recognized immediately in the Consolidated Statement of Profit or Loss. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the item being hedged.

The fair value of interest rate caps represents the time value plus the intrinsic value at the financial year end date.

The fair value of forward exchange contracts is determined using forward exchange rates at the balance sheet date, with the resulting value discounted back to present value.

a.	Cash flow hedges

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognized asset or liability, or a highly probable forecast transaction, the effective part of any gain or loss on the derivative financial instrument is recognized directly in the cash flow hedging reserve. Any ineffective portion of the hedge is recognized immediately in the Consolidated Statement of Profit or Loss.

When a hedging instrument expires or is sold, terminated or exercised, or the entity revokes designation of the hedge relationship but the hedged forecast transaction is still expected to occur, the cumulative gain or loss at that point remains in equity and is recognized when the transaction occurs. If the hedged transaction is no longer expected to take place, the cumulative unrealized gain or loss recognized in equity is recognized in the Consolidated Statement of Profit or Loss immediately.

b.	Net investment hedges

Foreign currency differences arising on the retranslation of a financial liability designated as a hedge of a net investment in a foreign operation are recognized in Other Comprehensive Income to the extent that the hedge is effective, and are presented in the translation reserve within equity. To the extent that the hedge is ineffective, such differences are recognized in the Consolidated Statement of Profit or Loss. When the hedged net investment is disposed of, the relevant amount in the translation reserve is transferred to the Consolidated Statement of Profit or Loss as part of the gain or loss on disposal.

c.	Portfolio investments

From time to time, Nomad invests in short-term highly liquid investments that are readily convertible into known amounts of cash and have a maturity of more than 3 months and less than one year.

3.14	Revenue

Revenue comprises sales of goods after deduction of discounts, sales taxes and excludes intra-Company sales. Discounts given by the Company include rebates, price reductions and incentives given to customers, promotional couponing and trade communication costs. At each financial year end date any discount incurred, but not yet invoiced, is estimated and accrued.

Revenue is recognized when the title and risk of loss of the underlying products have been transferred to the customer, at which point the sale price is fixed or determinable. This completes the revenue-earning process specifically that an arrangement exists, delivery has occurred, ownership has transferred, the price is determined and collectability is reasonably assured. The timing of the transfer of risks and rewards varies depending on the individual terms of the sales agreement, usually being on dispatch and ensured receipt of goods by the customer. A provision for payment discounts and product return allowances, which is estimated based upon the Company’s historical performance, management’s experience and current economic trends, is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances and merchandising funds and customer coupons are offered through various programs to customers and consumers. Sales are recorded net of estimated trade promotion spending, which is recognized as incurred at the time of sale. Certain retailers require the payment of slotting fees in order to obtain space for the Company’s products on the retailers’ store shelves. The fees are recognized as reductions of revenue on the date a liability to the retailer is created. These amounts are included in the determination of net sales. Accruals for expected pay-outs under these programs are included as accrued trade marketing expense in the Statement of Financial Position. Coupon redemption costs are also recognized as reductions of net sales when the coupons are issued. Estimates of trade promotion expense and coupon redemption costs are based upon programs offered, timing of those offers, estimated redemption/usage rates from historical performance, management’s expense and current economic trends.

Trade marketing expense is comprised of amounts paid to retailers for programs designed to promote our products and are classified in the Consolidated Statement of Profit or Loss as a reduction of net sales.

3.15	Interest income

Interest income is recognized in the Consolidated Statement of Profit or Loss in the period in which it is earned.

3.16	Expenses

i)	Operating lease payments

Payments made under operating leases are recognized in the Consolidated Statement of Profit or Loss on a straight line basis over the term of the lease. Lease incentives received are recognized on a straight line basis in the Consolidated Statement of Profit or Loss as an integral part of the total lease expense.

ii)	Borrowing costs

Unless capitalized as part of the cost of borrowing (see Note 3.13(iii)), borrowing costs are recognized in the Consolidated Statement of Profit or Loss in the period in which they are incurred.

iii)	Exceptional items

The separate reporting of exceptional items which are presented as exceptional within the relevant Consolidated Statement of Profit or Loss category, helps provide an indication of the Company’s underlying business performance. Exceptional items have been identified and adjusted by virtue of their size, nature or incidence. In determining whether an event or transaction is specific, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence. Exceptional items comprise restructuring costs, impairments or reversal of impairments of intangible assets, operational restructuring, integration and acquisition costs relating to new acquisitions, investigation of strategic opportunities, costs relating to certain management incentive plans and other significant items (see Note 7).

iv)	Research and development

Expenditure on research activities is recognized in the Consolidated Statement of Profit or Loss as an expense as incurred.

3.17	Taxation

Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognized in the Income Statement except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the financial year end date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts used for taxation purposes on an undiscounted basis. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial year end date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

3.18	Segment reporting

The Chief Operating Decision Maker (“CODM”) has been determined to be the Chief Executive Officer as he is primarily responsible for the allocation of resources to the segments and the assessment of performance of the segments.

Following the Iglo Group acquisition, Nomad’s operations were organized into one operating unit, ‘Frozen’, which comprises all the brands, as well as the factories, private label business units and certain corporate overheads. The subsequent business acquired in the Findus Acquisition was incorporated into the Company’s management structure and is reported within the Frozen segment.

The CODM uses revenue and earnings before interest, taxation, depreciation and amortization, exceptional items, acquisition accounting adjustments and charges related to Founder Preferred Shares Annual Dividend Amount, warranty redemption and other similar items (“Adjusted EBITDA”) as the key measure of the segment’s results.

3.19	IFRSs not yet adopted

At the date of authorization of these financial statements, the following Standards and Interpretations, which have not been applied in the financial statements, were in issue but not yet effective:

•	IFRS 9 ‘Financial instruments’ addresses the classification, measurement and recognition of financial assets and financial liabilities and replaces IAS 39. IFRS 9 will become effective for the accounting periods starting on January 1, 2018.

•	IFRS 15 ‘Revenue from contracts with customers’ will become effective for accounting periods starting on January 1, 2018.

•	IFRS 16 ‘Leases’ will become effective for accounting periods starting on January 1, 2019.

The Directors anticipate that the adoption in future periods of IFRS 9 and IFRS 15, where they are relevant to the Company, will have no material impact on the consolidated financial statements of the Company, although this assessment is ongoing. The Company is still assessing IFRS 16.

4)	Accounting estimates

The key sources of estimation uncertainty at the financial year end date are discussed below:

a)	Discounts and trade marketing expense

Discounts given by the Company include rebates, price reductions and incentives given to customers, promotional couponing and trade communication costs. Each customer has a unique agreement that is governed by a combination of observable and unobservable performance conditions.

At each financial year end date any discount incurred but not yet invoiced is estimated, based on historical trends and rebate contracts with customers, and accrued as ‘trade terms’.

Trade marketing expense is comprised of amounts paid to retailers for programs designed to promote Company products. The ultimate costs of these programs will depend upon retailer performance and is the subject of significant management estimates. The Company records as an expense, the estimated ultimate cost of the program in the period during which the program occurs and is based upon the programs offered, timing of those offers, estimated retailer performance based on history, management’s expense and current economic trends.

b)	Business Combinations

The Company is required to recognize separately, at the acquisition date, the identifiable assets, liabilities and contingent liabilities acquired or assumed in a business combination at their fair values, which involves estimates. Such estimates are based on valuation techniques, which require considerable judgment in forecasting future cash flows and developing other assumptions.

c)	Carrying value of goodwill and brands

Determining whether goodwill and brands are impaired requires an estimation of the value in use of the cash generating unit to which goodwill and brands have been allocated. The value in use calculation requires the entity to estimate the future cash flows expected to arise from the cash generating unit and a suitable discount rate in order to calculate present value. Details of impairment reviews are provided in Note 13.

d)	Employee benefit obligation

A significant number of estimates are required to calculate the fair value of the retirement benefit obligation at year end. Note 23 contains details of these assumptions and the calculation is performed by qualified actuaries.

e)	Income tax

Where tax exposures can be quantified, an accrual is made based on best estimates and management’s judgments. Given the inherent uncertainties in assessing the outcomes of these exposures (which can sometimes be binary in nature), the Company could in future periods experience adjustments to these accruals.

f)	Fair value of derivative financial instruments

Note 34 includes details of the fair value of the derivative instruments that the Company holds at each balance sheet period. Management has estimated the fair value of these instruments by using valuations based on discounted cash flow calculations.

g)	Share based payments

At the end of each reporting period, the Company, in estimating its share based payment charge, assesses and revises its estimates of the number of interests that are expected to vest based on the non-market vesting conditions. Note 8 contains details of these assumptions and of the valuation model used.

h)	Founder Preferred Shares

The Founder Preferred Shares Annual Dividend Amounts were valued and recognized as a liability under IFRS 2. The fair value of the liability at each balance sheet date was valued using a Monte Carlo simulation and any difference in fair value was recorded as an expense from April 1, 2014 through June 1, 2015.

The payment of the Founder Preferred Shares Annual Dividend Amount is mandatory after January 1, 2015 if certain performance conditions are met. Nomad, at its discretion, may settle the Founder Preferred Shares Annual Dividend Amount by issuing shares or by cash payment, but intends to equity settle.

5)	Segment reporting

Following the Iglo and Findus acquisitions by Nomad, the CODM of the Company considers there to be one reporting and operating segment, being ‘Frozen Foods’ and is reflected in the segment presentation below for the periods presented.

Historical financial information of the predecessor has been re-presented as if it was one single operating segment for comparative purposes.

Segment Adjusted EBITDA

		Successor 9 Months ended Dec 31 2015 €m	Successor	Predecessor 5 months ended May 31 2015 €m	Predecessor	Predecessor
	Note		Year ended Mar 31 2015 €m		Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m

Frozen Adjusted EBITDA		158.8	—	125.4	306.2	300.1
Unallocated corporate costs		(2.5)	(0.7)	—	—	—

Adjusted EBITDA		156.3	(0.7)	125.4	306.2	300.1
Net purchase-price adjustment-inventory step up		(37.0)	—	—	—	—
Net purchase-price adjustment for cash flow hedge accounting		(4.9)	—	—	—	—
Charge related to Founder Preferred Shares Annual Dividend Amount	27	(349.0)	(165.8)	—	—	—
Charge relating to Warrant redemption liability	31	0.4	(0.4)	—	—
Exceptional items	7	(58.1)	(0.7)	(84.3)	(52.9)	(83.8)
Depreciation	12	(20.3)	—	(11.3)	(24.8)	(23.4)
Amortization	13	(1.5)	—	(1.2)	(5.6)	(4.5)

Operating loss		(314.1)	(167.6)	28.6	222.9	188.4
Net financing (costs)/income	10	(35.5)	0.1	(115.7)	(290.2)	(227.6)

Loss before tax		(349.6)	(167.5)	(87.1)	(67.3)	(39.2)

No information on segment assets or liabilities is presented to the CODM.

Product information

Management considers the products it sells belong to one category, being ‘Frozen Foods’.

Geographical information

External revenue by geography

	Successor 9 months ended Dec 31 2015 €m	Successor Year ended Mar 31 2015 €m	Predecessor 5 months ended May 31 2015 €m	Predecessor Year ended Dec 31 2014 €m	Predecessor Year ended Dec 31 2013 €m
United Kingdom	288.6	—	225.0	492.5	496.7
Italy	205.2	—	169.7	428.3	419.6
Germany	150.0	—	124.2	298.0	313.1
France	41.0	—	—	—	—
Sweden	35.5	—	—	—	—
Norway	19.6	—	—	—	—
Rest of Europe	154.3	—	121.4	282.1	276.4

Total external revenue by geography	894.2	—	640.3	1,500.9	1,505.8

Non-current assets by geography

	Successor	Successor	Predecessor (restated)
	Dec 31 2015 €m	Mar 31 2015 €m	Dec 31 2014 €m
Germany	110.4	—	105.7
United Kingdom	88.5	—	87.7
Italy	62.1	—	64.8
Sweden	42.6	—	—
France	17.9	—	—
Rest of Europe	37.4	—	0.7

Total non-current assets by geography	358.9	—	258.9

Non-current assets exclude deferred tax assets, goodwill and brands which are not bound to one geographical area. The 2014 Predecessor information has been restated to exclude goodwill and brands which had previously been allocated.

6)	Operating (loss)/profit

Operating (loss)/profit is stated after charging:

		Successor	Successor	Predecessor	Predecessor	Predecessor
	Note	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m
Staff costs	8	160.2	—	88.8	180.2	175.5
Depreciation of property, plant and equipment	12	20.3	—	11.3	24.8	23.3
Impairment of property, plant and equipment	12	3.2	—	—	1.5	—
Impairment of goodwill and brands	13	—	—	55.0	—	27.4
Amortization of software and brands	13	1.5	—	1.2	5.6	4.5
Operating lease charges		4.2	—	3.2	7.5	7.7
Exchange losses/(gains)		5.2	88.9	(9.0)	6.6	0.5
Fair value gain on financial assets at fair value through profit and loss		4.9	—	—	—	—
Research & development		12.1	—	7.2	15.7	13.2
Inventories recognized as an expense within cost of goods sold		608.9	—	389.3	890.7	919.5

7)	Exceptional items

Exceptional items are made up as follows:

	Successor	Successor	Predecessor	Predecessor	Predecessor
	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m
Costs related to transactions (1)	34.1	0.7	3.8	1.7	20.9
Net investigation of strategic opportunities and other costs(2)	9.6	—	1.3	17.4	11.2
Other restructuring costs (3)	8.9	—	—	11.6	10.5
Findus Group integration costs (4)	4.5	—	—	—	—
Costs related to long-term management incentive plans(5)	3.5	—	22.9	16.7	13.8
Impairment of intangible assets(6)	—	—	55.0	—	27.4
Cisterna fire net (income)/costs(7)	(2.5)	—	1.3	5.5	—

Total exceptional items	58.1	0.7	84.3	52.9	83.8

(1)	Successor

Includes costs incurred in relation to completed and potential acquisitions and listing on the US Stock Exchange.

Predecessor

For the five months ended May 31, 2015 the Iglo Group incurred a charge of €3.8 million in relation to acquisition and sale transactions.

In 2014, a €1.7 million charge was incurred (2013: €20.9 million) relating to the payment of registration tax assessed as a result of the CSI (Findus Italy) acquisition. The Iglo Group appealed the rulings and elected to pay the assessed taxes in order to avoid incurring penalties and interest.

(2)	Successor

The Company incurred charges of €9.6 million in relation to the investigation of strategic opportunities and other costs in the nine months ended December 31, 2015. This includes an initial spend of €7.7 million relating to the implementation of the Nomad strategic vision across the Company.

Predecessor

For the five months ended May 31, 2015 and year ended December 31, 2014 the Iglo Group incurred charges of €1.3 million and €17.4 million respectively, in relation to a strategic review of the Iglo Group’s operations and other items. In 2014, the €17.4 million charges include costs incurred as a result of the decision to cease marketing its products in Romania, Slovakia and Turkey on November 27, 2014 amounts in relation to tax matters from previous accounting periods and costs related to the implementation of the Better Meals Together strategy.

In 2013, €11.2 million was incurred in relation to costs arising from the development and implementation of the Better Meals Together Strategy which launched in 2013.

(3)	Successor

Costs related to planned restructuring activities in the German, UK and Italian factories were €8.9 million in the nine months ended December 31, 2015.

Predecessor

In the year ended December 31, 2014 the Iglo Group incurred restructuring costs of €11.6 million, principally in the German factories. In the year ended December 31, 2013 the Iglo Group incurred restructuring costs of €10.5 million principally in the Italian factory.

(4)	Successor

Following the acquisition of the Findus Group on November 2, 2015, the Company has initiated a substantial integration project. Costs of €4.5 million have incurred in the nine months ended December 31, 2015.

(5)	Successor

Management participated in certain incentive schemes for which the Company incurred charges of €3.5 million in the nine months ended December 31, 2015. To refer to Note 8 for more details on the management incentive scheme.

Predecessor

The Iglo Acquisition on June 1, 2015 was a triggering event under the main incentive schemes following which the majority of management incentive schemes provisions were paid. The completion of the sale was a triggering event under the cash settled schemes.

A charge of €19.7 million in the five months ended May 31, 2015 represented an accelerated charge to align the cumulative charges recognized to the amount that was paid in June 2015. In addition, as a result of the terms of the sale, vesting of the equity settled share based payment scheme was accelerated. The non-cash charge of €3.2 million in the five months ended May 31, 2015 reflects the vesting of non-forfeited interests in this scheme. There were no associated exercises made in relation to the scheme due to the fact that market performance conditions were not met.

In relation to long-term management incentive plans, the Iglo Group incurred charges of €16.7 million for the year ended December 31, 2014 and €13.8 million for the year ended December 31, 2013.

(6)	Predecessor

As a result of circumstances identified during the five months ended May 31, 2015 it was noted that the recoverable amount of the Italian intangible assets held prior to the Iglo Acquisition were lower than the values previously carried in the Iglo accounts. Therefore the carrying values were adjusted and an impairment charge of €55.0 million was recognized in the five months ended May 31, 2015.

In 2013 an impairment charge of €27.4 million was recognized, which represented a full write down of the goodwill of the Belgium operation.

(7)	Successor

In the nine months ended December 31, 2015, the Company recognized a net income of €2.5 million in relation to the August 2014 fire insurance claim in the Italian production facility.

Predecessor

In the year ended December 31, 2014 and the five months ended May 31, 2015, the Iglo Group incurred charges of €5.5 million and €1.3 million, respectively, in relation to a fire in August 2014 in the Italian production facility which produces Findus branded stock for sale in Italy. The charges include the cost of stock damaged by the fire, the impairment of property as well as ongoing incremental costs incurred as a result of the disruption to operations. The Company has insurance policies in place covering the stock, property and loss of earnings for which claims are currently in process. The proceeds of these claims cannot be recognized until the recoverable amount is judged to be virtually certain.

The tax impact on the exceptional items amounts to €6.1 million in the nine months ended December 31, 2015 (the five months ended May 31, 2015: €22.0 million; the year ended December 31, 2014: €7.8 million; the year ended December 31, 2013: €10.4 million).

8)	Payroll costs, share based payments and management incentive schemes

(a)	Payroll costs

The average number of persons employed by the Company (excluding non-Executive Directors) is analyzed and set out below:

	Successor	Successor	Predecessor	Predecessor	Predecessor
	9 months ended Dec 31 2015	Year ended Mar 31 2015	5 months ended May 31 2015	Year ended Dec 31 2014	Year ended Dec 31 2013

Production	2,605	-	1,635	1,645	1,712
Administration, distribution & sales	1,767	-	1,047	1,101	1,097

Total number of employees	4,372	-	2,682	2,746	2,809

For the year ended March 31, 2015 the Successor did not have any operations or employees and accordingly no compensation or benefits were paid.

The table below discloses the Company’s aggregate payroll costs of these persons. Payroll costs exclude long term management incentive scheme and share based payment costs, but includes bonus costs, in particular those associated with a bonus issuance scheme for key management employees, resulting in the purchase of 13,104 Ordinary shares of the Company on November 27, 2015.

	Successor 9 months ended Dec 31 2015 €m	Successor Year ended Mar 31 2015 €m	Predecessor 5 months ended May 31 2015 €m	Predecessor Year ended Dec 31 2014 €m	Predecessor Year ended Dec 31 2013 €m

Wages and salaries	126.7	—	72.1	148.3	143.2
Social security costs	27.5	—	12.5	24.9	25.4
Other pension costs	6.0	—	4.2	7.0	6.9

Total payroll costs	160.2	—	88.8	180.2	175.5

(b)	Share based payments

Successor

Non-Executive Restricted Stock Awards

In relation to the Non-Executive Directors’ annual restricted stock grant issued under the 2015 LTIP, a charge of €0.1 million was recognized in the Consolidated Statement of Profit or Loss for the nine month period to December 31, 2015. The charge was based upon the right for each Non-Executive Director to receive $100,000 of ordinary shares of the Company, fair valued at an $11.50 closing market price for such shares on the Award grant date of December 7, 2015 vesting over the period to the annual meeting date of shareholders to be held in June 2016.

2015 LTIP

The first Award (excluding the above) under the Company’s 2015 LTIP Scheme was granted on January 1, 2016 and as such no costs have been accounted for within these financial statements. See Note 39.

Initial Options

On April 11, 2014 Lord Myners, Alun Cathcart and Guy Yamen, all Non-Executive Directors, were granted options (“Initial Options”) to purchase a maximum of 125,000 Ordinary Shares at an exercise price of $11.50 per ordinary share (subject to such adjustment to the number of Ordinary Shares and/or the exercise price as the Directors consider appropriate in accordance with the terms of the Initial Option Deeds in respect of an issue of Ordinary Shares by way of a dividend or distribution to holders of Ordinary Shares, a subdivision or consolidation or any other variation to the share capital of Nomad, as determined by the Directors).

The awards will be exercisable during the five year period commencing on the trading day immediately following the date Nomad completes an acquisition. Nomad has calculated the cost of the Initial Options based upon their fair value and taking into account the vesting period and using the Black-Scholes methodology. The valuation of the Initial Options has been based on the following assumptions:

-	market value of Ordinary Shares at the grant date of $10.00;
-	an exercise price of $11.50;
-	1 year expected time to acquisition;
-	probability of acquisition of 61%;
-	volatility of 17.03%; and
-	a risk free interest rate of 0.84%.

Such securities and awards have been accounted for in accordance with “IFRS 2—Share Based Payment”. Based on the preceding assumptions, the total value for the Initial Options is €0.06 million. There are no expected forfeitures at grant date and the expense is recognized over an estimated 2-year period ended on April 1, 2016.

Predecessor

In prior years for the Predecessor, certain employees of the Predecessor were offered the opportunity to participate in one of several Predecessor share schemes through which they could subscribe for shares of the Permira Partnership, the ultimate controlling party of the Predecessor. These schemes were accounted for under IFRS 2 “Share Based Payments” and represented equity settled share based payments.

Due to the sale of the Iglo Group, the vesting of the equity settled share based payment scheme was accelerated. The resulting €3.2 million charge to the Consolidated Statement of Profit or Loss for the five months ended May 31, 2015, reflected the accelerated vesting of non-forfeited interests in the scheme. Share-based payment charges for the year ended December 31, 2014 were €1.7 million and €1.1 million for the year ended December 31, 2013 respectively. The plans were equity settled.

In 2013 a predecessor plan granted certain classes of interests in the Permira Partnership to key employees, including Executive Management. The total number of interests awarded was 636,070 at a weighted fair value of €11.09. The fair value of these interests was estimated at the date of grant using a Monte Carlo simulation option pricing model incorporated expected volatility and risk-free interest rates. No dividends were expected to be paid and so were not incorporated into the model. The employee was not free to sell the shares until a sale, asset sale or listing of the Predecessor.

(c)	Management incentive schemes

Successor

Subsequent to the sale of Iglo and specific to the terms of a Predecessor incentive scheme, €3.5 million was charged to the Consolidated Statement of Profit or Loss during the nine month period to December 31, 2015. There were no other incentive schemes for the nine month period to December 31, 2015.

Predecessor

Certain members of the Predecessor’s management team previously participated in certain incentive schemes. The completion of the sale of the Iglo Group to the Company on June 1, 2015 was a triggering event under the cash settled schemes. The resulting €19.7 million charge to the Consolidated Statement of Profit or Loss for the five months ended May 31, 2015, reflected the acceleration of the charges to align the cumulative charges recognized to the amount that was paid in June 2015. Management incentive scheme charges for the year ended December 31, 2014 were €18.6 million and €11.4 million for the year ended December 31, 2013, respectively.

9)	Directors’ and Key Management emoluments

	Successor	Successor	Predecessor	Predecessor	Predecessor
	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m
Emoluments	1.3	—	1.9	6.4	6.2
Contributions to money purchase pension plans	—	—	0.2	0.2	0.1
Share-based payment	0.1	—	2.2	1.0	0.6
Long-term incentive scheme	—	—	17.4	10.3	5.7
Compensation for loss of office	—	—	—	—	3.6
Non-Executive Director fees	0.1	0.2	—	—	—

Total Directors’ emoluments	1.5	0.2	21.7	17.9	16.2

All significant management decision making authority is vested within the Board of Directors and the executive team, therefore key management are considered to be the Directors and executive Officers.

None of the executive Officers were accruing benefits under long term incentive schemes during the period.

Predecessor Non-Executive Directors were paid through payroll and are included within the table above but were not disclosed separately.

In all predecessor periods, there were 8 directors in respect of whose qualifying services shares were received under long term incentive schemes, including the highest paid director.

	Successor	Successor	Predecessor	Predecessor	Predecessor
	9 months ended Dec 31 2015	Year ended Mar 31 2015	5 months ended May 31 2015	Year ended Dec 31 2014	Year ended Dec 31 2013
Retirement benefits are accruing to the following number of directors under:
Money purchase schemes	1	—	4	5	4

10)	Finance income and costs

		Successor	Successor	Predecessor	Predecessor	Predecessor
	Note	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m
Interest income		4.4	—	2.0	6.8	7.4
Gain on derivatives		4.3
Net foreign exchange gains on retranslation of financial assets and liabilities		—	0.1	—	—	5.0

Finance income		8.7	0.1	2.0	6.8	12.4

Accrued interest		—	—	(60.2)	(133.4)	(119.1)
Cash pay interest expense		(38.8)	—	(35.4)	(99.9)	(106.6)
Net pension interest costs	23	(1.9)	—	(0.7)	(2.7)	(2.5)
Amortization of borrowing costs		(2.1)	—	(0.9)	(7.5)	(11.8)
Net foreign exchange losses on retranslation of financial assets and liabilities		(0.5)	—	(20.5)	(15.6)	—
Financing costs incurred in amendment of terms of debt (1)		(0.9)	—	—	(37.9)	—

Finance costs		(44.2)	—	(117.7)	(297.0)	(240.0)

Net finance costs		(35.5)	0.1	(115.7)	(290.2)	(227.6)

(1)     A one-off charge of €37.9 million was incurred as a consequence of the refinancing in July 2014. Of this, deferred transaction costs of €34.5 million relating to the previous senior debt were written off.

11)	Taxation

		Successor	Successor	Predecessor	Predecessor	Predecessor
	Note	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m
Current tax expense
Current tax on loss/profits for the year		(18.0)	—	(41.2)	(29.6)	(16.2)
Adjustments in respect of prior years		(2.3)	—	15.2	2.1	(0.4)

		(20.3)	—	(26.0)	(27.5)	(16.6)

Deferred tax expense
Origination and reversal of temporary differences		10.4	—	(14.9)	(12.8)	—
Impact of change in tax rates		22.2	—	—	(1.5)	14.6

	16	32.6	—	(14.9)	(14.3)	14.6

Total tax credit/(expense)		12.3	—	(40.9)	(41.8)	(2.0)

Reconciliation of effective tax rate:

	Successor	Successor	Predecessor	Predecessor	Predecessor
	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	5 months ended May 31 2015 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m
Loss before tax	(349.6)	(167.5)	(87.1)	(67.3)	(39.2)

Tax credit at the standard UK corporation tax rate (2015: 20.25%; 2014: 21.5%; 2013: 23.2%)	70.8	33.9	17.6	14.5	9.1
Difference in tax rates	(67.5)	(33.9)	(4.6)	(7.9)	(4.7)
Non tax deductible interest	(9.9)	—	(8.7)	(25.4)	(14.4)
Other income and expenses not taxable or deductible	1.0	—	(21.6)	(5.3)	(3.9)
Unrecognized tax assets	(2.1)	—	(30.9)	(3.0)	(3.0)
Provisions for uncertainties	0.1	—	(7.9)	(1.8)	1.1
Impact of change in deferred tax rates	22.2	—	—	(1.6)	14.6
Prior year adjustment	(2.3)	—	15.2	(11.3)	(0.8)

Total tax credit/(expense)	12.3	—	(40.9)	(41.8)	(2.0)

Effective tax rates

Successor

The effective tax rate for the nine months ended December 31, 2015 was 3.5%. Effective from and including January 12, 2016, the Company become a resident in the United Kingdom for United Kingdom tax purposes.

In the year ended March 31 2015, the Company has not been subject to income tax or corporation tax in the British Virgin Islands.

Predecessor

The effective tax rate for 2014 was 62.1% and 5.1% for 2013. The decrease is principally caused by the impact of the reduction in the UK and Italian corporate tax rates on deferred tax balances, as well as the impact of expenses which are not tax deductible.

The Company operates in many different jurisdictions and in some of these, certain matters are under discussion with local tax authorities. These discussions are often complex and can take many years to resolve. Accruals for tax contingencies require management to make estimates and judgments with respect to the ultimate outcome of a tax audit, and actual results could vary from these estimates. Where tax exposures can be quantified, a provision is made based on best estimates and management’s judgments. Given the inherent uncertainties in assessing the outcomes of these exposures (which can sometimes be binary in nature), the Company could, in future years, experience adjustments to this provision.

Management believes that the Company’s position on all open matters including those in current discussion with local tax authorities is robust and that the Company is appropriately provided.

Following the enactment of the Finance Act 2013, the standard rate of corporation tax in the UK changed to 21% with effect from April 1 2014 and reduced by a further 1% to 20% from April 1 2015. Through the enactment of the Finance Act (No. 2) 2015 the standard rate of corporation tax in the UK will change from 20% to 19% with effect from April 1, 2017 and by a further 1% to 18% from April 1 2020. As the reductions to 19% and 18% were enacted on October 26, 2015, these rates are reflected in these financial statements.

The tax (charge)/credit relating to components of other comprehensive income is as follows:

Successor

Nine months ended Dec 31, 2015	Note	Before tax €m	Tax charge/ (credit) €m	After tax €m
Remeasurement of post-employment benefit liabilities		(19.4)	6.1	(13.3)
Net investment hedge		4.4	—	4.4
Cash flow hedges		(1.6)	0.5	(1.1)

Other comprehensive (income)/loss		(16.6)	6.6	(10.0)
Current tax		—	—	—
Deferred tax	16	—	6.6	—

		—	6.6	—

Predecessor
5 months ended May 31, 2015	Note	Before tax €m	Tax charge/ (credit) €m	After tax €m
Remeasurement of post-employment benefit liabilities		2.5	(0.7)	1.8
Net investment hedge		(44.7)	—	(44.7)
Cash flow hedges		—	—	—

Other comprehensive income		(42.2)	(0.7)	(42.9)

Current tax		—	—	—
Deferred tax	16	—	(0.7)	—

		—	(0.7)	—

Predecessor
Year ended December 31, 2014	Note	Before tax €m	Tax charge/ (credit) €m	After tax €m
Remeasurement of post-employment benefit liabilities		52.0	(15.2)	36.8
Net investment hedge		(27.6)	—	(27.6)
Cash flow hedges		(13.2)	3.7	(9.5)

Other comprehensive loss/(income)		11.2	(11.5)	(0.3)

Current tax		—	—	—
Deferred tax	16	—	(11.5)	—

		—	(11.5)	—

Predecessor
Year ended December 31, 2013	Note	Before tax €m	Tax charge/ (credit) €m	After tax €m
Remeasurement of post-employment benefit liabilities		(4.8)	1.6	(3.2)
Net investment hedge		7.8	(2.5)	5.3
Cash flow hedges		3.3	(0.8)	2.5

Other comprehensive loss/(income)		6.3	(1.7)	4.6

Current tax		—	—	—
Deferred tax	16	—	(1.7)	—

		—	(1.7)	—

12)	Property, plant and equipment

	Land and buildings €m	Plant and equipment €m	Computer equipment €m	Total €m
SUCCESSOR
Cost

Balance at April 1, 2014	—	—	—	—

Balance at March 31, 2015	—	—	—	—

Acquisitions through business combinations	113.3	207.5	2.4	323.2
Additions	5.8	13.5	—	19.3
Transfers	0.1	(0.1)	—	—
Effect of movements in foreign exchange	—	0.9	—	0.9

Balance at December 31, 2015	119.2	221.8	2.4	343.4

Accumulated depreciation and impairment
Balance at April 1, 2014	—	—	—	—

Balance at March 31, 2015	—	—	—	—

Depreciation	3.1	16.8	0.4	20.3
Impairment	—	3.2	—	3.2
Effect of movements in foreign exchange	0.3	1.4	—	1.7

Balance at December 31, 2015	3.4	21.4	0.4	25.2

Net book value April 1, 2014	—	—	—	—

Net book value March 31, 2015	—	—	—	—

Net book value December 31, 2015	115.8	200.4	2.0	318.2

PREDECESSOR
Cost
Balance at January 1, 2014	133.1	256.2	12.9	402.2

Additions	1.4	22.6	0.3	24.3
Disposals	—	(20.8)	—	(20.8)
Effect of movements in foreign exchange	2.3	5.8	—	8.1

Balance at December 31, 2014	136.8	263.8	13.2	413.8

Accumulated depreciation and impairment
Balance at January 1, 2014	30.4	109.8	9.9	150.1

Depreciation charge for the year	4.6	19.6	0.6	24.8
Disposals	—	(20.6)	—	(20.6)
Impairment	0.7	0.8	—	1.5
Effect of movements in foreign exchange	0.4	2.7	—	3.1

Balance at December 31, 2014	36.1	112.3	10.5	158.9

Net book value January 1, 2014	102.7	146.4	3.0	252.1

Net book value December 31, 2014	100.7	151.5	2.7	254.9

Leased equipment

The Company leases items of machinery in Sweden under finance leases. As at December 31, 2015, the net carrying amount of the leased assets was €2.3m (March 31, 2015: €nil).

Security

Borrowings have been provided by a syndicate of third party lenders, (the “Syndicate”). The Syndicate together with holders of the bond issue have security over the assets of the ‘guarantor group’. The ‘guarantor group’ consists of those companies which individually have more than 5% of consolidated gross assets or EBITDA of the Company and in total comprise more than 80% of consolidated gross assets or EBITDA at any testing date.

13)	Goodwill and Intangibles

	Goodwill €m	Brands €m	Computer software €m	Customer relationships €m	Others €m	Total €m
SUCCESSOR
Cost
Balance at April 1, 2014	—	—	—	—	—	—

Additions	—	—	—	—	—	—
Disposals	—	—	—	—	—	—
Effect of movements in foreign exchange	—	—	—	—	—	—
Balance at March 31, 2015	—	—	—	—	—	—

Acquisitions through business combinations	1,676.8	1,688.9	8.8	31.0	0.2	3,405.7
Additions	—	—	2.1	—	—	2.1
Effect of movements in foreign exchange	—	—	0.1	—	—	0.1

Balance at December 31, 2015	1,676.8	1,688.9	11.0	31.0	0.2	3,407.9

Accumulated amortization and impairment
Balance at April 1, 2014	—	—	—	—	—	—

Amortization	—	—	—	—	—	—
Impairment	—	—	—	—	—	—
Balance at March 31, 2015	—	—	—	—	—	—

Amortization	—	0.1	1.0	0.4	—	1.5
Effect of movements in foreign exchange	—	—	—	—	—	—

Balance at December 31, 2015	—	0.1	1.0	0.4	—	1.5

Net book value April 1, 2014	—	—	—	—	—	—

Net book value March 31, 2015	—	—	—	—	—	—

Net book value December 31, 2015	1,676.8	1,688.8	10.0	30.6	0.2	3,406.4

PREDECESSOR
Cost
Balance at January 1, 2014	926.6	1,321.4	21.8	—	—	2,269.8

Additions	—	—	2.0	—	—	2.0
Effect of movements in foreign exchange	16.7	29.3	—	—	—	46.0

Balance at December 31, 2014	943.3	1,350.7	23.8	—	—	2,317.8

Accumulated amortization and impairment
Balance at January 1, 2014	53.9	26.6	15.3	—	—	95.8

Amortization	—	1.1	4.5	—	—	5.6
Balance at December 31, 2014	53.9	27.7	19.8	—	—	101.4

Net book value January 1, 2014	872.7	1,294.8	6.5	—	—	2,174.0

Net book value December 31, 2014	889.4	1,323.0	4.0	—	—	2,216.4

Amortization of €1.5 million (December 31, 2014: €5.6 million; December 31, 2013: €4.5 million) is included in ‘other operating expenses’ in the Consolidated Statement of Profit or Loss.

Goodwill, brands and customer relationship values have been allocated to cash generating units or groups of cash generating units as follows:

Successor

	Goodwill		Brand & Customer relationships

	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m	9 months ended Dec 31 2015 €m	Year ended Mar 31 2015 €m
Frozen	1,676.8	—	1,719.4	—

Predecessor
	Goodwill		Brand

	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m	Year ended Dec 31 2014 €m	Year ended Dec 31 2013 €m

United Kingdom and Ireland	275.1	258.4	490.6	461.3

Total Birds Eye	275.1	258.4	490.6	461.3

Germany	159.9	159.9	210.0	210.0
Austria	63.9	63.9	100.0	100.0
Other countries	21.4	21.4	102.0	102.0

Total Iglo	245.2	245.2	412.0	412.0

Italy	369.1	369.1	420.4	421.5

Total Findus	369.1	369.1	420.4	421.5
Total	889.4	872.7	1,323.0	1,294.8

The Company’s goodwill, brand and customer relationships values have been allocated based on the enterprise value at acquisition of each cash generating unit (“CGU”). Goodwill is monitored at an operating segment level. As required by IAS 36 “Impairment of Assets”, an annual review of the carrying amount of the goodwill and the indefinite life brands is carried out to identify whether there is any impairment to these carrying values. This is done by means of comparison of the carrying values to the value in use of the CGU. Value in use is calculated as the net present value of the projected risk-adjusted cash flows of each CGU.

Key assumptions

The values for the key assumptions were arrived at by taking into consideration detailed historical information and comparison to external sources where appropriate, such as market rates for discount factors.

•	Budgeted cash flows: the calculation of value in use has been based on the cash flows forecast in the 2016 budget and applying the same assumptions for future periods in the absence of longer term detailed forecasts. These plans have been prepared and approved by management, and incorporate past performance of the entities acquired in the period, historical growth rates and projections of developments in key markets.

•	Sales: projected sales are built up with reference to markets and product platforms. They incorporate past performance, historical growth rates and projections of developments in key markets.

•	Adjusted EBITDA Margin: projected margins reflect historical performance.

•	Capital expenditure is reflects amounts included in board approved budget.

•	Discount rate: a pre-tax discount rate of 7.8% was applied to the cash flows. This discount rate has been calculated using a capital asset pricing model using observable market data, including the share price of Nomad Foods Limited.

•	Long-term growth rates: as required by IAS 36, growth rates for the period after the detailed forecasts are based on past performance. The growth rate used in the testing was 0.5%. These rates do not reflect the long-term assumptions used by the Company for investment planning.

Sensitivity to changes in assumptions

No impairment is indicated in 2015 as the recoverable amount calculated based on value in use exceeded carrying value by more than €700 million. A reasonably possible change in the following assumptions made by management in assessing the recoverable amount of the CGU would result in the carrying amount exceeding its recoverable amount resulting in an impairment to the Company’s goodwill balance:

-	Discount rate: A rise in pre-tax discount rate to 9.3% from 7.8% would remove the remaining headroom.

-	Long term growth rate: A reduction in the long-term growth rate by 1.1% to -0.6% would remove the remaining headroom.

14)	Acquisitions

(a)	Iglo Acquisition

On June 1, 2015 the Iglo Acquisition was completed for consideration of €1,420.8 million.

In the seven months between June 1, 2015 and December 31, 2015, the Iglo Group contributed total revenue of €791.5 million and loss before tax of €18.0 million to the Company’s results. If the acquisition had occurred on January 1, 2015 management estimates that consolidated revenue would have been €1,431.9 million (2014: €1,500.9 million for the 12 months ended December 31, 2014 as if the acquisition had occurred on January 1, 2014) and consolidated loss before tax for the period would have been €438.7 million (2014: €65.9 million loss). In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2015 and January 1, 2014 respectively.

The transaction was funded through a combination of Nomad’s cash on hand, equity and proceeds from a private placement in April 2015 of approximately €729.8 million at €9.60 ($10.50) per Ordinary Share (75.7 million Ordinary Shares), proceeds of approximately €154.3 million from the early exercise of 48.1 million of Nomad’s existing warrants at reduced price of €9.60 ($10.50) per whole Ordinary Share (16.0 million Ordinary Shares), as well as the assumption of approximately €1.2 billion of the Iglo Group’s existing debt. The seller of the Iglo Group re-invested a portion of their proceeds into €133.5 million of equity (13.7 million Ordinary Shares) at closing. Each of the Founder Entities (either directly or through an affiliate) subscribed for 1.9 million Ordinary Shares and exercised all of their outstanding warrants (1.5 million warrants each) in conjunction with the transaction.

Acquisition-related costs

For the 9 months ended December 31, 2015, the Company incurred acquisition related costs of €25.2 million on legal fees, due diligence costs, and fees in relation to the amendment of the Company’s senior debt (2014: €0.7 million). €19.7 million of these costs have been included in exceptional items (see Note 7). The remainder relates to capitalized debt fees.

Identifiable assets acquired and liabilities assumed

The following table summarizes the provisional recognized amounts of assets acquired and liabilities assumed at the date of acquisition (June 1, 2015). The purchase price adjustments are not finalized as of the date of approving these financial statements.

€m
Intangible assets (excluding goodwill)	1,337.4
Property, plant and equipment	265.2
Inventories	233.0
Trading debtors	60.5
Pre-paid debt fees	15.9
Derivative financial instruments	7.7
Cash and cash equivalents	727.7
Bank overdrafts	(626.1)
Borrowings	(1,186.6)
Trading creditors	(281.0)
Retirement benefits	(127.3)
Provisions	(107.4)
Taxation	(26.9)
Net deferred tax liability	(273.5)

Total identifiable net assets acquired	18.6

Cash consideration	950.5
Transfer of shares	133.5
Additional payment on closing	6.9
Repayment of Iglo’s debt	329.9

Consideration transferred	1,420.8
Indemnification assets	(10.2)

Net consideration transferred	1,410.6
Fair value of identifiable net assets	(18.6)

Goodwill	1,392.0

The goodwill recognized is attributable mainly to the growth prospects for the business expected organically and through strategic acquisitions and the assembled workforce.

Contingent liabilities acquired

Contingent liabilities acquired have been recognized based on management’s assessment of their fair value based on the estimated value and likelihood of payment.

Fair values measured on a provisional basis

If new information obtained within one year of the date of acquisition about facts and circumstances that existed at the date of acquisition identifies adjustments to the above amounts, or any additional provisions that existed at the date of acquisition, then the accounting for the acquisition will be revised.

(b)	Findus acquisition

On November 2, 2015 the Company completed its acquisition of Findus Sverige AB and its subsidiaries (the “Findus Group”) for consideration of €672.9 million).

In the two months between November 2, 2015 and December 31, 2015 the Findus Group’s business contributed total revenue of €102.6 million and loss before tax of €14.6 million to the Company’s results. If the acquisition had occurred on January 1, 2015 management estimates that consolidated revenue, including the Iglo Group, would have been €2,066.9 million (2014: €2,134.9 million for the 12 months ended December 31, 2014 as if the acquisition had occurred on January 1, 2014) and consolidated loss before tax for the period would have been €437.3 million (2014: €57.5 million loss). In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2015 and January 1, 2014 respectively.

The transaction was funded through a combination of Nomad’s cash on hand, equity and proceeds from the issuance of a €325 million tranche of senior debt under Nomad Foods’ credit facility.

Identifiable assets acquired and liabilities assumed

The following table summarizes the recognized amounts of assets acquired and liabilities assumed at the date of acquisition          (November 2, 2015).

€m
Intangible assets (excluding goodwill)	391.6
Property, plant and equipment	58.0
Inventories	110.8
Trading debtors	93.6
Derivative financial instruments	1.1
Cash and cash equivalents	6.1
Trading creditors	(149.5)
Finance lease obligation	(2.3)
Retirement benefits	(58.8)
Provisions	(24.5)
Taxation	(69.7)
Net deferred tax liability	(35.9)

Total identifiable net assets acquired	320.5

€m
Cash consideration	579.2
Transfer of shares	108.9
Cash received subsequent to transaction (March 2016)	(16.2)
Foreign exchange difference	1.0

Consideration transferred	672.9
Indemnification assets	(67.6)

Net consideration transferred	605.3
Fair value of identifiable net assets	(320.5)

Goodwill	284.8

The goodwill recognized is attributable mainly to the expectation of future economic benefit in respect of achievable cost synergies and growth potential arising from the combined business.

Contingent liabilities acquired

Contingent liabilities acquired have been recognized based on management’s assessment of their fair value based on the estimated value and likelihood of payment.

Fair values measured on a provisional basis

The following values have been determined on a provisional basis pending completion of an independent valuation:

•	The fair value of intangible assets (brands and software).
•	The fair value of property, plant and equipment.

If new information obtained within one year of the date of acquisition about facts and circumstances that existed at the date of acquisition identifies adjustments to the above amounts, then the accounting for the acquisition will be revised.

Acquisition-related costs

The Company incurred acquisition related costs of €16.9 million on legal fees, due diligence costs, and fees in relation to the amendment of the senior debt. €8.5 million of these costs have been included in exceptional items (see Note 7). The remainder relates to capitalized debt fees.

15)	Investments

The Company acquired all of the following significant investments during the nine month period to December 31, 2015. See Note 14 for further information. Iglo Foods Group Limited holds a parent company guarantee covering the liabilities of its non-trading subsidiary, Birds Eye Ipco Ltd.

	Activity	Country of incorporation	Class of shares held	Ownership 2015, 2014 and 2013

Iglo Foods Holdings Limited	Holding	England	Ordinary	100%
Iglo Foods Holdco Limited	Holding	England	Ordinary	100%
Iglo Foods Finco Limited	Holding	England	Ordinary	100%
Iglo Foods Midco Limited	Holding/ Finance	England	Ordinary	100%
Iglo Foods Bondco Plc	Finance	England	Ordinary	100%
Iglo Foods Group Limited	Management	England	Ordinary	100%
Birds Eye Limited	Trading	England	Ordinary	100%
Iglo Foods Finance Limited	Finance	England	Ordinary	100%
Birds Eye Ireland Limited	Trading	Republic of Ireland	Ordinary	100%
Iglo Holding GmbH	Holding	Germany	Ordinary	100%
Iglo Nederland B.V.	Trading	Netherlands	Ordinary	100%
Iglo Belgium S.A.	Trading	Belgium	Ordinary	100%
Iglo France S.A.S.	Trading	France	Ordinary	100%
Iglo Portugal	Trading	Portugal	Ordinary	100%
Iglo Austria Holdings GmbH	Holding	Austria	Ordinary	100%
C.S.I. Compagnia Surgelati Italiana S.R.L	Trading	Italy	Ordinary	100%
Findus Sverige Holdings AB	Holding	Sweden	Ordinary	100%
Iglo GmbH	Trading	Germany	Ordinary	100%
Frozen Fish International GmbH	Trading	Germany	Ordinary	100%
Liberator Germany Newco GmbH	Property	Germany	Ordinary	100%
Iglo Austria GmbH	Trading	Austria	Ordinary	100%
Findus Sverige AB	Trading	Sweden	Ordinary	100%
Frionor Sverige AB	Holding	Sweden	Ordinary	100%
Findus Belgium SPRL	Trading	Belgium	Ordinary	100%
Findus Holdings France SAS	Holding	France	Ordinary	100%
Findus France SAS	Trading	France	Ordinary	100%
Findus Manufacturing SLU	Trading	Spain	Ordinary	100%
Findus Espana SLU	Trading	Spain	Ordinary	100%
Findus Danmark A/S	Trading	Denmark	Ordinary	100%
Findus Finland Oy	Trading	Finland	Ordinary	100%
Findus Norge AS	Trading	Norway	Ordinary	100%

16)	Deferred tax assets and liabilities

Recognized deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

Successor

	Dec 31 2015			March 31 2015
	Assets €m	Liabilities €m	Total €m	Assets €m	Liabilities €m	Total €m
Property, plant and equipment	11.5	(16.8)	(5.3)	—	—	—
Intangible assets	—	(315.8)	(315.8)	—	—	—
Employee benefits	32.7		32.7	—	—	—
Tax value of loss carry forwards	—	—	—	—	—	—
Derivative financial instruments	1.5	(1.3)	0.2	—	—	—
Other	14.9	(5.4)	9.5	—	—	—

Tax assets/(liabilities)	60.6	(339.3)	(278.7)	—	—	—

Predecessor

	December 31 2014
	Assets €m	Liabilities €m	Total €m
Property, plant and equipment	8.2	(16.2)	(8.0)
Intangible assets	2.0	(280.1)	(278.1)
Employee benefits	23.7	—	23.7
Tax value of loss carry forwards	31.8	—	31.8
Derivative financial instruments	1.4	(3.4)	(2.0)
Other	6.2	(6.4)	(0.2)

Tax assets/(liabilities)	73.3	(306.1)	(232.8)

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefit through future taxable profits is probable.

Deferred tax assets that the Company has not recognized in the financial statements amount to €67.1 million (March 31, 2015: nil; December 31, 2014: €16.4 million). These deferred tax assets have not been recognized as the likelihood of recovery is not probable.

The aggregate deferred tax relating to items that have been charged directly to equity is €6.5 million (March 31, 2015: nil; December 31, 2014: €10.0 million).

Movement in deferred tax during the year or period:

Successor

There was €nil deferred tax in the year ended March 31, 2015.

	Opening balance Apr 1 2015 €m	Acquired in business combinations €m	Recognized in Income Statement €m	Recognized in Other Comprehensive Income €m	Movement in foreign exchange €m	Closing balance Dec 31 2015 €m
Property, plant and equipment	—	(16.4)	8.8	—	2.3	(5.3)
Intangible assets	—	(329.8)	12.5	—	1.5	(315.8)
Employee benefits	—	38.6	0.1	(6.0)	—	32.7
Tax value of loss carry forwards	—	—	—	—	—	—
Derivative financial instruments	—	(2.0)	2.7	(0.5)	—	0.2
Other	—	0.3	8.5	—	0.7	9.5

Total deferred tax	—	(309.3)	32.6	(6.5)	4.5	(278.7)

Predecessor

	Opening balance Jan 1 2014 €m	Movement in foreign exchange €m	Recognized in Income Statement €m	Recognized in Other Comprehensive Income €m	Closing balance Dec 31 2014 €m
Property, plant and equipment	(13.9)	—	5.9	—	(8.0)
Intangible assets	(263.2)	(3.5)	(11.4)	—	(278.1)
Employee benefits	7.9	—	0.6	15.2	23.7
Tax value of loss carry forwards	40.7	0.1	(9.0)	—	31.8
Derivative financial instruments	1.7	(0.2)	0.2	(3.7)	(2.0)
Other	0.4	—	(0.6)	—	(0.2)

Total deferred tax	(226.4)	(3.6)	(14.3)	11.5	(232.8)

17)	Inventories

	Successor Dec 31 2015 €m	Successor Mar 31 2015 €m	Predecessor Dec 31 2014 €m
Raw materials and consumables	71.1	—	45.6
Work in progress	80.1	—	39.1
Finished goods and goods for resale	168.4	—	144.4

Total inventories	319.6	—	229.1

During the nine months ended December 31, 2015 €3.5 million (March 31, 2015: nil; December 31, 2014: €5.9 million) was charged to the Consolidated Statement of Profit or Loss for the write down of inventories. The December 31 predecessor charge excludes a €4.8 million write down of inventory in 2014 damaged in the Cisterna fire which has been included within exceptional items.

18)	Trade and other receivables

	Successor Dec 31 2015 €m	Successor Mar 31 2015 €m	Predecessor Dec 31 2014 €m
Trade receivables	70.1	—	34.9
Prepayments and accrued income	8.2	—	1.8
Other receivables	40.4	—	12.7

Total trade and other receivables	118.7	—	49.4
Trade receivables, prepayments and other receivables are expected to be recovered in less than 12 months. Other receivables includes VAT receivable.
The ageing of trade receivables is detailed below:
Successor
The Successor had €nil trade and other receivables at March 31, 2015.
Dec 31, 2015	Gross €m	Impaired €m	Net €m
Not past due	207.2	—	207.2
Past due less than 1 month	32.2	—	32.2
Past due 1 to 3 months	1.5	—	1.5
Past due 3 to 6 months	2.9	—	2.9
Past due more than 6 months	2.1	(1.0)	1.1

Sub-total	245.9	(1.0)	244.9

Reduction in trade-terms*			(174.8)

Total trade receivables			70.1
Predecessor
Dec 31, 2014	Gross €m	Impaired €m	Net €m
Not past due	142.9	—	142.9
Past due less than 1 month	29.4	—	29.4
Past due 1 to 3 months	1.9	(0.4)	1.5
Past due 3 to 6 months	0.5	(0.4)	0.1
Past due more than 6 months	2.6	(2.6)	—

Sub-total	177.3	(3.4)	173.9

Reduction in trade-terms*			(139.0)

Total trade receivables			34.9

* Refer to Note 4(a). Reduction in trade term amounts are primarily not past due.

All impaired trade receivables have been provided to the extent that they are believed not to be recoverable.

The maximum exposure to credit risk at the reporting date is the fair value of each class of receivable. The Company does not hold any collateral as security.

19)	Indemnification assets

As part of the acquisition of the Iglo Group and the Findus Group, the Company inherited several contingent liabilities for which the sellers have provided an indemnity. To the extent that the liability has been recognized in the balance sheet, an indemnification asset has been recognized, in total €77.8 million.

The indemnification asset recognized in relation to the Findus Group is secured by shares held in escrow, so that the value of the assets may, in the future, be restricted to the value of these shares as at the balance sheet date. As at the December 31, 2015, €67.6 million of the indemnification assets relate to the acquisition of the Findus Group for which 7,202,179 shares are held in escrow and are valued at $11.80 (€10.84) each. Subsequent to December 31, 237,762 shares have been released from escrow following the final settlement of consideration payable, reducing the shares held in escrow to 6,964,417.

20)	Cash and cash equivalents/Bank overdrafts

	Successor Dec 31 2015 €m	Successor Mar 31 2015 €m	Predecessor Dec 31 2014 €m
Cash and cash equivalents	618.7	126.8	707.0
Bank overdrafts	(432.6)	—	(487.8)
Cash and cash equivalents per Statement of Cash Flows	186.1	126.8	219.2

‘Cash and cash equivalents’ comprise cash balances and call deposits. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of the Statement of Cash Flows only.

The Company uses a notional cash pooling system where funds are considered on a net basis and grouped together as cash and cash equivalents.

21)	Loans and borrowings

The repayment profile of the syndicated and other loans held by the Company is as follows:

	Successor Dec 31 2015 €m	Successor Mar 31 2015 €m	Predecessor Dec 31 2014 €m
Current (assets)/liabilities
Syndicated and other loans	—	—	—
Less deferred borrowing costs to be amortized within 1 year	(5.0)	—	(2.1)
Total due in less than one year	(5.0)	—	(2.1)
Non-current liabilities
Syndicated and other loans	1,008.4	—	2,412.4
2020 floating rate senior secured notes	500.0	—	500.0
Less deferred borrowing costs to be amortized in 2-5 years	(17.3)	—	(8.3)
Less deferred borrowing costs to be amortized in more than 5 years	—	—	(1.0)
Total due after more than one year	1,491.1	—	2,903.1
Total borrowings	1,486.1	—	2,901.0

The table below shows details of individual loans:

	Successor Dec 31 2015 €m	Successor Mar 31 2015 €m	Predecessor Dec 31 2014 €m
Current (assets)/liabilities-syndicated and other loans
Senior B EUR	—	—	—
Senior B GBP	—	—	—
Senior I EUR	—	—	—
Less deferred borrowing costs to be amortized within 1 year	(5.0)	—	(2.1)
Total current loans and borrowings	(5.0)	—	(2.1)
Non-current liabilities-syndicated and other loans
2020 floating rate senior secured notes	500.0	—	500.0
Senior B1 EUR	—	—	620.0
Senior B2 GBP	—	—	513.5
Senior C1 EUR	363.3	—	—
Senior C2 GBP	320.1	—	—
Senior C3 EUR	325.0	—	—
German government loan	—	—	0.1
Class A Loan Notes EUR	—	—	129.1
Class B Loan Notes EUR	—	—	929.1
Class C Loan Notes EUR	—	—	1.2
Class G Loan Notes EUR	—	—	218.9
Class K Loan Notes EUR	—	—	0.5
Less deferred borrowing costs to be amortized in 2—5 years	(17.3)	—	(8.3)
Less deferred borrowing costs to be amortized in more than 5 years	—	—	(1.0)
Total non-current loans and borrowings	1,491.1	—	2,903.1
Total borrowings	1,486.1	—	2,901.0
Borrowings under the syndicated loan facility and floating rate notes	1,486.1	—	1,622.1

The interest rate on all other loans and the floating rate senior secured notes are re-priced within one year to the relevant Euribor or Libor rate.

In connection with the Iglo Acquisition, Iglo’s Senior Facilities Agreement (“SFA”) was amended and restated effective as of June 1, 2015. Commitments and participations of the lenders that opted not to exchange their existing commitment participations, or were otherwise in excess of agreed allocations for the existing, consenting lenders, which totaled €490 million, were prepaid and cancelled in full at the closing of the Iglo Acquisition.

Estimated costs associated with the amendment of €5.4 million have been capitalized. The adjustment reflects the reduced interest expense in relation to the repayment offset by increased amortization of debt issuance costs which will have a continuing impact on the Company.

On November 2, 2015 as part of the funding of the Findus Acquisition, the Company incurred €325 million of new senior term loan debt under its existing Senior Facilities Agreement. €285 million of which, was used to fund the Findus Acquisition and the remainder of was used for general corporate purposes. The new term loan bears interest at EURIBOR plus a margin ranging from 4.0% per annum to 4.25% per annum, matures on June 30, 2020 and is secured by certain subsidiaries’ assets and ranks pari passu with the Company’s existing senior secured indebtedness. Eligible transaction costs of €8.4 million have been capitalized as part of the refinancing and are amortized over the life of the debt.

In addition to this the Company has a multicurrency revolving credit facility of €80.0 million. This facility is available until December 31, 2019. As at December 31, 2015 €9.5 million has been utilized for letters of credit, overdrafts, customer bonds and bank guarantees against the revolving credit facility.

Predecessor

On July 17, 2014 the Iglo Group completed a refinancing of its Senior debt with a syndicate of banks. All Senior debt as at the balance sheet date was repaid and replaced with new Senior Euro debt of €620 million and Senior GBP debt of £400 million, which are repayable on June 30, 2020. In addition to this, €500 million was raised through the issuance of a floating rate bond issue on the Luxembourg Stock Exchange, with a repayment date of June 15, 2020. Both the new Senior debt and the bond issue are secured with equal ranking against certain assets of the Iglo Group.

Guarantees and secured assets

The Syndicate of lenders that finance the Company’s Senior debt, have security over the assets of the “Guarantor Group”. The Guarantor Group consists of those companies which individually have more than 5% of consolidated gross assets or Adjusted EBITDA of the Company and in total comprise more than 80% of consolidated gross assets or Adjusted EBITDA at any testing date.

In connection with its pension scheme, Findus Sverige AB, a 100% owned subsidiary, is required to obtain credit insurance with PRI Pensionsgaranti (“PRI”), a credit insurance company which provides insurance annually against the risk of a sponsoring company’s insolvency. In connection with such credit insurance, as at December 31, 2015 Findus Sverige AB has granted floating charges over certain assets in favor of PRI in an amount of SEK 300 million (€32.6 million).

Capitalization of transaction costs

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

22)	Trade and other payables

Current liabilities	Successor Dec 31 2015 €m	Successor Mar 31 2015 €m	Predecessor Dec 31 2014 €m
Trade payables	252.6	—	244.8
Accruals and deferred income	134.2	0.7	49.4
Social security and other taxes	26.5	—	13.7
Other payables	4.6	—	1.2
Finance lease obligations	0.7	—	—
Financial payables	3.7	—	4.8
Total current trade and other payables	422.3	0.7	313.9
Non-current liabilities
Finance lease obligations	1.6	—	—
Total trade and other payables	423.9	0.7	313.9

Finance lease obligations

Finance lease obligations are payable as follows.

2015	Future minimum lease payments		Interest		Present value of minimum lease payments
€m	Dec 31, 2015	Mar 31, 2015	Dec 31, 2015	Mar 31, 2015	Dec 31, 2015	Mar 31, 2015
Less than one year	0.8	—	0.1	—	0.7	—
Between one and five years	1.6	—	0.2	—	1.4	—
More than five years	0.2	—	—	—	0.2	—
	2.6	—	0.3	—	2.3	—

23)	Employee benefits

The Company operates defined benefit pension plans in Germany, Italy, Sweden and Austria, as well as various defined contribution plans in other countries. All of these schemes were inherited from the Predecessor or acquired from the Findus Group.

i)	Defined contribution plans

Successor

The total expense relating to defined contribution plans for the nine month period ended December 31, 2015 was €4.4 million. €nil for the year ended March 31, 2015.

Predecessor

The total expense relating to defined contribution plans for the five months period ended May 31, 2015 was €2.4 million, €4.6 million for the year ended December 31, 2014 and €4.3 million for the year ended December 31, 2013.

ii)	Defined Benefit plans

The Company operates unfunded defined benefit pension plans in Sweden and Italy, which was acquired in connection with the Findus Acquisition and in Germany, Italy and Austria, which were acquired in connection with the Iglo Acquisition. The defined benefit pension plans are partially funded in Germany and Austria and unfunded in Sweden and Italy. In addition, an unfunded post-retirement medical plan is operated in Austria. In Germany and Italy long term service awards are in operation and various other countries provide other employee benefits.

	Successor Dec 31 2015 €m	Successor Mar 31 2015 €m	Predecessor Dec 31 2014 €m
Total employee benefits-Germany	100.3	—	114.8
Total employee benefits-Sweden	56.3	—	—
Total employee benefits-Italy	5.4	—	5.7
Total employee benefits-Austria	3.1	—	3.1
Sub-total	165.1	—	123.6
Total net employee benefits-other countries	3.8	—	0.6
Total net employee benefits	168.9	—	124.2

The obligation of €3.8 million (March 31, 2015: nil; December 31, 2014: €0.6 million) in respect of other countries is the aggregate of a large number of different types of minor schemes, each one not being considered material. Consequently detailed disclosure of these schemes is not provided.

The amount included in the Statement of Financial Position arising from the Company’s obligations in respect of its defined benefit retirement plans and post-employment benefits is as follows:

Successor

Dec 31, 2015	Defined benefit retirement plans €m	Post- employment medical benefits and other benefits €m	Total €m
Present value of unfunded defined benefit obligations	61.2	5.7	66.9
Present value of funded defined benefit obligations	177.1	—	177.1
Subtotal present value of defined benefit obligations	238.3	5.7	244.0

Fair value of plan assets	78.9	—	78.9

Recognized liability for net defined benefit obligations	159.4	5.7	165.1

Movements in recognized liability for net defined benefit obligations:

	Defined benefit retirement plans €m	Post-employment medical benefits and other benefits €m	Total €m
Opening balance April 1, 2015	—	—	—
Acquired in a business combination	176.0	6.1	182.1
Current service cost	2.6	(0.7)	1.9
Interest cost	1.6	0.3	1.9
Actuarial gains	(19.4)	—	(19.4)
Contributions to plan	(0.6)	—	(0.6)
Benefits paid	(1.9)	—	(1.9)
Exchange adjustments	1.1	—	1.1

As at December 31, 2015	159.4	5.7	165.1

Movements in present value of defined benefit obligations:

	Defined benefit retirement plans €m	Post-employment medical benefits and other benefits €m	Total €m
Opening balance April 1, 2015	—	—	—
Acquired in a business combination	255.4	6.1	261.5
Current service cost	2.6	(0.7)	1.9
Interest cost	2.5	0.3	2.8
Actuarial experience gains	(1.6)	—	(1.6)
Actuarial gains arising from changes in financial assumptions	(18.3)	—	(18.3)
Benefits paid	(3.4)	—	(3.4)
Exchange adjustments	1.1	—	1.1

As at December 31, 2015	238.3	5.7	244.0

Movements in fair value of plan assets of defined benefit retirement plans:

2015 €m
Opening balance April 1, 2015	—
Acquired in a business combination	79.4
Interest income	0.9
Actuarial losses arising from the return on plan assets, excluding interest income	(0.5)
Contributions by employer	0.3
Contributions by members	0.3
Benefits paid	(1.5)

At December 31, 2015	78.9

Expense recognized in the Consolidated Statement of Profit or Loss:

	Defined benefit retirement plans 2015 €m	Post-employment medical benefits and other benefits 2015 €m	Total 2015 €m
Current service cost	2.6	(0.7)	1.9
Interest on defined benefit pension plan obligation	1.6	0.3	1.9

For the period ended December 31, 2015	4.2	(0.4)	3.8

Current service cost is allocated between cost of sales and other operating expenses. Interest on net defined benefit obligation is disclosed in net financing costs.

Amount recognized in the Consolidated Statement of Comprehensive Income:

2015 €m
Actuarial experience gains	(1.6)
Actuarial gains arising from changes in financial assumptions	(18.3)
Actuarial losses arising from the return on plan assets, excluding interest income	0.5
Reversal of effect of limit on amount recognized as asset in prior year	—

Total	(19.4)

2015 €m
Cumulative amount of actuarial gains recognized in Statement of Comprehensive Income	(19.4)

The fair value of plan assets, all at quoted prices are as follows:

2015 €m
Equities	11.9
Debt instruments	55.7
Property	9.2
Other	2.1

Total	78.9

	Defined benefit retirement plans				Post-employment medical benefits and other benefits
December 31, 2015	Germany	Sweden	Austria	Italy	Germany	Austria
Discount rate	2.4%	2.8%	2.0%	2.0%	1.3%	2.0%
Inflation rate	2.0%	1.25%	1.7%	1.8%	2.0%	1.7%
Rate of increase in salaries	2.7%	2.25%	3.0%	3.0%	2.7%	3.0%
Rate of increase for pensions in payment	1%-2%	1.25%	1.7%	—	—	—
Long term medical cost of inflation	—	—	—	—	—	2.0%

In valuing the liabilities of the pension fund at December 31, 2015, mortality assumptions have been made as indicated below. The assumptions relating to longevity underlying the pension liabilities at the financial year end date are based on standard actuarial mortality tables and include an allowance for future improvements in longevity. The assumptions are based on the following mortality tables:

•	Germany: Richttafeln 2005
•	Sweden: PRI**
•	Austria: AVO 2008 P ANG
•	Italy: RG48

These four references are to the specific standard rates of mortality that are published and widely used in each country for the use of actuarial assessment of pension liabilities and take account of local current and future average life expectancy.

December 31, 2015 (years)	Germany	Sweden	Austria	Italy
Retiring at the end of the year:
-Male	19	23	21	20
-Female	24	25	25	24
Retiring 20 years after the end of the year:
-Male	22	22	23	20
-Female	26	24	27	24

The history of experience adjustments from inception of the Company for the defined benefit retirement plans is as follows:

	Dec 31 2015 €m	March 31 2015 €m
Present value of defined benefit obligations	238.3	—
Fair value of plan assets	(78.9)	—
Asset ceiling	—	—

Recognized liability in the scheme	159.4	—

Experience adjustments on scheme liabilities	1.6	—
Experience adjustments on scheme assets	(0.5)	—

Post-employment medical benefits- sensitivity analysis

The effect of a 1% movement in the assumed medical cost trend rate is not significant.

Defined benefit obligation- sensitivity analysis

The effect of a 1% movement in the discount rate is as follows:

	Increase €m	Decrease €m
Effect on the post-employment benefit obligation	(37.4)	49.3

There are no deficit elimination plans for any of the defined benefit schemes. Expected contributions to post-employment benefit plans for the period ending December 31, 2016 are €2.8m. The weighted average duration of the defined benefit obligations is 16.1 years.

There were no defined benefit retirement plans, post-employment medical benefits or other benefits in the year ended March 31, 2015.

Predecessor

December 31, 2014	Defined benefit retirement plans €m	Post-employment medical benefits and other benefits €m	Total €m
Present value of unfunded defined benefit obligations	5.3	6.3	11.6
Present value of funded defined benefit obligations	189.9	—	189.9

Subtotal present value of defined benefit obligations	195.2	6.3	201.5

Fair value of plan assets	(77.9)	—	(77.9)

Recognized liability for net defined benefit obligations	117.3	6.3	123.6

Movements in recognized liability for net defined benefit obligations:

	Defined benefit retirement plans €m	Post-employment medical benefits and other benefits €m	Total €m
Opening balance January 1, 2014	64.6	5.8	70.4
Current service cost	2.6	0.3	2.9
Interest cost	2.5	0.2	2.7
Actuarial losses	52.0	—	52.0
Contributions to plan	(1.1)	0.1	(1.0)
Benefits paid	(3.3)	(0.1)	(3.4)

As at December 31, 2014	117.3	6.3	123.6

Movements in present value of defined benefit obligations:

	Defined benefit retirement plans	Post-employment medical benefits and other benefits	Total
Opening balance January 1, 2014	139.2	5.8	145.0
Current service cost	2.6	0.3	2.9
Interest cost	5.3	0.2	5.5
Actuarial losses	53.9	—	53.9
Contributions to plan	—	0.1	0.1
Benefits paid	(5.8)	(0.1)	(5.9)

As at December 31, 2014	195.2	6.3	201.5

Movements in fair value of plan assets of defined benefit retirement plans:

2014 €m
Opening balance January 1, 2014	74.6
Return on assets	2.8
Actuarial gains	1.9
Contributions by employer	0.6
Contributions by members	0.5
Benefits paid	(2.5)

At December 31, 2014	77.9

Expense recognized in the Consolidated Statement of Profit or Loss:

	Defined benefit retirement plans 2014 €m	Post-employment medical benefits and other benefits 2014 €m	Total €m
Current service cost	2.6	0.3	2.9
Interest on defined benefit pension plan obligation	2.5	0.2	2.7

As at December 31, 2014	5.1	0.5	5.6

Current service cost is disclosed in cost of sales and interest on net defined benefit obligation is disclosed in net financing costs.

Amount recognized in the Consolidated Statement of Comprehensive Income:

2014 €m
Actuarial losses on defined benefit obligation	(53.9)
Actuarial gains on plan assets	1.9

Total	(52.0)

2014 €m
Cumulative amount of actuarial losses recognized in Statement of Comprehensive Income	(55.0)

The fair value of plan assets, all at quoted prices are as follows:

2014 €m
Equities	6.9
Debt instruments	60.3
Property	9.1
Other	1.6

Total	77.9

Principal actuarial assumptions at the balance sheet dates were as follows:

	Defined benefit retirement plans			Post-employment medical benefits and other benefits
December 31, 2014	Germany	Austria	Italy	Germany	Austria
Discount rate	2.0%	2.5%	1.7%	1.4%	2.5%
Inflation rate	2.0%	–	1.8%	2.0%	–
Rate of increase in salaries	2.7%	3.0%	3.0%	2.7%	3.0%
Rate of increase for pensions in payment	1%/2%	1.7%	–	–	–
Long term medical cost of inflation	–	–	–	–	2.0%

These tables translate into an average life expectancy in years for a pensioner retiring at age 65:

December 31, 2014	Germany	Austria	Italy
Retiring at the end of the year:
-Male	19	20	17
-Female	23	24	21
Retiring 20 years after the end of the year:
-Male	22	23	17
-Female	26	26	21

24)	Provisions

Successor

	Management incentive plan €m	Restructuring €m	Provisions related to other taxes €m	Contingent consideration €m	Other €m		Total €m
Balance at April 1, 2014	–	–	–	–		–	–
Additional provision in the year	–	–	–	–		–	–
Utilization of provision	–	–	–	–		–	–

Balance at March 31, 2015	–	–				–	–
Acquired through business combinations	51.2	14.0	31.8	17.5	17.	4	131.9
Additional provision in the period	–	9.8	–	–	0.	4	10.2
Utilization of provision	(51.2)	(2.8)	–	(0.1)	(1.3)		(55.4)

Balance at December 31, 2015	–	21.0	31.8	17.4	16.	5	86.7

Management incentive plan

The acquisition of Iglo was a triggering event under the management incentive plan of the Iglo Group. The €51.2 million provision on acquisition was paid in June 2015.

Restructuring

The €21.0 million provision relates to committed plans for certain operational restructuring activities which are due to be completed within the next 18 months. The amounts have been provided based on information available on the likely expenditure required to complete the committed plans.

Provisions relating to other taxes

The €31.8 million provision relates to other taxes due to tax authorities after tax investigations within certain operating subsidiaries within the Iglo Group.

Contingent consideration

The contingent consideration provision of €17.4 million relates to deferred consideration payable for three separate transactions by the Findus Group entities. The largest of these is for the La Cocinera acquisition in Spain in April 2015 for which a provision of €8.1 million is held. The consideration payable is dependent on specific future events and performance conditions being met for which the €8.1 million represents the discounted present value of the most likely outcome. The payment is deferred until April 2020 but must be paid earlier if certain decisions are made by the Company.

€7.8 million relates to the payment for the Frudesa brand acquired in Spain in 2011 which is payable in June 2016. This payment will be for a maximum of €8.0 million depending on financial performance. Lastly, €1.5 million is provided for the payment for the Lutosa brand in Belgium acquired in 2014 which is payable in 2019.

Other

€6.7 million (2014: €6.5 million) relates to potential obligations under Italian law for three principal items: a legal case involving disputed overtime entitlement, obligations potentially payable to agents of the Company and a provision for the scrapping of freezer cabinets. €6.9 million corresponds to charges incurred by the Iglo Group relating to acquisitions from previous accounting periods and €2.9 million relates to professional fees in respect of the above mentioned tax investigations.

Predecessor

	Management incentive plan €m	Restructuring €m	Other €m	Total €m
Balance at January 1, 2014	11.6	5.3	9.7	26.6
Additional provision in the year	18.6	12.8	4.3	35.7
Utilization of provision	–	(5.6)	(1.5)	(7.1)

Balance at December 31, 2014	30.2	12.5	12.5	55.2

See Note 8b) for details on the management incentive plan.

Restructuring

The €12.5 million provision as at December 31, 2014 relates to committed plans for certain operational restructuring activities. The amounts have been provided based on information available on the likely expenditure required to complete the committed plans.

Other

A €6.5 million provision related to the Italian operations for potential obligations under Italian law for three principal items: a legal case involving disputed overtime entitlement, obligations potentially payable to agents of Iglo and a provision for the scrapping of freezer cabinets.

A €3.9 million provision has been provided for in 2014 in relation to tax matters from previous accounting years.

25)	Share capital and reserves

Successor

Share capital and capital reserve

	As at Dec 31, 2015	As at Mar 31, 2015
	€m	€m
Authorized:
Unlimited number of Ordinary Shares with nil nominal value issued at $10 per share	n/a	n/a
Unlimited number of Founder Preferred Shares with nil nominal value issued at $10 per share	n/a	n/a
Issued and fully paid:
178,444,900 (March 31, 2015: 48,525,000) Ordinary Shares with nil nominal value	1,765.1	350.9
1,500,000 (March 31, 2015: 1,500,000) Founder Preferred Shares with nil nominal value	10.6	10.6

Total share capital and capital reserve	1,775.7	361.5
Cost of admission	(13.3)	(8.0)

Total share capital and capital reserve	1,762.4	353.5

Ordinary Shares

No Ordinary Shares were issued upon incorporation of the Company. On April 11, 2014, together with one warrant, 48.5 million Ordinary Shares were issued in the initial public offering prior to the company’s admission to the London Stock Exchange and 25,000 Ordinary Shares were issued to the Company’s Non-Executive Directors, Lord Myners, Alun Cathcart and Guy Yamen.

The Company issued 121.5 million Ordinary Shares between April 1, 2015 and September 30, 2015. Of these, 13.7 million were issued as a partial non-cash consideration for the acquisition of the Iglo Group on June 1, 2015, 75.7 million were issued through a private placement on May 26, 2015 and a further 15.4 million were issued through a subsequent private placement on July 8, 2015. 16.7 million Ordinary Shares were issued from the early exercise of warrants.

On November 2, 2015 Nomad issued 8.4 million shares as a partial non-cash consideration for the acquisition of Findus Sverige AB and its subsidiaries. See Note 14 for further information.

On November 27, 2015, the Company issued a further 13,104 shares to key management employees acquired through a bonus issue scheme.

On January 12, 2016, the Company issued a share dividend of 3.6 million Ordinary Shares (the “Founder Preferred Share Dividend”) pursuant to the terms of the outstanding founder preferred shares of the Company (the “Founder Preferred Shares”). See the ‘Founder Preferred Shares’ section of this note below for additional information. Following this issuance, the Company had 182,065,410 Ordinary Shares outstanding.

Cost of admission

Cost of admission includes the share issuance expenses on initial public offering, which are disclosed as a deduction directly against the capital reserve, are as follows:

	9 months ended Dec 31, 2015 €m	Year ended March 31, 2015 €m
Advisory fees	—	0.3
Legal fees	—	0.6
Placement fees	5.3	7.1

Total	5.3	8.0

Founder Preferred Shares

Two (2) Founder Preferred Shares were issued upon incorporation to the Founder Entities. On April 15, 2014, in connection with our initial public offering, we issued an additional aggregate of 1,499,998 shares of Founder Preferred Shares equally to the Founder Entities for $10.00 per share. Of the total cash received for the Founder Preferred Shares, €0.3 million was allocated to the liability component arising at the date of issue and €10.6 million allocated to equity.

Accordingly, Nomad’s issued Founder Preferred Share capital consists of 1,500,000 Founder Preferred Shares. There are no Founder Preferred Shares held in Treasury. Founder Preferred Shares confer upon the holder the following:

1.	the right to one vote per Founder Preferred Share on all matters to be voted on by shareholders generally and vote together with the holders of ordinary shares;

2.	commencing on January 1, 2015 and for each financial year thereafter:

a.	once the average price per ordinary share for any ten consecutive trading days is at least $11.50 (which condition has been satisfied), the right to receive a Founder Preferred Shares Annual Dividend Amount (as more fully described below), payable in Ordinary Shares or cash, at the Company’s sole option; and

b.	the right to receive dividends and other distributions as may be declared from time to time by the Company’s board of directors with respect to the Ordinary Shares (such dividends to be distributed among the holders of Founder Preferred Shares, as if for such purpose the Founder Preferred Shares had been converted into Ordinary Shares immediately prior to such distribution) plus an amount equal to 20% of the dividend which would be distributable on such number of Ordinary Shares equal to the Preferred Share Dividend Equivalent (as defined below);

3.	in addition to amounts payable pursuant to clause 2 above, the right, together with the holders of Ordinary Shares, to receive such portion of all amounts available for distribution and from time to time distributed by way of dividend or otherwise at such time as determined by the Directors;

4.	the right to an equal share (with the holders of Ordinary Shares on a share for share basis) in the distribution of the surplus assets of Nomad on its liquidation as are attributable to the Founder Preferred Shares; and

5.	the ability to convert into Ordinary Shares on a 1-for-1 basis (mandatorily upon a Change of Control or the seventh full financial year after an acquisition).

The Founder Preferred Shares Annual Dividend Amount is structured to provide a dividend based on the future appreciation of the market value of the Ordinary Shares thus aligning the interests of the Founders with those of the investors on a long term basis. Commencing with 2015, the Founder Preferred Shares Annual Dividend Amount was equal to 20% of the increase in the market price of our Ordinary Shares (based upon the volume weighted average Ordinary Share price for the last 10 trading days of the year) compared to the initial public offering price of $10 multiplied by 140,220,619 Ordinary Shares (the (Preferred Share Dividend Equivalent”), which was the number of Ordinary Shares outstanding immediately following the Iglo Acquisition but excluding Ordinary Shares issued to the prior shareholders of Iglo pursuant to or in connection with the Iglo Acquisition.

For any subsequent financial year in which the Founder Preferred Shares Annual Dividend Amount becomes payable (i.e. if the Dividend Price during such subsequent year is greater than the highest Dividend Price in any preceding year in which a dividend was paid in respect of the Founder Preferred Shares), the Founder Preferred Shares Annual Dividend Amount will be 20% of the increase in the Dividend Price over the highest prior Dividend Price in any preceding year multiplied by Preferred Share Dividend Equivalent.

The amounts used for the purposes of calculating the Founder Preferred Shares Annual Dividend Amount and the relevant numbers of Ordinary Shares are subject to such adjustments for share splits, share dividends and certain other recapitalization events as the Directors in their absolute discretion determine to be fair and reasonable in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of admission to trading or otherwise as determined in accordance with Nomad’s Memorandum and Articles of Association.

Dividends on the Founders Preferred Shares are payable until the Founders Preferred Shares are converted into Ordinary Shares. The Founders Preferred Shares automatically convert on a one for one basis (i) on the last day of the seventh full financial year following our acquisition of Iglo Foods (or if such day is not a trading day, the next trading day) or (ii) in the event of a change of control (unless the independent directors of our board of directors determine otherwise). The holders of Founders Preferred Shares may also be converted to Ordinary shares on a one for one basis at the option of the holder. In the event of an automatic conversion, a dividend on the Founders Preferred Shares shall be payable with respect to the shorted dividend year on the trading day immediately prior to the conversion. In the event of an optional conversion by the holder, no dividend on the Founder Preferred Shares shall be payable with respect to the year in which the conversion occurred.

On January 12, 2016 the Company’s Board of Directors approved a share dividend to the Founder Entities of an aggregate of 3,620,510 Ordinary Shares pursuant to the terms of the outstanding Founder Preferred Shares of the Company. Because the average price per Ordinary Share was at least $11.50 for ten consecutive trading days in 2015, the holders of the Founder Preferred Shares were entitled to receive the Founder Preferred Share Annual Dividend Amount. See Note 27 for further information.

Warrants

On April 11, 2014 in conjunction with its initial public offering, Nomad issued an aggregate 50,000,000 Warrants to purchasers of both its Ordinary and Founder Preferred Shares. In addition, 75,000 Warrants in aggregate were issued to Non-Executive directors as part of their appointment as directors. Each Warrant entitled its holder to subscribe for one-third of an ordinary share upon exercise (subject to any prior adjustment in accordance with the terms and conditions set out in the Warrant Instrument). Warrant holders were required therefore (subject to any prior adjustment) to hold and validly exercise three Warrants and pay $11.50 per Ordinary Share in order to receive one Ordinary Share.

The Warrants were also subject to mandatory redemption at $0.01 per Warrant if at any time the volume-weighted average price per ordinary share equaled or exceeded $18.00 (subject to any prior adjustment in accordance with the terms and conditions set out in the Warrant Instrument) for a period of ten consecutive trading days.

On May 6, 2015 In connection with the Iglo acquisition, the Company obtained the consent of over 75% of the holders of outstanding Warrants to an amendment to the terms of the Warrants in order to provide that the subscription period for the Warrants, which previously would have expired on the third anniversary of the Company’s consummation of its first acquisition, would instead expire on the consummation of the Iglo Group acquisition (except in certain limited circumstances, in which case, such holder will be permitted to exercise his, her or its Warrants until the date that is 30 days following the date of Readmission). The Warrant Amendment was thereby effective on May 6, 2015.

As of December 31, 2015 all warrants have either been exercised or cancelled.

Predecessor Share capital and capital reserve

As at Dec 31, 2014 €m
Share capital	0.1
Capital reserve – share premium	0.8
Capital reserve – share based compensation reserve	2.8

Total	3.7

Class of share capital	Number of shares	Nominal value per share	Share capital value	Share premium in capital reserve
Ordinary GBP	1	£1.00	€1	—
Ordinary E interests	6,000,000	€0.01	€60,000	—
Ordinary H interests	16,755	€1.00	€16,755	—
Ordinary I interests	500,000	€0.05	€25,000	€64,050
Ordinary J interests	500,000	€0.05	€25,000	€731,923

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of Iglo.

The Predecessor capital reserve balance as at December 31, 2014 comprised €0.8 million share premium on Class ‘I’ and ‘J’ shares issued in May 2013. The remaining €2.8 million in Iglo Group related to the Predecessor share based payment charges, see Note 8 for detail.

26)	Share-based compensation reserve

Successor

The share-based compensation reserve consists of expenses associated with the issuance of Initial Options in exchange for services during the year or period and €0.1 million in relation to the Restricted Share Award granted on December 7, 2015 to the Company’s Non-Executive Directors. See Note 8.

Predecessor

The Predecessor share-based compensation reserve was previously disclosed within capital reserves and has been represented within these financial statements as an additional line item within the Equity/(Deficit) attributable to Parent. See Note 25 for Predecessor.

27)	Founder Preferred Shares Dividend Reserve

Nomad has issued Founder Preferred Shares to its Founder Entities. A summary of the key terms of the Founder Preferred Shares is set out in Note 25.

From April 1, 2014 through June 1, 2015 the Founder Preferred Shares Annual Dividend Amounts were valued and recognized as a liability under IFRS 2. The fair value of the liability at each balance sheet date was valued using a Monte Carlo simulation and any difference in fair value was recorded as an expense As the Founder Preferred Shares were issued to affiliates of certain of the Non-Executive directors of Nomad, the fair value of the Founder Preferred Shares Annual Dividend Amount given to the holders was recorded as an expense. There are no further service conditions attached and the expense was recognized immediately. Subsequent to its initial recognition when issued, the liability was adjusted for changes in fair value. Changes in value were recorded in the Consolidated Statement of Profit or Loss through June 1, 2015.

Key assumption inputs to the valuation of the Founder Preferred Shares Annual Dividend Amount are presented below:

	June 1, 2015	March 31, 2015
Number of dividend shares	140,220,619	135,747,619
Market value of Ordinary Shares at grant date	$20.76	$11.25
Vesting period	Immediate	Immediate
Valuation model	Monte Carlo	Monte Carlo
Expected time to Acquisition	—	0.17 years
Acquisition probability	—	99%
Volatility: pre-Acquisition	—	12.19%
Volatility: post-Acquisition	23.32%	20.40/24.30%
Risk-free interest rate	1.93%	1.71%

The total liability of €171.3 million at March 31, 2015 included €38.2 million classified as a current liability based on the fair value of the liability expected to be payable within one year of the balance sheet date at that time. The total charge in the year related to the liability was reduced by the allocation of €0.3 million from the total cash received on issue of the Founder Preferred Shares (see Note 24).

Upon completion of the acquisition of the Iglo Group on June 1, 2015, the Company intended that the Founder Preferred Shares Annual Dividend Amount would be equity settled. Accordingly, the Founder Preferred Shares Annual Dividend Amount as of June 1, 2015 of €531.5 million (the “Founder Preferred Shares Dividend reserve”) was classified as equity and no further revaluations will be required or recorded.

Assuming the Founder Preferred Shares Dividend reserve of €531.5 million (which represents the fair value of the Founder Preferred Share Annual Dividend Amount as of June 1, 2015) was settled in Ordinary Shares as of December 31, 2015 the company would have issued 49.0 million additional Ordinary Shares.

28)	Translation reserve

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations, as well as from the translation of liabilities that hedge Iglo’s net investment in a foreign subsidiary.

29)	Cash flow hedging reserve

The hedging reserve comprises the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred.

The table below shows the movement in the cash flow hedging reserve during the year or period, including the gains or losses arising on the revaluation of hedging instruments during the year or period and the amount reclassified from other comprehensive income to the Consolidated Statement of Profit or Loss in the year.

	Successor 9 months ended Dec 31, 2015	Successor Year ended March 31, 2015	Predecessor Year ended Dec 31, 2014
	€m	€m	€m
Gains arising during the year/period	1.5	—	15.9
Less: Reclassification adjustments for losses included in profit or loss	—	—	(2.7)

Total	1.5	—	13.2

30)	Loss per share

	Successor 9 months ended Dec 31, 2015	Successor Year ended Mar 31, 2015	Predecessor Year ended Dec 31, 2014	Predecessor Year ended Dec 31, 2013
Net loss attributable to shareholders (€m)	(337.3)	(167.5)	(109.1)	(41.2)
Weighted average Ordinary Shares and Founder Preferred Shares	145,590,810	50,025,000	n/p	n/p
Loss per share (€’s)	(2.32)	(3.35)	n/p	n/p

n/p not presented

Basic loss is calculated by dividing the loss attributable to shareholders of Nomad by the weighted average number of Ordinary Shares of 144,090,810 (March 31, 2015: 48,525,000) and Founder Preferred Shares of 1,500,000 (March 31, 2015: 1,500,000).

Diluted earnings per share equals basic earnings per share as the exercise of the Initial Options and Warrants would not be dilutive, given the losses arising. The Ordinary shares that could be issues to settle the Founder Preferred Shares Annual Dividend Amount are potentially dilutive.

31)	Warrant redemption liability

As a contingent obligation to redeem for cash, a separate liability of €0.5m (€0.01 per Warrant) was recognized at March 31, 2015. As at December 31, 2015 all warrants had either been exercised or cancelled.

32)	Cash flows from operating activities

	Note	Successor 9 months ended Dec 31 2015 €m	Successor Year ended Mar 31 2015 €m	Predecessor 5 months ended May 31 2015 €m	Predecessor Year ended Dec 31 2014 €m	Predecessor Year ended Dec 31 2013 €m
Cash flows from operating activities
Loss for the period		(337.3)	(167.5)	(128.0)	(109.1)	(41.2)
Adjustments for:
Exceptional items	7	58.1	0.7	84.3	52.9	83.8
Non-cash charge related to Founder Preferred Shares Annual Dividend Amount		349.0	165.8	—	—	—
Non-cash charge related to warrant redemption liability		(0.4)	0.4	—	—	—
Non-cash fair value purchase price adjustment of inventory		37.0	—	—	—	—
Non-cash cash flow hedge reserve acquisition accounting adjustment		4.9	—	—	—	—
Non-cash Chairman and Independent Non-Executive Director fees		—	0.2	—	—	—
Unrealised gain on portfolio investments		—	(0.1)	—	—	—
Depreciation charge	12	20.3	—	11.3	24.8	23.3
Amortization	13	1.5	—	1.2	5.6	4.5
Loss on disposal of property, plant and equipment		—	—	—	0.2	0.1
Finance costs	10	44.2	—	117.7	297.0	240.0
Finance income	10	(8.7)	—	(2.0)	(6.8)	(12.4)
Taxation	11	(12.3)	—	40.9	41.8	2.0

Operating cash flow before changes in working capital, provisions and exceptional items		156.3	(0.5)	125.4	306.4	300.1

(Increase)/decrease in inventories		(15.9)	—	28.3	1.9	20.0
Decrease/(increase) in trade and other receivables		64.3	—	(8.5)	10.7	(0.7)
(Decrease)/increase in trade and other payables		(44.0)	0.7	(41.0)	(13.0)	1.1
Decrease in employee benefit and other provisions		(1.5)	—	(2.0)	(4.3)	(1.8)
Cash generated from operations before tax and exceptional items		159.2	0.2	102.2	301.7	318.7

33)	Financial risk management

a)	Overall risk management policy

The Company’s activities expose it to a variety of financial risks, including currency risk, interest rate risk, credit risk and liquidity risk.

The Company’s overall risk management program focuses on minimizing potential adverse effects on the Company’s financial performance. The Company uses derivative financial instruments to hedge certain risk exposures.

Risk management is led by senior management and is mainly carried out by a central treasury department which identifies, evaluates and hedges financial risks in close cooperation with the Company’s operating units.

b)	Market risk (including currency risk and interest rate risk)

In managing market risks, the Company aims to minimize the impact of short term fluctuations on the Company’s earnings. Over the longer term, however, permanent changes in foreign exchange rates and interest rates will have an impact on consolidated earnings.

Currency risk	Foreign currency risk on assets and liabilities in currencies other than functional currency
Description	The Company is exposed to foreign exchange risk arising from the translation of assets and liabilities denominated in currencies other than the Euro. This affects particularly Nomad’s Pound Sterling loans and overdraft balances.
The Pound Sterling value of these liabilities is retranslated at closing exchange rates into Euro for inclusion in the financial statements. Fluctuations in the value of these liabilities are caused by variation in the closing GBP-EUR exchange rate.

Mitigation & Impact on Statement of Financial Position / Equity / Income Statement

100% of the Company’s Pound Sterling loans are designated as hedges against the Company’s investment in its subsidiaries in the UK. As at December 31, 2015, this represented 34% of the net assets of the UK businesses (2014: 51%).

The impact of the net investment hedge is taken directly to equity via the foreign currency translation reserve. The amount taken to this reserve which arose on the retranslation of the Sterling loans was a gain of €6.8 million (2014: €39.5 million). There was no ineffectiveness in the net investment hedge in either 2015, 2014 or 2013.

The fair value of the Pound Sterling denominated loans at December 31, 2015 is €318.9 million (2014: €497.0 million) (at closing financial year end rates).

Sensitivity analysis	During 2015, the Euro weakened by 6.1% against the Pound Sterling.
For each 1% that the Euro strengthens or weakens, assuming all other variables remain constant, the impact on the Pound Sterling loans would be a credit or debit to the Company’s equity of €5.6 million, and on the Sterling overdraft balances would be a credit or debit to the Company’s Income Statement of €1.6 million.
In addition, the impact on the related interest charge would be to decrease or increase the charge by €0.2 million and €0.3 million for each 1% change in the exchange rate in 2015 and 2014 respectively.

Currency risk	Foreign currency risk on purchases
Description	The Company is exposed to foreign exchange risk where a business unit makes purchases in a currency other than the Euro.
For the Company, the most significant of these exposures is the purchase of fish inventories in US dollars, the purchase of goods and services in Euros by the UK and the Nordics.

Mitigation & Impact on Statement of Financial Position / Equity / Income Statement

The Company’s policy is to reduce this risk by using foreign exchange forward contracts which are designated as cash flow hedges.

These contracts all have a maturity of less than one year.

The fair value of the US dollar forward contracts with reference to non-USD functional currencies as at December 31, 2015 is an asset of €2.6 million (2014: 11.1 million). All forecast transactions are still expected to occur.

As at December 31, 2015, 69% (2014: 77%) of forecast future dollar payments for the next twelve months were hedged through the use of forward contracts and existing cash. A proportion of the forward contracts have been designated as cash flow hedges.

The fair value of the Euro forward contracts with reference to non-Euro functional currencies as at December 31, 2015 is €0.2m (2014: liability of €1.7 million).

As at December 31, 2015, 58% (2014: 63%) of forecast future net euro payments for the next twelve months were hedged through the use of forward contracts and existing cash. A proportion of the forward contracts have been designated as cash flow hedges.

Sensitivity analysis	During 2015, the Euro weakened by 6.1% against Sterling, and weakened by 10.4% against the US dollar and weakened by 2% against the Swedish Krona.
On an annualized 2015 basis, for each 1% that the Euro strengthens or weakens against Sterling, assuming all other variables remain constant, the impact relating to these purchases would be to increase or decrease the Company’s loss before tax by approximately €0.5 million (2014: €0.7 million 2013: €1.0 million), excluding the impact of any forward contracts.
On an annualized 2015 basis, for each 1% that the Euro strengthens or weakens against the US dollar, assuming all other variables remain constant, the impact would be to increase or decrease the Company’s loss before tax by approximately €2.2 million (2014 €1.8 million; 2013: €1.8 million), excluding the impact of any forward contracts.
On an annualized 2015 basis, for each 1% that the Euro strengthens or weakens against Swedish Krona, assuming all other variables remain constant, the impact relating to these purchases would be to increase or decrease the Company’s loss before tax by approximately €0.5 million (2014: €0.2 million; 2013: €0.3 million), excluding the impact of any forward contracts.

Interest rate risk
Description	The Company has significant levels of floating rate borrowings and is therefore exposed to the impact of interest rate fluctuations.

Mitigation & Impact on Equity / Income Statement	The Company’s policy on interest rate risk is designed to limit the Company’s exposure to fluctuating interest rates. The Company designates interest rate caps which limit the maximum interest rate, as cash flow hedges.
Interest rate caps hedge 157% (2015: 125%; 2014: 95%) of the Company’s Sterling debt during 2016 and 66% (2015: 74%; 2014: 71%) of the Company’s Euro debt during 2016.

The interest expense in the Income Statement is shown including the effect of the interest rate caps. It is intended to hold these instruments until maturity so that although the fair value of the instruments will fluctuate over the course of their life due to changes in market rates, the instruments will have nil value on expiry.
During 2015 €nil (2014: €nil) was taken to equity relating to the change in fair value of these instruments and €nil (2014: €nil; 2013: €0.8 million) was recycled to the Income Statement.

Sensitivity analysis	In 2015, LIBOR rates were consistent with 2014 and 2013, EURIBOR rates decreased by 0.4 percentage points. Negative interest rates are treated as 0% for the purpose of the interest applied on the senior loans, however for the Bond the coupon is reduced if interest rates are negative.
If interest rates were greater than 1%, it is estimated that on an annualized 2015 basis, an increase or decrease of one percentage point in the interest rate charge on borrowings would correspondingly decrease or increase the Company’s loss before tax by approximately €14.5 million (2014: €16.3 million).

c)	Credit risk

Description	Credit risk arises on cash and cash equivalents and derivative financial instruments with banks and financial institutions, as well as on credit exposures to customers. See Note 18 for analysis of the trade receivables balance and Note 20 for analysis of the cash and cash equivalents balance.
Mitigation	The Company limits counterparty exposures by monitoring each counterparty carefully and where possible, setting credit limits by reference to published ratings. The Company limits its exposure to individual financial institutions by spreading forward foreign exchange contracts and surplus cash deposits between several institutions.
The credit quality of customers is assessed taking into account their financial position, past experience and other factors. Credit limits are set for customers and regularly monitored. The Company aims to ensure that the maximum exposure to one financial institution does not exceed €75.0 million and that the long term credit rating does not fall below Low Double A.

d)	Liquidity risk

Description	The Company is exposed to the risk that it is unable to meet its commitments as they fall due. The Company has financial conditions imposed by its lenders which it must achieve in order to maintain its current level of borrowings. A single net debt covenant is carried out quarterly and at the end of each financial year. There have been no breaches of the covenants throughout the year.

Mitigation	The Company ensures that it has sufficient cash and available funding through regular cash flow and covenant forecasting. In addition, the Company has access to a revolving credit facility of €80m, expiring in December 2019. This is available to finance working capital requirements and for general corporate purposes. Currently €9.5 million is utilized for letters of credit, overdrafts, customer bonds and bank guarantees.

Capital risk management

Nomad’s objectives when managing capital (currently consisting of share capital and share premium) are to safeguard Nomad’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. In order to maintain or adjust the capital structure, Nomad may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares.

Maturity analysis

The tables below show a maturity analysis of contractual undiscounted cash flows, showing items at the earliest date on which the Company could be required to pay the liability:

2015	2016 €m	2017 €m	2018 €m	2019 €m	2020 €m	Over 5 years €m	Total €m
Borrowings-principal	—	—	—	—	1,508.4	—	1,508.4
Borrowings-interest	63.8	65.2	66.4	67.8	33.8	—	297.0
Forward contracts	224.7	—	—	—	—	—	224.7
Trade payables	252.6	—	—	—	—	—	252.6
Other payables	169.7	0.4	0.4	0.4	0.4	—	171.3

Total	710.8	65.6	66.8	68.2	1,542.6	—	2,454.0

2014	2015 €m	2016 €m	2017 €m	2018 €m	2019 €m	Over 5 years €m	Total €m
Borrowings-principal	—	—	—	—	—	2,912.4	2,912.4
Borrowings-interest	77.0	77.2	77.0	77.0	77.0	1,151.3	1,536.5
Forward contracts	173.1	—	—	—	—	—	173.1
Trade payables	244.8	—	—	—	—	—	244.8
Other payables	69.1	—	—	—	—	—	69.1

Total	564.0	77.2	77.0	77.0	77.0	4,063.7	4,935.9

34)	Financial instruments

a)	Categories of financial instruments

The following table shows the carrying amount of each Statement of Financial Position class split into the relevant category of financial instrument as defined in IAS 39 “Financial Instruments: Recognition & Measurement”.

2015	Loans and receivables €m	Derivatives used for hedging (see (c)) €m	Financial liabilities at amortized cost €m	Total €m
Assets
Trade receivables	70.1	—	—	70.1
Derivative financial instruments	—	4.7	—	4.7
Cash and cash equivalents	618.7	—	—	618.7
Liabilities	—	—	—	—
Bank overdraft	—	—	(432.6)	(432.6)
Trade payables	—	—	(252.6)	(252.6)
Derivative financial instruments	—	(1.4)	—	(1.4)
Loans and borrowings	—	—	(1,508.4)	(1,508.4)

Total	688.8	3.3	(2,193.6)	(1,501.5)

Predecessor

2014	Loans and receivables €m	Derivatives used for hedging (see (c)) €m	Financial liabilities at amortized cost €m	Total €m
Assets
Trade receivables	34.9	—	—	34.9
Derivative financial instruments	—	11.2	—	11.2
Cash and cash equivalents	707.0	—	—	707.0
Liabilities	—	—	—	—
Bank overdraft	—	—	(487.8)	(487.8)
Trade payables	—	—	(244.8)	(244.8)
Derivative financial instruments	—	(1.8)	—	(1.8)
Loans and borrowings	—	—	(2,912.4)	(2,912.4)

Total	741.9	9.4	(3,645.0)	(2,893.7)

Trade receivables are the only financial assets that are offset on the Statement of Financial Position. See Note 18 for split between gross receivables and trade terms.

b)	Fair values

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, Nomad uses various methods including market, income and cost approaches. Based on these approaches, Nomad utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs may be readily observable, market corroborated, or generally unobservable inputs. Nomad utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques Nomad is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values.

Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1—Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2—Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3—Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data. Where market information is not available to support internal valuations, reviews of third party valuations are performed.

While Nomad believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The following is a description of the valuation methodologies and assumptions used for estimating the fair values of financial instruments held by the Company.

(i)	Derivative financial instruments

Derivative financial instruments are held at fair value. There is no difference between carrying value and fair value. The financial instruments are not traded in an active market and so the fair value of these instruments is determined from the implied forward rate. The valuation technique utilized by the Company maximizes the use of observable market data where it is available. All significant inputs required to fair value the instrument are observable. The Company has classified its derivative financial instruments as level 2 instruments as defined in IFRS 13 ‘Fair value measurement’.

Foreign exchange forward contracts in place which have been de-designated under hedge accounting, the fair value gains on those contracts amounted to €9.1 million (2014: nil).

(ii)	Trade and other payables/receivables

The notional amount of trade and other payables/receivables are deemed to be carried at fair value, short term and settled in cash.

(iii)	Cash and cash equivalents/overdrafts

The carrying value of cash is deemed to equal fair value.

(iv)	Interest bearing loans and liabilities

The fair value of senior loans and senior secured notes is determined by reference to price quotations in the active market in which they are traded. They are classified as level 2 instruments.

Successor

	Fair value		Carrying value
	Dec 31 2015 €m	Mar 31 2015 €m	Dec 31 2015 €m	Mar 31 2015 €m
Senior loans	1,004.4	—	1,008.4	—
2020 floating rate senior secured notes	501.9	—	500.0	—

	1,506.3	—	1,508.4	—

Predecessor

	Fair value	Carrying value
	Dec 31, 2014 €m	Dec 31, 2014 €m
Senior loans	1,104.1	1,133.6
2020 floating rate senior secured notes	484.5	500.0
Loan Notes	1,211.4	1,278.8

Total interest bearing loans	2,800.0	2,912.4

(v)	Founder Preferred Shares Annual Dividend Amount

Prior to the Iglo acquisition, the Company utilized a Monte Carlo simulation to derive the estimated fair value of the Founder Preferred Shares Annual Dividend Amount. Key inputs into the model include probability of an acquisition, market value of Ordinary Shares, expected volatility, and a risk-free interest rate.

Upon completion of the acquisition of the Iglo Group, the Company intended that the Founder Preferred Shares Annual Dividend Amount would be equity settled. Accordingly, the Founder Preferred Shares Annual Dividend Amount as of June 1, 2015 of €531.5 million (the “Founder Preferred Shares Dividend reserve”) was classified as equity and no further revaluations will be required or recorded.

The following table presents the Company’s fair value measurement of the Founder Preferred Shares Annual Dividend Amount using significant unobservable inputs (Level 3):

Founder Preferred Shares Annual Dividend Amount €m
Opening balance at April 1, 2014	—
Change recognized in the Consolidated Statement of Profit or Loss	165.8
Foreign exchange impact	5.5

Closing balance at March 31, 2015	171.3

Change recognized in the Consolidated Statement of Profit or Loss	349.0
Foreign exchange impact	11.2
Classified within equity (see Note 27)	(531.5)

Closing balance at December 31, 2015	—

c)	Derivatives

The notional principal amounts of the outstanding forward foreign exchange contracts at December 31, 2015 were €224.7 million (December 31, 2014: €173.1 million). The following table presents the fair value of derivatives as at December 31, 2015. 70.1% of the notional principal amount relates to USD forward foreign exchange contracts and 20.4% of the notional principal amounts relates to EUR forward foreign exchange contracts for the UK and Nordic subsidiaries.

Successor

	As at December 31, 2015 €m	As at March 31, 2015 €m
Interest rate caps
Forward foreign exchange contracts	4.7	—

Total assets	4.7	—

Forward foreign exchange contracts	(1.4)	—

Total liabilities	(1.4)	—

Total	3.3	—

Predecessor

As at March 31, 2015 €m
Interest rate caps	0.1
Forward foreign exchange contracts	11.1

Total assets	11.2

Forward foreign exchange contracts	(1.8)

Total liabilities	(1.8)

Total	9.4

Offsetting of derivatives

Derivative contracts are held under International Swaps and Derivatives Association (ISDA) agreements with financial institutions. An ISDA is an enforceable master netting agreement that permits the Company to settle net in the event of default.

The following table sets out the carrying amounts of recognized financial instruments that are subject to the above agreements.

Successor

As at Dec 31 2015	Gross amount of financial instruments as presented upon balance sheet €m	Related financial instruments that are offset €m	Net amount €m
Derivatives - assets	4.7	(1.4)	3.3
Derivatives - liabilities	(1.4)	1.4	—

The Company did not have any derivatives at March 31, 2015.

Predecessor

As at Dec 31 2014	Gross amount of financial instruments as presented upon balance sheet €m	Related financial instruments that are offset €m	Net amount €m
Derivatives - assets	10.2	(0.8)	9.4
Derivatives - liabilities	(0.8)	0.8	—

35)	Operating leases

The Company leases certain buildings, plant and equipment under operating leases. The agreements do not share common characteristics across the Company.

Non-cancellable operating lease rentals relate to total future aggregate minimum lease payments and are payable as follows:

	As at Dec 31, 2015 €m	As at Mar 31, 2015 €m	As at Dec 31, 2014 €m
Less than one year	12.8	—	5.0
Between one and three years	19.6	—	8.0
Between three and five years	11.7	—	3.9
More than five years	94.0	—	6.6

Total	138.1	—	23.5

Non-cancellable operating leases relate to equipment, motor vehicles and land and buildings.

Findus Sverige AB has a 25 year lease agreement with a third party for a factory and cold-store. For the first 10 years of this agreement, 74.3% of the annual lease charge is recovered by a third party sub-let. Included within Cost of Sales is operating lease income of €0.7 million in relation to this.

36)	Capital commitments

The Company has capital commitments amounting to €4.9million at December 31, 2015 (March 31, 2015: €nil; December 31, 2014: Iglo Group €5.1 million).

37)	Contingent liabilities

The Iglo Group is currently in discussions with the tax authorities in one of its markets regarding the treatment of the acquisition of the Iglo Group in 2006 by the previous owners. The Company has an indemnity in respect of this tax issue. A related tax indemnification asset of €nil has been recognized as at December 31, 2015 (March 31, 2015: €nil).

38)	Related parties

Successor

Promissory Notes

In conjunction with the formation of the Company, in consideration for each of the Founder Entities advancing us $100,000, we issued an unsecured promissory note for a principal amount of $100,000 to each of the Founder Entities. The loans did not bear interest and were re-paid in full on May 14, 2014.

Founder Preferred Shares

Each of the Founder Entities holds 750,000 shares of Founder Preferred Shares issued at $10.00 per share. The Founder Preferred Shares were intended to incentivize the Founders to achieve Nomad’s objectives. In addition to providing long term capital, the Founder Preferred Shares are structured to provide a dividend based on the future appreciation of the market value of the ordinary shares thus aligning the interests of the Founders with those of the holders of ordinary shares on a long term basis. The Founder Preferred Shares are also intended to encourage the Founders to grow Nomad following the Iglo Acquisition and to maximize value for holders of ordinary shares. On January 12, 2016, we approved a 2015 Founder Preferred Share Dividend with respect to 2015 in an aggregate of 3,620,510 ordinary shares payable to the Founder Entities.

Advisory Services Agreements

On June 15, 2015, the Company entered into an Advisory Services Agreement with Mariposa Capital, LLC, an affiliate of Mr. Franklin, and TOMS Capital LLC, an affiliate of Mr. Gottesman. Pursuant to the terms of the Advisory Services Agreement, Mariposa Capital, LLC and TOMS Capital LLC provide high-level strategic advice and guidance to the Company. Under the terms of the Advisory Services Agreement, Mariposa Capital, LLC and TOMS Capital LLC are entitled to receive an aggregate annual fee equal to $2.0 million, payable in quarterly installments. This agreement will expire on June 1, 2016 and will be automatically renewed for successive one-year terms unless any party notifies the other parties in writing of its intention not to renew the agreement no later than 90 days prior to the expiration of the term. The agreement may only be terminated by the Company upon a vote of a majority of its directors. In the event that the agreement is terminated by the Company, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be.

Expenses of $495,724 and $554,954 for certain travel costs of Mariposa Capital, LLC and TOMS Capital LLC respectively in the nine months to December 31, 2015 were reimbursed.

Private Placement and Warrant Exercises

In May 2015, each of our Founder Entities (or affiliates thereof) and CEO Stéfan Descheemaeker, our Chief Executive Officer, purchased ordinary shares in the May 2015 Offering. Mariposa Acquisition II, LLC purchased 1,880,953 of our ordinary shares, TOMS Capital Investments LLC purchased 1,880,953 of our ordinary shares and Stéfan Descheemaeker purchased 2,380,953 of our ordinary shares, in each case at a purchase price of $10.50 per share (the same price paid by unaffiliated investors). In connection with the May 2015 Offering, we issued 500,000 ordinary shares to each of the Founder Entities upon exercise of the Warrants issued to them in the 2014 Offering at an exercise price of $10.00 per ordinary share issued.

Directors’ and Key Management

All significant management decision making authority is vested within the Board of Directors and the executive team, therefore key management are considered to be the Directors and executive Officers. Their remuneration has been disclosed in Note 9.

As part of the sale of the Iglo Group to Nomad Foods Limited, executive officers Paul Kenyon and Tania Howarth acquired shares in Nomad Foods Limited from Birds Eye Iglo Group LP Inc. Paul Kenyon acquired 37,060 shares and Tania Howarth acquired 38,956 shares at a price of $10.50 (€9.71) per share which was deemed to be at fair value. A proportion of these shares are restricted and may not be sold until conditions relating to the sale have been met.

Nation of 6 Limited, a company which is beneficially owned by Mr. Leoni Sceti (a prior non-executive director and predecessor executive officer) and his family, holds an indirect interest of 205,812 ordinary shares in Nomad Foods Limited. Alun Cathcart (a prior non-executive director) holds 47,500 ordinary shares in Nomad Foods Limited which includes 37,500 ordinary shares granted pursuant to a five-year option that expires on June 2, 2020 at a purchase price of $11.50 per share. Lord Myners of Truro CBE, a non-executive director, holds 63,333 ordinary shares in Nomad Foods Limited which includes 50,000 ordinary shares granted pursuant to a five-year option that expires on June 2, 2020 at a purchase price of $11.50 per share.

Certain of the Non-Executive Directors are eligible to an annual restricted stock grant issued under the LTIP equal to 8,695 ordinary shares valued at the date of grant, which vest on the earlier of the date of the following year’s annual meeting of shareholders or 13 months from the issuance date. An expense of $60,606 has been recognized in the Consolidated Statement of Profit or loss in the nine months to December 31, 2015. See Note 39 “Significant events after the Statement of Financial Position date”.

Predecessor

Birds Eye Iglo Limited Partnership Inc.

The Iglo Group was previously controlled by the Permira Partnership, who owned 100% of Iglo’s share capital.

In 2006, Iglo Foods Holdco Limited, a subsidiary of Iglo, issued 17% fixed rate subordinated unsecured Class A, B and C Loan Notes of €1 each to the Permira Partnership in connection with the original acquisition by the Permira Partnership. From January 1, 2013 the interest rate on these shareholder loan notes were reduced to 11%.

In 2010, as part of the funding for the acquisition of CSI, Iglo Foods Holdco Limited issued 15% fixed rate subordinated unsecured €167.4m of Class G Loan Notes of €1 each to the Permira Partnership. From January 1, 2013 the interest rate on these shareholder loan notes were reduced to 11%.

During 2013, Iglo Foods Holdco Limited, a subsidiary of Iglo, issued 11% fixed rate subordinated unsecured Class K Loan Notes of €1 each to the Permira Partnership.

The amounts outstanding at December 31, 2014 on these loan notes including capitalized interest are disclosed in Note 21.

Permira Funds

The Predecessor Iglo Group was backed by a private equity fund managed by Permira Advisers LLC. A Shareholder Agreement was entered into on November 3, 2006 whereby Iglo Foods Holdings Limited or one of its subsidiaries was obliged to pay an annual monitoring fee of €1 million. For the years ended December 31, 2014, 2013 and 2012, the entity designated to receive the annual monitoring fee was Permira Advisers LLP.

Directors’ and Key Management

All significant management decision making authority was vested solely with individuals whom were also Directors of Iglo. Therefore key management was deemed to be only the Directors of Iglo. Their remuneration has been disclosed in Note 9.

Cheryl Potter of Permira Advisers LLP held indirect economic interests in the loan notes and the equity of the Company through the Permira Partnership.

All Directors of Iglo, with the exception of Cheryl Potter and Tara Alhadeff, held equity interests in the Permira Partnership during 2014 and as at December 31, 2014 either directly or through a trust structure.

During the year to December 31, 2014 and as at December 31, 2014 Erhard Schoewel and Daniel Pagnoni held interests in the loan notes held by the Permira Partnership.

Loan notes to related parties

The following transactions occurred through the Permira Partnership, between the Iglo Group and related parties, in relation to loan notes. All loan notes were acquired by the Company on 1 June 2015.

	Management €m	Permira Funds €m
Balance at December 31, 2012	5.2	1,022.8
Replacement of directors	(0.9)	—
New loan notes issued	0.5	—
Interest accrued	0.5	115.6

Balance at December 31, 2013	5.3	1,138.4
Interest accrued	0.5	128.7

Balance at December 31, 2014	5.8	1,267.1

39)	Significant events after the Statement of Financial Position date

Amendment to Memorandum and Articles of Association

On January 12, 2016 the Board of Directors of Nomad Foods Limited approved the amendment and restatement of its memorandum and articles of association (“Amended and Restated M&A”) to incorporate certain changes that are technical in nature relating to the Company moving its principal listing of its ordinary shares from the London Stock Exchange to the New York Stock Exchange.

Founder Preferred Share Dividend

On January 12, 2016 the Company’s Board of Directors approved a share dividend (the “Founder Preferred Share Dividend”) of an aggregate of 3,620,510 Ordinary Shares pursuant to the terms of the outstanding founder preferred shares of the Company (the “Founder Preferred Shares”). As previously disclosed in Note 25, because the average price per Ordinary Share was at least $11.50 for ten consecutive trading days in 2015, the holders of the Founder Preferred Shares are entitled to receive the Founder Preferred Share Annual Dividend Amount (as defined in our Amended and Restated M&A), payable in ordinary shares or cash, at the Company’s sole option which the Company has elected to settle in Ordinary Shares. The dividend price (“Dividend Price”) used to calculate the Founder Preferred Share Annual Dividend Amount was $11.4824 (calculated based upon the volume weighted average price for the last ten trading days of 2015) and the Ordinary Shares underlying the Founder Preferred Share Dividend were issued on January 12, 2016.

In subsequent years, the Annual Dividend Amount will be calculated based on the appreciated share price compared to the Dividend Price(s) previously used in calculating the Founder Preferred Share Dividend. Following the issuance of the Ordinary Shares underlying the Founder Preferred Share Dividend, the Company had 182,065,410 Ordinary Shares outstanding.

United Kingdom Tax Residence

Effective on and from January 12, 2016 the Company’s central management and control will be conducted in the United Kingdom and is also the date the Company became resident in the United Kingdom for United Kingdom tax purposes.

Nomad Foods 2015 Long Term Incentive Plan (“LTIP”)

The Company’s new LTIP is discretionary and enables the Company’s Compensation Committee to make grants (“Awards”) in the form of rights over ordinary shares, to any Director or employee of the Company, although the current intention of the Committee is that Awards be granted only to Directors and senior management. The first Award under this Scheme was granted on January 1, 2016 as set.

Certain of the Non-Executive Directors are eligible to an annual restricted stock grant issued under the LTIP equal to 8,695 ordinary shares valued at the date of grant, which vest on the earlier of the date of the following year’s annual meeting of shareholders or 13 months from the issuance date. On December 7, 2015 the Company’s Compensation Committee granted an award to each Non-Executive Director, with the expense of $60,606 recognized in the Consolidated Statement of Profit or Loss and a corresponding credit to equity over the vesting period to the annual meeting date of shareholders to be held in June 2016.

The fair value of the grant of the options initially issued on April 11, 2014 to the Company’s Non-Executive Directors, Lord Myners, Alun Cathcart and Guy Yamen, (as more fully described in Note 25) (the “Initial Options”) is recognized as an expense. The total amount to be expensed is determined by reference to the fair value of the awards granted:

-	Including any market performance condition;
-	Excluding the impact of any service and non-market performance vesting conditions; and
-	Including the impact of any non-vesting conditions.

The vesting of Awards will be subject to conditions determined by the Committee. The current policy of the Committee is for vesting to be both time-based and related to the financial performance of the Company. Generally, the vesting period (i.e. the period over which performance is to be measured) will be between three and five years and the ordinary shares subject to the Award will vest subject to the participant remaining an employee of the Company at the vesting date and any performance targets relating to the Award having been fulfilled.

Appointment and Resignation of Directors

Effective February 16, 2016 Victoria Parry and Jeremy Isaacs were appointed to the Board of Directors of the Company and Alun Cathcart and Elio Leoni Sceti resigned as Directors of the Company. Mr. Isaacs will serve as Chair of the Compensation Committee and as a member of the Audit Committee.

Potential closure of Bjuv Factory in Sweden

On March 31, 2016, Nomad Foods Limited announced the decision to request negotiations with the relevant trade unions about a potential closure of the Company’s Bjuv factory and pea processing operations by the end of 2016. The factory produces a range of vegetable and meal products for the retail and food service markets in Sweden, Denmark and Finland and production will move to the Company’s Reken and Bremerhaven factories in Germany. The consolidation of operations is expected to create a more efficient supply chain.

Item 19.	Exhibits

The following exhibits are filed as part of this annual report:

EXHIBIT INDEX

		Incorporation by Reference
Exhibit No.	Exhibit Description	Form	Exhibit No.	Period Covered or Date of Filing	Included in this Annual Report

1.1	Amended and Restated Memorandum and Articles of Association	6-K (001-37669)	99.1	1/14/16

2.1	Registration Rights Agreement dated as of June 1, 2015 among Nomad Holdings Limited, Birds Eye Iglo Limited Partnership Inc, Mariposa Acquisition II, LLC, TOMS Acquisition I LLC, TOMS Capital Investments LLC and funds managed by Pershing Square.	F-1 (333-208181)	4.1	11/24/15

2.2	Indenture dated as of July 17, 2014 among Deutsche Trustee Company Limited, Deutsche Bank AG, London Branch, Deutsch Bank Luxembourg S.A., and Credit Suisse AG, London Branch and certain Iglo entities named therein.	F-1 (333-208181)	4.2	11/24/15

4.1	Share Purchase Agreement, dated as of April 20, 2015, between Nomad Holdings Limited and Birds Eye Iglo Limited Partnership Inc.	F-1 (333-208181)	2.1	11/24/15

4.2	Share Sale and Purchase Agreement, dated as of October 29, 2015, among Liongem Sweden 1 AB, Iglo Foods Group Limited and Nomad Foods Limited	F-1 (333-208181)	2.2	11/24/15

4.3	Amendment and Restatement Agreement, dated October 23, 2015, Relating to a Senior Facilities Agreement dated as of July 3, 2014, as amended and restated pursuant to an Amendment and Restatement Agreement dated May 6, 2015, among Iglo Foods Midco Limited, Credit Suisse AG, London Branch, Barclays Bank PLC and UBS Limited.	F-1 (333-208181)	10.1	11/24/15

4.4	Nomad Foods Limited Long-Term 2015 Incentive Plan	F-1 (333-208181)	10.2	11/24/15

4.5	Services Agreement between the Company and Stéfan Descheemaeker	F-1 (333-208181)	10.3	11/24/15

4.6	Contract of Employment, dated as of September 4, 2015, between the Company and Paul Kenyon	F-1 (333-208181)	10.4	11/24/15

4.7	Advisory Services Agreement, dated as of June 15, 2015, among Nomad Foods Limited, Mariposa Capital, LLC and TOMS Capital LLC	F-1 (333-208181)	10.5	11/24/15

4.8	Placing Agreement, dated as of April 10, 2014, among Nomad Holdings Limited, the Directors thereof, Toms Acquisition I LLC, Mariposa Acquisition II, LLC, Barclays Bank PLC and Citigroup Global Markets Limited.	F-1 (333-208181)	10.6	11/24/15

4.9	Contract of Employment, dated as of January 5, 2007, between Tania Howarth and the Company, and related Letter Agreement				X

8.1	List of Significant Subsidiaries				X

12.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer				X

12.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer				X

13.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.				X

13.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.				X

SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on Form 20-F on its behalf.

Date:    April 1, 2016

NOMAD FOODS LIMITED

By: /s/ Paul Kenyon

Name: Paul Kenyon
Title: Chief Financial Officer

Exhibit 12.1

CERTIFICATION

I, Stéfan Descheemaeker, certify that:

1.	I have reviewed this annual report on Form 20-F of Nomad Foods Limited;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the company and we have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting; and

5.	The company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the company’s auditors and the audit committee of the company’s board of directors (or persons performing the equivalent function):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

Date:  April 1, 2016

/s/ Stéfan Descheemaeker
Stéfan Descheemaeker
Chief Executive Officer

Exhibit 12.2

CERTIFICATION

I, Paul Kenyon, certify that:

1.	I have reviewed this annual report on Form 20-F of Nomad Foods Limited;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the company and we have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the company’s internal control over financial reporting that occurred during the period covered by the annual report that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting; and

5.	The company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the company’s auditors and the audit committee of the company’s board of directors (or persons performing the equivalent function):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

Date:  April 1, 2016

/s/ Paul Kenyon
Paul Kenyon
Chief Financial Officer

Exhibit 13.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with this annual report on Form 20-F of Nomad Foods Limited (the “Company”) for the nine months ended December 31, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Stéfan Descheemaeker, Chief Executive Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(i)	The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

(ii)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:  April 1, 2016

/s/ Stéfan Descheemaeker
Stéfan Descheemaeker
Chief Executive Officer
(Principal Executive Officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of this Report.

Exhibit 13.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with this annual report on Form 20-F of Nomad Foods Limited (the “Company”) for the nine months ended December 31, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Paul Kenyon, Chief Financial Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(i)	The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

(ii)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:  April 1, 2016

/s/ Paul Kenyon
Paul Kenyon
Chief Financial Officer
(Principal Financial Officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of this Report.